      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000

                                                        REGISTRATION NO. 333- --
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                  VELOCOM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          4813                         84-1461991
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                        6400 South Fiddlers Green Circle
                                   Suite 710
                           Englewood, Colorado 80111
                                 (303) 874-1120
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              Billi R. McCullough
                                General Counsel
                                  VeloCom Inc.
                        6400 South Fiddlers Green Circle
                                   Suite 710
                           Englewood, Colorado 80111
                                 (303) 874-1371
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

          LESLIE N. SILVERMAN, Esq.                       ANTONIA E. STOLPER, Esq.
      Cleary, Gottlieb, Steen & Hamilton                    Shearman & Sterling
              One Liberty Plaza                             599 Lexington Avenue
           New York, New York 10006                       New York, New York 10022
                (212) 225-2000                                 (212) 848-4000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED              PROPOSED
     TITLE OF EACH CLASS OF         AMOUNT TO BE       MAXIMUM OFFERING     MAXIMUM AGGREGATE        AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED(1)      PRICE PER SHARE      OFFERING PRICE(2)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par
  value.........................       Shares                 $                $300,000,000           $79,200
------------------------------------------------------------------------------------------------------------------
Total...........................       Shares                 $                $300,000,000           $79,200
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Includes shares issuable upon exercise of over-allotment option granted to the underwriters.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued May 12, 2000
                                              Shares

                                     [LOGO]

                                  VeloCom Inc.

                                  COMMON STOCK

                            ------------------------
VELOCOM INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE
THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $       AND $       PER
SHARE.

                            ------------------------
WE HAVE APPLIED TO LIST OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "VELO."

                            ------------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------
                             PRICE $       A SHARE

                            ------------------------

                                                                UNDERWRITING
                                         PRICE TO               DISCOUNTS AND             PROCEEDS TO
                                          PUBLIC                 COMMISSIONS                VELOCOM
                                         --------               -------------             -----------
Per Share.......................             $                        $                        $
Total...........................             $                        $                        $

We have granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock
to purchasers on             , 2000.

                            ------------------------
Morgan Stanley Dean Witter
                                  Credit Suisse First Boston
                                                     Merrill Lynch & Co.
            , 2000

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Forward-Looking Statements..................................   iii
Market Data and Forecasts...................................   iii
Prospectus Summary..........................................     2
Risk Factors................................................     7
Use of Proceeds.............................................    19
Dividend Policy.............................................    19
Capitalization..............................................    20
Dilution....................................................    21
Unaudited Pro Forma Financial Information...................    22
Selected Consolidated Financial Data........................    23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    25
Business....................................................    32
Management..................................................    56
Principal Stockholders......................................    63
Certain Relationships and Related Transactions..............    66
Description of Capital Stock................................    69
Certain U.S. Tax Consequences to Non-U.S. Holders...........    73
Underwriters................................................    75
Legal Matters...............................................    76
Experts.....................................................    77
Where You Can Find More Information.........................    77
Index to Financial Statements...............................   F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, unless otherwise indicated, the "company," "VeloCom," "we," "us" and "our" refer to VeloCom Inc. and the subsidiaries through which we operate.

We have not taken any action to permit a public offering of our shares of common stock outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Until                , 2000 (25 days after commencement of this offering), all
dealers that buy, sell or trade in common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            ------------------------

Our principal executive offices are located at 6400 S. Fiddlers Green Circle, Suite 710, Englewood, CO 80111 and our telephone number is (303) 874-1120. Our World Wide Web site address is www.velocom.com. The information on our web site is not incorporated by reference into this prospectus.

Our logo and certain titles and logos of our services are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. The term VeloCom(R) is our service mark or trademark, which is registered or otherwise protected under the laws of various jurisdictions.

                           FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include but are not limited to:

      -- our expectations and estimates as to completion dates, network deployment costs and subsequent maintenance and growth of the integrated communications networks we are building;

      -- our ability to implement successfully our operating and marketing strategy as we build-out our integrated communications networks; and

      --  future financial performance, including growth in sales and income.

The following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements we make:

      --  the rate of expansion of our networks and/or customer base;

      --  inaccuracies in our forecasts of customer or market demand;

      --  highly competitive market conditions;

      -- changes in or developments under laws, regulations and licensing requirements;

      --  changes in communications technology;

      --  growth in demand for network and Internet access services;

      --  currency fluctuations; and

      -- changes in economic conditions in the Latin American countries where we operate.

These factors should not be construed as exhaustive. We will not update or revise any forward-looking statements.

                            ------------------------

The information in this prospectus has been adjusted to reflect the conversion of 78,308,332 outstanding shares of our preferred stock into 78,308,332 shares of our common stock, assuming all equity commitments are funded. This conversion will occur upon the closing of this offering. Except where indicated, the information in this prospectus does not take into account the exercise of any of our outstanding options or warrants or the possible issuance of additional shares of our common stock relating to the underwriters' over-allotment option.

Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars.

                           MARKET DATA AND FORECASTS

This prospectus includes statistical data and forecasts concerning the communications industry that we obtained from industry publications. These publications generally indicate that they have obtained information from sources that they believe are reliable, but that they do not guarantee the accuracy and completeness of the information. In particular, we do not know what rates of general economic growth in the countries in which we operate were assumed in preparing forecasts. Forecasts of developing industries, such as ours, are not based upon sophisticated analysis of a substantial amount of historical data as is the case for more mature industries. Often, interviews with corporate leaders in developing industries, such as ours, form the basis for much statistical data and forecasts. Thus, statistical data and forecasts for developing industries, such as ours, are much less likely to be accurate. We also have not sought the consent of any of these sources to refer to their data in this prospectus.

OUR OPERATING SUBSIDIARIES

Our local operating subsidiaries are detailed below:

                                                         SHAREHOLDER         TOTAL
                                                           INTEREST      INVESTMENT(1)
                                                           ---------     -------------
Vesper(2)          --  Brazil         Full-service,     VeloCom--49.4%(5) $793.9 million
                   --  17 states      competitive       BCI--34.4%
                   --  165 cities     integrated        Qualcomm--16.2%
                   --  approximately  communications
                       125 MM total   provider
                       POPs(3)
                   --  approximately
                       68 MM covered
                       POPs(4)

BV Interativa      --  Brazil         Internet access,  VeloCom--45%      $9.1 million
                   --  18 points of   e-commerce, web   BCI--45%
                       presence in    portal, web       Qualcomm--10%
                       Brazil         hosting and
                                      value added web
                                      services

VeloCom Argentina  --  Argentina      Competitive       VeloCom--100%    $37.0 million
                   --  5 cities       broadband
                   --  approximately  wireless data
                       20MM POPs      service provider
                                      and Internet
                                      Service Provider

Odecar S.A.        --  Uruguay        Competitive       VeloCom--85%      $0.7 million
                   --  Montevideo     broadband         El Pais--15%
                   --  approximately  wireless data
                       1.3MM POPs     service provider
                                      and Internet
                                      Service Provider

------------

(1) This is total debt and equity investment by us and our partners as of April 30, 2000.

(2) Our fixed switched telephony licenses in Brazil are held by two companies, each of which is a 99.9% owned subsidiary of a separate holding company (Vesper Sao Paulo Holdings S.A. (Vesper Sao Paulo) and Vesper Holdings S.A. (Vesper Northeast)), which is 49.4% owned by us. Because Vesper Sao Paulo and Vesper Northeast have identical ownership structures and common senior management, throughout this prospectus, we have, except as otherwise indicated, referred to them together as a single entity, Vesper.

(3) Reflects the population of the entire Sao Paulo region and the 16-state northeast region of Brazil.

(4) Reflects the population of those cities within the Sao Paulo region and the 16-state northeast region of Brazil that we have currently elected to cover under our licenses in Brazil.

(5) 50.0% voting interest.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us, our common stock being sold in this offering and certain of our subsidiaries' financial statements and notes thereto appearing elsewhere in this prospectus.

                                    VELOCOM

We are a rapidly growing facilities-based provider of integrated communications services to businesses and residential customers. We operate in major Latin American markets that are characterized by high growth potential, lack of telecommunications infrastructure and a favorable regulatory environment. Our services include voice telephony, high-speed and dial-up Internet access and data transmission. As of April 30, 2000, $840.7 million total debt and equity had been invested by us and our partners in our networks to meet the significant demand for high quality network connectivity in our markets. We believe we are uniquely positioned to offer customers on our networks the convenience and cost advantages associated with receiving voice, Internet and data services from a single provider. Our goal is to deliver bundled services using the best technological solutions available over integrated broadband networks that we own and operate.

We focus on Latin America, currently concentrating on the Mercosur markets of Brazil, Argentina and Uruguay. Our objective is to capitalize on the significant, unmet demand and lack of infrastructure investment in these markets for telephony, Internet and data services. In Brazil, fixed teledensity, the number of fixed telephone lines per 100 people, is approximately 15.4%, compared to 65% in the United States. Lack of infrastructure investment is shown, for example, by the fact that only an estimated 0.4% of commercial buildings in the major cities of Brazil are connected to a fiber optic network, compared with 7.0% in the United States. According to industry sources, Argentina represents the fastest growing market for overall data traffic over the next five years, with a projected compound annual growth rate of 94% while Brazil's projected compound annual growth rate over the same period for overall data traffic is 63%. The growth in the Latin American Internet market is among the highest in the world. Between 1998 and 2003, the number of Latin American Internet users is projected to increase from 4.8 million to 36.7 million, a compound annual growth rate of 51%.

In Brazil, we offer our telephony and data transport services through Vesper, in which we hold a 49.4% economic interest and a 50% voting interest, and our Internet services through BV Interativa, a joint venture we formed in March 2000 and in which we hold a 45% interest. In Argentina, we offer our Internet services, and expect by the end of 2000 to offer data transport services, through our wholly owned subsidiary, VeloCom Argentina. We also plan to use our operational base in Argentina to provide broadband data and Internet services in Montevideo, Uruguay by the end of 2000.

Our operating licenses in Brazil cover a total of approximately 125 million people (POPs), of which we have currently elected to serve cities covering approximately 68 million POPs, including Sao Paulo and Rio de Janeiro, Latin America's second and fourth largest metropolitan markets, respectively. We have built in Brazil high-capacity integrated (wireless and wireline) last-mile communications networks in 44 cities, generally located in the central business districts and select residential neighborhoods of our served markets. To date, we have largely deployed a 1.9 GHz code division multiple access (CDMA) wireless network. We plan to expand our current market presence and deploy last-mile networks serving an additional 121 cities over the next 18 months. We will continue to expand the scale and data transmission speeds of these networks through the migration of existing technology and the development and deployment of additional access solutions, including fiber optic and high-speed wireless access technologies.

In Brazil, we also provide Internet access, web hosting and other value-added web services through points of presence in 18 cities, including Sao Paulo, Rio de Janeiro and Belo Horizonte.

In Argentina, we currently offer high-speed, "always-on" Internet access services, and expect by the end of 2000 to offer data transport services, over our broadband wireless networks. Our licenses in Argentina cover areas accounting for most of Argentina's gross domestic product, including the country's five largest cities. Today, the wireless networks we have deployed and activated cover approximately one million POPs.

OUR COMPETITIVE STRENGTHS

We believe the following competitive strengths distinguish us from our competitors:

      -- First Mover Advantage. We have duopoly status in 165 cities located throughout the 16 states in the northeast of Brazil and the state of Sao Paulo until December 31, 2001. During this period, we are the only provider of switched fixed telephony services allowed to compete with the formerly government-owned incumbent operator in those cities. Additionally, we have a unique geographic footprint as we are the only communications provider in Brazil that holds switched fixed local telephony licenses covering more than one region. In Brazil, our licenses cover an area that accounts for approximately 75% of the country's gross domestic product (GDP) and, in Argentina and Uruguay, our licenses cover all of the major metropolitan areas.

      -- Unique Licenses. Our operating licenses in Brazil were acquired at very low cost ($0.60/POP, as compared with $53/POP average cost of the B band mobile telephony licenses auctioned by the Brazilian government in recent years), and provide us with more favorable terms than those of our competitors, such as unregulated prices and no universal service requirements. Our operating licenses in Brazil also provide us an exclusive right to use our assigned spectrum frequencies within the 1.9 GHz and 3.4 GHz wireless bands in the 165 cities where we have duopoly status. In Argentina, we currently hold the largest aggregate wireless spectrum block in the 3.4 GHz and 28 GHz ranges.

      -- Strategic Relationships with Leading Industry Participants. We have established key financial and strategic relationships in order to pursue our strategy of becoming a leading integrated communications provider. These relationships include Bell Canada International Inc.
           (BCI) and Qualcomm Incorporated (Qualcomm) -- our partners in Vesper and BV Interativa -- and Nortel, Lucent and Ericsson, which have provided us with substantial vendor financing and equipment supply commitments.

      -- Strong Equity Sponsorship. We have significant equity sponsorship from financial and strategic sponsors with proven track records of developing successful global communications concerns. Our financial investors include: Telecom Partners, Centennial Ventures, Crescendo Ventures, SLI Wireless (SLI), BankAmerica Investment Corporation, First Union Investors, Inc., Mellon Ventures and General Cinema Corporation Investments. Our strategic investors include: El Paso Energy Communications Company (El Paso), Qualcomm, Formus Communications, Inc. (Formus) and Grupo Vicunha.

      -- Experienced Latin American Management Team. Our management team has extensive experience and a proven track record in acquiring, deploying and operating successful communications businesses in the United States and international markets. We also have strong "in-region" local management teams who have a broad range of experience in the telecommunications sector in Latin America.

OUR STRATEGY

Our goal is to become the leading facilities-based provider of integrated communications services to both businesses and residential customers in major Latin American markets by providing technological solutions best suited to meet the needs of our customers. Our strategy is to:

      -- Aggressively Build Market Position. We plan to aggressively build market position by taking advantage of our unique operating licenses to capture a portion of the high level of pent-up demand in Latin America for voice, Internet and data services.

      -- Target Most Attractive Market Segments in Latin America. Since we are not required to provide universal service under any of our operating licenses, we will seek to operate at attractive margins by selectively targeting geographic and customer market segments.

      -- Deploy Flexible, Leading Edge Technology. We are deploying scaleable, cost-efficient networks that can be rapidly expanded and readily adapted to future technology developments. We believe that our hybrid, integrated network strategy will enable us to cost effectively match our service offerings with the requirements of our customers.

      -- Expand and Enhance Our Networks and Service Offerings. We are continuing to expand our local broadband networks by deploying additional facilities within areas where we own licenses, acquiring new licenses through auction, including personal communications service (PCS) and local multipoint distribution service (LMDS) in Brazil and local and long distance voice licenses in Argentina, or selectively acquiring broadband operating entities. We are continuing to expand our service offerings to include other value-added data services beyond Internet access, such as virtual private networks
           (VPNs), voice over Internet protocol (VoIP), high-speed, "always-on" Internet access, business and consumer portals, web hosting, co-location and e-commerce services.

      -- Leverage Our Regional Presence. We will continue to take advantage of regional synergies associated with operating communications businesses in the Mercosur region. We ultimately plan to interconnect our Brazil, Argentina and Uruguay networks to increase the proportion of our traffic that is on our networks.

                                  THE OFFERING

Common stock offered................               shares

Common stock to be outstanding after
  this offering.....................               shares

Over-allotment option...............               shares

Voting rights.......................     One vote per share

Use of proceeds.....................     We intend to use the net proceeds to
                                         make capital contributions to certain
                                         of our subsidiaries to fund the
                                         build-out of our networks, including
                                         associated operating losses, and for
                                         general corporate purposes, including
                                         to fund certain development activities
                                         such as the auctions for PCS and LMDS
                                         spectrum in Brazil and to pursue
                                         certain strategic acquisitions of
                                         broadband wireless, cable and fiber
                                         providers in Latin America.

Dividend policy.....................     We have not paid any cash dividends on
                                         our common stock and we do not intend
                                         to pay cash dividends in the
                                         foreseeable future. We plan to retain
                                         earnings, if any, for use in the
                                         operation of our business and to fund
                                         future growth. In addition, our vendor
                                         financing agreements currently severely
                                         restrict the payment of dividends. See
                                         "Management Discussion and Analysis of
                                         Financial Conditions and Results of
                                         Operations--Liquidity and Capital
                                         Resources."

Proposed Nasdaq National Market
  symbol............................     VELO

As of April 30, 2000, we had 89,592,158 shares of common stock outstanding, as adjusted to give effect to the conversion of 78,308,332 outstanding shares of preferred stock into 78,308,332 shares of common stock upon the closing of this offering, assuming all outstanding equity commitments are funded. This does not include outstanding options to purchase 6,277,833 shares of common stock at a weighted average exercise price of $3.85 per share, or outstanding warrants to purchase 125,000 shares of common stock at $8.10 per share. See "Capitalization" and "Management -- Option Grants in Fiscal Year 1999."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain historical consolidated financial data of the company for the periods from April 29, 1998 (the date of the company's inception) through December 31, 1998 and 1999 and for the year ended December 31, 1999. The consolidated financial data includes our accounts and those of our majority owned subsidiaries. For those investments in companies in which our ownership interest is 20% to 50% and we exert significant influence through board representation and management authority (as is the case for Vesper in which we own a 49.4% interest), the equity method of accounting is used. We derived our selected historical consolidated financial data as of December 31, 1998 and 1999 and for the periods from April 29, 1998 through December 31, 1998 and 1999 and the year ended December 31, 1999 from our audited consolidated financial statements included elsewhere in this prospectus. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related footnotes included elsewhere in this prospectus.

                                                                 VELOCOM INC.
                                               ------------------------------------------------
                                               CUMULATIVE FROM                  CUMULATIVE FROM
                                               APRIL 29, 1998                   APRIL 29, 1998
                                               (INCEPTION) TO     YEAR ENDED    (INCEPTION) TO
                                                DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                    1998             1999            1999
                                               ---------------   ------------   ---------------
                                                       (IN THOUSANDS, EXCEPT SHARE AND
                                                              PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  General and administrative expenses........    $      914       $    8,657      $    9,571
                                                 ----------       ----------      ----------
  Operating loss.............................          (914)          (8,657)         (9,571)
                                                 ----------       ----------      ----------
Other Income (Expense):
  Interest income............................            70            1,074           1,144
  Interest expense...........................            --              (87)            (87)
  Other......................................                             17              17
                                                                  ----------      ----------
  Net loss before other items................          (844)          (7,653)         (8,497)
                                                 ----------       ----------      ----------
Share in results of affiliated companies.....            --          (23,721)        (23,721)
                                                 ----------       ----------      ----------
  Net loss...................................    $     (844)      $  (31,374)     $  (32,218)
Basic and diluted net loss per common
  share......................................    $    (0.34)      $    (5.69)     $    (7.48)
Basic and diluted weighted average number of
  common shares outstanding..................     2,463,404        5,517,332       4,312,419
OTHER FINANCIAL DATA:
Cash flow provided by (used in):
  Operating activities.......................    $     (769)      $   (7,598)     $   (8,367)
  Investing activities.......................           (46)         (95,682)        (95,728)
  Financing activities.......................         3,155          125,940         129,095
  Capital expenditures.......................           (46)          (1,916)         (1,962)

                                                                   AS OF
                                                                DECEMBER 31,
                                                              ----------------
                                                               1998     1999
                                                              ------   -------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $2,340   $25,000
Restricted cash.............................................      --     1,913
Investment in affiliates....................................      --    69,101
Property and equipment......................................      45     9,552
Spectrum licenses...........................................      --    35,814
Convertible preferred stock, mandatorily redeemable:
  Series A..................................................      --    92,103
  Series B..................................................      --    45,194
Total stockholders' equity (deficit)........................   2,311    (4,963)

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition, results of operations and the market price of our common stock could be materially adversely affected by any of the following risks and you might lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES

     Since our inception on April 29, 1998, we have experienced negative cash flows from operations and have incurred net losses totaling approximately $32.2 million through December 31, 1999. We expect to continue to incur significant operating losses and negative cash flow from operations for at least the next several years in connection with building out our networks, implementing our business plan, expanding and enhancing our products and service offerings and pursuing acquisitions and other business opportunities. There can be no assurance that our networks or any of our other services will ever provide a revenue base adequate to achieve or sustain profitability or to generate positive cash flow and the failure to do so would have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

WE HAVE A LIMITED OPERATING HISTORY

     We have a limited operating history and may not perform up to our expectations. We commenced commercial operations in Brazil in January 2000, and in Argentina in March 2000, and have since focused primarily on organizational and start-up activities. Because we are at an early stage of development, we face risks generally associated with establishing a new business enterprise. Accordingly, prospective investors have limited historical financial and operating information to use in evaluating our performance and determining whether they should purchase our common stock. When considering our prospects, prospective investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development in rapidly evolving markets.

OUR SUCCESS DEPENDS ON MARKET ACCEPTANCE OF, AND CUSTOMER DEMAND FOR, OUR SERVICES, AND WE ARE ONLY BEGINNING TO INTRODUCE MANY OF THE SERVICES THAT WE EXPECT TO OFFER

     Our success will depend heavily on the extent to which prospective customers use our services. For us to succeed, there must be strong demand for our existing services and the enhanced services we intend to introduce in the future. Our success in creating demand will be subject to business, economic, regulatory and competitive factors that are beyond our control. Moreover, demand for our existing and planned services at price levels that will permit us to become profitable in the long term or to sustain profitability is uncertain.

WE MAY BE UNABLE TO RAISE THE ADDITIONAL CAPITAL NECESSARY TO CONTINUE GROWING OUR BUSINESS

     Deploying and operating communications systems is a capital intensive business. In addition to capital expenditure requirements, we will be required to fund anticipated losses. We will require significant amounts of additional capital to fund:

      --   the build-out and operation of our networks;

      -- investments in new opportunities, including capital for license acquisition costs or investments in other businesses;

      --   development or expansion into new services and businesses;

      --   general working capital needs; and

      --   responses to unanticipated competitive pressures.

     The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that the capital actually required to complete our networks in our initial target markets will not exceed our expectations. If demand in these markets exceeds current expectations, our capital requirements may increase materially. In addition, we may identify new markets in the future and, as opportunities develop, we may be required to make additional investments in our networks and facilities or pursue strategic alliances to consummate those opportunities.

     If required, we or our subsidiaries expect to raise additional capital through the sale of debt and equity securities and through vendor financing. We cannot assure you that we or our subsidiaries will be able to raise sufficient capital or that such funding will be available on a timely basis or on terms acceptable to us or our subsidiaries, if at all. If we raise capital through the sale of equity securities, you may experience substantial dilution. If our subsidiaries raise capital through the sale of equity securities, our interests in them may be diluted. Dilution of our interest in Vesper, in particular, could be a problem for us because it could subject us to the registration requirements of the Investment Company Act of 1940, compliance with which could adversely affect our business. If we fail to obtain financing, we may have to delay or abandon some or all of our expansion plans, which could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

CONTINUED GROWTH OF OUR BUSINESS DEPENDS UPON OUR ABILITY TO MANAGE EXPANSION AND DEVELOPMENT EFFECTIVELY

     Our ability to manage our expansion effectively will require us to continue to implement and improve our operating, financial and accounting systems and to hire, train and manage new employees. Among other things, the continued expansion and development of our business will also depend on our ability to:

      -- build out our networks and install the related infrastructure in a timely manner;

      --   secure financing;

      --   obtain any required government authorizations;

      --   evaluate and penetrate potential new markets; and

      --   hire sufficient qualified employees.

     In addition, we must perform these tasks in a timely manner, at reasonable costs and on satisfactory terms and conditions. Failure to effectively manage our planned expansion could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

OUR SUBSIDIARIES WILL HAVE SUBSTANTIAL DEBT CONTAINING RESTRICTIVE TERMS

     Vesper has agreements with various equipment vendors to borrow approximately $1.8 billion to finance the equipment and services necessary to build out our networks in Brazil. Vesper expects to incur substantial indebtedness under these vendor financing agreements in the near and medium term and under other facilities entered into to refinance amounts owing under these vendor financing agreements and for other planned capital expenditures. These agreements restrict Vesper's ability to make distributions to VeloCom and make it difficult for Vesper to obtain future financing. These agreements also specify certain financial and operating covenants with which Vesper must comply. If it fails to meet these performance requirements, the vendor financing may be restricted or cancelled. Under the capital contribution agreements we have entered into with respect to Vesper, we and the other shareholders in Vesper would be required, on Vesper's failure to comply with certain financial covenants and the request of the lenders under the financing agreements, to make investments in Vesper in an aggregate amount of $685.0 million, of which our share would be $338.4 million (and of which we have already invested $155.8 million as of April 30, 2000). We cannot assure you that Vesper will have sufficient cash flow from operations to meet its debt payment obligations under its current vendor financing arrangements or other financing agreements that it may enter into in the future.

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

     Our subsidiaries' high level of indebtedness could have important consequences for us, and consequently our stockholders, including:

         -- making it difficult for the subsidiaries to obtain future financing;

         -- limiting our subsidiaries' ability to react to changes in the marketplace and making them more vulnerable to future economic downturns;

         -- our subsidiaries may be more indebted than a number of their competitors, which could place them at a competitive disadvantage in the future;

         -- a substantial portion of any operating income our subsidiaries may earn must be allocated to making principal and interest payments, which reduces the amount of funds available to build out our networks;

         --   limiting our subsidiaries from making distributions to VeloCom;

         -- reducing the value of stockholders' investments in VeloCom because debt holders have priority regarding our subsidiaries' assets in the event of bankruptcy or liquidation; and

         -- limiting our or our subsidiaries' ability to pursue other business opportunities.

SHARED CONTROL OF CERTAIN OF OUR SUBSIDIARIES MAY PRECLUDE US FROM IMPLEMENTING STRATEGIES WE FAVOR

     We are the largest shareholder in Vesper and we and BCI are the largest shareholders in BV Interativa, and in each case we share control with BCI. We are actively involved in the management of each of these companies. However, we may be precluded from implementing strategies we favor because the approval of BCI is required for the taking of any significant actions with respect to each of Vesper and BV Interativa. In particular, the shareholder agreements governing the operation of each of these companies prohibit certain actions from being taken without the affirmative vote of 70% of the shareholders. These actions include: entering into contracts with any shareholder, director or officer, or any affiliate of any of them; declaring or paying dividends; approving any material amendments to the business plan, approving an annual business plan, or approving operating budgets and capital budgets; adopting financing policies and financing requirements; and applying for a license or other governmental authorization not required in the ordinary course of business, or entering into a new business or market. These shareholder agreements also impose certain restrictions on the transfer of shares held by us. As a result there can be no assurance that we can recognize economic benefits from our ownership interests in these companies through the sale of our interests or the receipt of dividends or other distributions. Future investments we may make in other companies in Latin America may also result in minority ownership interests and therefore be subject to similar risks. A discussion of the shareholder agreements governing the operations of Vesper and BV Interativa appears below under the heading "Business--Other Material Agreements."

HOLDING COMPANY STRUCTURE

     We are a holding company, which means we conduct all of our operations and derive all of our operating income through our subsidiaries, the most important of which, Vesper, we only share control. Our only significant assets are the ownership interests in our subsidiaries and existing cash and cash equivalents, which we intend to invest in operating companies. Local laws and contract restrictions may prevent our subsidiaries from paying us dividends or other distributions. In particular, the vendor financing agreements entered into by Vesper restrict its ability to make dividends or other distributions to us. As a result, our ability to generate any significant cash through dividends or other distributions from our subsidiaries in the near future is severely restricted.

WE FACE NUMEROUS RISKS THAT COULD ADVERSELY AFFECT THE BUILD-OUT OF OUR NETWORKS

 DEVELOPING AND BUILDING OUT OUR NETWORKS MAY HAVE A NEGATIVE IMPACT ON OUR RESULTS OF OPERATIONS

     Developing and building out our networks, which includes the expansion into new services for our business customers, will involve:

      -- obtaining additional funding to finance large amounts of capital expenditures;

      -- competition from large, well-financed international telecommunications carriers;

      --   substantial start-up and marketing costs;

      --   interconnection difficulties; and

      --   regulatory risks, including obtaining the appropriate licenses.

 WE MUST COMPLETE THE BUILD-OUT OF OUR NETWORKS EFFICIENTLY AND ON SCHEDULE TO IMPLEMENT SUCCESSFULLY OUR BUSINESS STRATEGY

     The construction, operation and any upgrading of our networks is a significant undertaking. We will depend heavily on vendors--particularly, Lucent, Nortel and Ericsson--to successfully complete these complex construction projects. Administrative, technical, operational and other problems that could arise may be more difficult to address and solve due to our project's size and complexity. We may be materially adversely affected as a result of any significant increase in required but unanticipated capital expenditures or a significant delay in the anticipated completion dates of our networks. The successful and timely completion of the construction of our networks will be affected by a variety of factors, many of which we cannot control, including:

      -- timely performance by the vendors, including Lucent, Nortel and Ericsson, and other third-party suppliers of network components, which are only available in the quantities and quality we require from limited sources;

      -- our ability to obtain required licenses and regulatory approvals, including local, municipal and state permits;

      --   performance of the equipment used in our networks; and

      --   our ability to attract and retain qualified personnel.

  OPERATION AND EXPANSION OF OUR NETWORKS WILL REQUIRE SUBSTANTIAL ADDITIONAL RESOURCES THAT WE MAY NOT HAVE

     Even if we complete the build-out of our networks in a timely and cost effective manner, we will also face challenges in managing and operating these networks. These challenges include operating and maintaining the operating equipment and managing the sales, advertising, customer support, billing and collection functions of the business. Our failure in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

     We may need to expand and adapt our networks to respond to:

      --   higher than expected growth in the number of our customers;

      -- increased demands by our existing customers to transmit larger amounts of data;

      --   changes in our customers' service requirements; or

      --   technological advances by our competitors.

     We will require substantial additional financial, operational and managerial resources to expand or adapt our networks. We cannot assure you that we will be able to expand or adapt the infrastructure of our networks to meet the industry's evolving standards or our customers' growing demands and changing requirements on a timely or cost-effective basis, or at all. Also, we may not be able to deploy successfully any expanded and adapted network infrastructure. The failure to expand or adapt our networks to respond to these developments on a timely basis and at a commercially reasonable cost could have a material adverse affect on our business, financial condition, results of operations and the market price of our common stock.

  RISK OF SYSTEM FAILURE

     Our success depends on our ability to deliver reliable, high-speed, high capacity communications services through our networks. Our networks, and other networks providing services to us, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures, capacity limitations and similar events, particularly if the events occur within a high traffic location of the network. We have designed our networks to minimize the risk of such system failure. Nonetheless, we cannot assure you that we will not experience failures, shutdowns or even catastrophic failure of entire networks. Any such failure or shutdown could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

OUR FAILURE TO ACQUIRE, INTEGRATE AND OPERATE NEW TECHNOLOGIES COULD HARM OUR COMPETITIVE POSITION

     The communications industry is characterized by rapid and significant technological advancements and the introduction of new products and services. We do not possess significant intellectual property rights with respect to the technologies we use, and we are dependent on our equipment vendors and other third party suppliers for the development of and access to new technology. In addition, we generally own the equipment we use to provide our services, and we own the infrastructure, including base stations and switching equipment, that constitute our communications networks. Therefore, technological changes that render our equipment out of date, less efficient or more expensive to operate than newer equipment could cause us to incur substantial increases in capital expenditures to upgrade, modify or replace such equipment.

     We cannot predict which of the many possible future product and service offerings will be important to establish and maintain a competitive position in our markets or what expenditures will be required to develop and provide such products and services. The company's future financial performance will depend, in part, upon our ability to anticipate and adapt to rapid regulatory and technological changes occurring in the communications industry and upon our ability to offer, on a timely basis, services that meet evolving industry standards. There can be no assurance that we will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock. In addition, there can be no assurance, even if these factors turn out as anticipated, that we will be able to implement our strategy or that our strategy will be successful in this rapidly evolving market.

     Our ability to remain competitive in the marketplace is directly associated with the evolution of our current and future communication technologies in order to increase capacity, data transmission speeds and value-added services.

     There are significant risks associated with this evolution, including:

      -- significant vendor delays in providing commercial infrastructure and customer premises equipment;

      -- the failure of new technologies to meet reliability and performance expectations; and

      -- higher technology prices due to early stage implementation and/or lack of economies of scale.

WE MAY NOT BE ABLE TO NEGOTIATE INTERCONNECTION AGREEMENTS ON FAVORABLE TERMS

     We require interconnection agreements with other communications companies to connect calls or data transmissions between our customers and non-customers or between our customers in different cities and regions. To date, we have been successful in negotiating these agreements in Brazil, but this process has been facilitated by the fact that the incumbent operators are currently required by law to negotiate these agreements. Future negotiations with operators that are not subject to this legal requirement may be more difficult and result in unsatisfactory terms. Incumbent operators in other countries in which we may pursue opportunities in the future may not be required to provide interconnections, and there may be no competitive alternatives. Although each of Vesper and VeloCom Argentina has entered into interconnection agreements with other communications companies servicing Brazil and Argentina, respectively, we cannot assure you that each of them will be able to negotiate additional agreements or renegotiate its existing interconnection agreements on favorable terms.

WE FACE SIGNIFICANT COMPETITION IN LATIN AMERICA

     The communications industry in Latin America is highly competitive and generally characterized by rapid technological changes and low barriers to entry. Our success depends on our ability to compete with existing and new communications providers in each of our markets, including global, national and regional long distance and local exchange communications companies, wireless telephone companies and microwave carriers, national, regional and local Internet service providers, cable television companies and direct broadcast satellite and wireless communications providers. Although in Brazil we will benefit from our duopoly position with respect to our switched fixed telephony services until December 31, 2001, we believe that competition will continue to intensify in our non-protected markets as the number of new market entrants increases. Many of our existing and potential competitors have substantially greater financial, marketing and other resources than us. If our competitors devote significant additional resources to the provision of communications services to our target customer base, their action would have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock. We cannot assure you that we will be able to compete successfully against these existing and potential competitors.

     Although, as a result of pent-up demand and what we believe to be poor quality service provided by our incumbent competitors, we do not expect to compete primarily on price in the Brazilian communications market, price is the primary basis for competition in the data transmission and Internet markets in Brazil and Argentina. We have no control over the prices set by our competitors (including the provision by these competitors of free Internet access), and some of our competitors may be able to use their financial resources to cause severe price competition. Any such price competition would have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

WE MAY HAVE DIFFICULTY IN INTEGRATING ACQUIRED BUSINESSES

     As part of our business strategy, we intend to acquire other businesses. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. Also, we may not be able to identify, acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Further, each acquisition may involve other special risks that could cause the acquired business to fail to meet our expectations. For example:

      --   the acquired business may not achieve expected results;

      --   we may not be able to retain key personnel of the acquired business;

      -- we may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate the business with our own;

      -- the transfer of required permits, authorizations or licenses may be more difficult, time consuming or costly than we anticipated; or

      --   our management's attention may be diverted.

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

WE FACE MULTIPLE RISKS ASSOCIATED WITH PROVIDING INTERNET SERVICES

     We anticipate that the provision of Internet services will be an important segment of the services available through our communications networks, and the risks associated with the provision of Internet access and services discussed below could adversely affect our business, results of operations, financial condition and the market price of our common stock.

  THE MARKET FOR INTERNET ACCESS AND SERVICES REMAINS UNPREDICTABLE

     We offer Internet access and services to individual customers and businesses. As is typical in newer industries, demand and market acceptance remain unknown factors in the provision of Internet services. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use. Despite growing interest in the many commercial uses of the Internet, many businesses in Latin America and elsewhere have been deterred from purchasing Internet services for a number of reasons, including:

      --   inconsistent quality of service;

      --   lack of cost-effective, high-speed options;

      --   limited access points;

      --   inability to integrate business applications on the Internet;

      --   the need to deal with multiple and frequently incompatible vendors;

      -- inadequate protection of the confidentiality of stored data and information moving across the Internet; and

      --   a lack of tools to simplify Internet access and use.

     Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, constrain development of the Internet to the extent that users experience delays, transmission errors and other difficulties. For example, inadequate transmission infrastructure in Latin America (such as an insufficiency of telephone lines for Internet access) could forestall the growth of Internet services in that region.

  WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION, AND FACE POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK

     As an Internet access provider, we may incur liability for information disseminated through our networks. The Internet access business has, to date, not been materially restricted by regulation in our markets, including Brazil. The legal and regulatory environment of Internet access and e-commerce is uncertain, however, and may change. Governments in our markets may adopt new laws and regulations for Internet service offerings, or may apply existing laws to the new forms of e-commerce. Uncertainty and new regulation could increase our costs or slow the growth of e-commerce on the Internet significantly. This could delay growth in demand for our Internet and data services and limit the growth of our revenues. New and existing laws may cover issues such as:

      --   sales and other taxes;

      --   user privacy;

      --   pricing controls;

      --   characteristics and quality of products and services;

      --   consumer protection;

      --   cross-border commerce;

      --   libel and defamation;
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

      --   copyright and trademark infringement;

      --   pornography and indecency; and

      --   other claims based on the nature and content of Internet materials.

     As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our networks could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain service offerings. Any costs that are incurred as a result of these measures, contesting any claims, defending lawsuits, or the consequent imposition of liability could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

  OUR INTERNET NETWORK MAY EXPERIENCE SECURITY BREACHES

     The ability to provide secure transmission of information over the Internet is a significant barrier to electronic commerce and communications. We have implemented certain network security measures, such as limiting physical and network access to our routers. Nonetheless, we cannot assure that our network infrastructure will not be vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, these incidents could deter potential customers and adversely affect existing customer relationships.

     Security problems represent an ongoing threat to public and private data networks. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us, and the cost of eliminating these security breaches could be prohibitively expensive.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and adversely affect our business or reputation or our ability to attract and retain customers. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

ECONOMIC AND POLITICAL CONDITIONS IN LATIN AMERICA POSE NUMEROUS RISKS TO OUR OPERATIONS

     Substantially all of our revenues will be derived from operations in Latin America. An investment in our common stock is subject to risks of doing business in Latin America. Other than the United States, each country where we operate has experienced political and economic instability in recent years. Moreover, as events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political crises elsewhere in the region. Furthermore, events in recent years in other developing markets, such as Russia and Asia, have placed pressures on the stability of the currencies of a number of countries in Latin America, including Brazil and Argentina. Volatility in regional currencies and capital markets may also have an adverse effect on our ability to gain access to international capital markets for necessary financing and refinancing. A lack of international capital sources for emerging market borrowers could have a material adverse effect on us and many of our customers.

     We cannot assure you that economic difficulties in Latin America will cease, including volatility in regional currencies and capital markets, which would have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

  BRAZIL

     Brazil constitutes the greater share of our business and revenues and is expected to remain our most significant market for the foreseeable future. Accordingly, economic and political developments in Brazil are of particular importance to our future success and requires us to continually assess the risks associated with our operations in Brazil and our business and operating strategy. The Brazilian economy has been characterized by frequent and occasionally drastic intervention by the Brazilian government and volatile economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil's economy.

     Throughout the 1980s and into the 1990s, the Brazilian economy has suffered from periods of extremely high rates of inflation and recession. Inflation, as well as certain governmental measures to combat inflation, has in the past had significant negative effects on the Brazilian economy. Since the real's introduction in 1994 to stabilize the economy, Brazil's inflation has been substantially lower than in previous periods. However, if Brazil experiences substantial inflation again in the future, our operating expenses and borrowing costs may increase.

     Historically, Brazil's currency has frequently depreciated in relation to the U.S. dollar. At the end of 1998, foreign exchange reserves in Brazil had declined to $40 billion from nearly $70 billion at the end of August 1998. These outflows, which resulted from the Russian economic crisis (and the subsequent impact on risk perception of investments in emerging market countries in general) and high rates of inflation prevailing in the Brazilian economy, put pressure on the Brazilian real. The Brazilian government permitted the real to float freely against the U.S. dollar in January 1999. Since that time, the real has devalued to a low of R$2.17=$1.00 on March 3, 1999. At April 30, 2000, the real traded at a rate of R$1.80 =$1.00. The Brazilian government has intervened only occasionally to control unstable movements in the foreign exchange rate. At the present time, it is not yet possible to predict whether the government will continue to permit the real to float freely. We cannot assure you that the real will not again be devalued relative to the U.S. dollar, or that the real will not fluctuate significantly relative to the U.S. dollar. Devaluations of the real relative to the U.S. dollar also create additional inflationary pressures in Brazil that may negatively affect us. They generally curtail access to foreign financial markets and may require government intervention, including recessionary government policies.

     Our operations in Brazil also could be affected by political instability. Support for President Fernando Henrique Cardoso, now serving a second term, has decreased significantly since his re-election, affecting his ability to command the government coalition in the Brazilian Congress. Changes in the composition of the governing coalition, in the cabinet or the presidency may undermine investor confidence or produce policy changes that may adversely affect our operations in Brazil.

  ARGENTINA

     Although the current primary focus of our business is on Brazil, we expect Argentina to constitute an increasing share of our business and revenues. The instability and volatility in the world financial markets, which began with the crisis in the markets of Southeast Asia in 1998 and spread to Russia and Brazil, has negatively affected the Argentine economy and financial markets. In addition to the effects of the economic difficulties experienced in 1999 in Brazil, Argentina's largest trading partner, Argentina has experienced a decline in investor confidence as a result of domestic political and economic developments and has suffered from a continuing economic recession that began in 1999. In October 1999, Moody's cut Argentina's long-term foreign currency rating to B1 from Ba3. We are unable to predict the effect of the current recession on our business, financial condition and results of operations or the market price of our common stock. In addition, we cannot assure you that future political or economic uncertainties will not negatively impact the Argentine economy, or that the Argentine monetary authorities will continue to support the existing fixed peso/dollar exchange rate.

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

WE ARE VULNERABLE TO CURRENCY FLUCTUATIONS, DEVALUATIONS AND RESTRICTIONS THAT MAY INCREASE OUR LOSSES AND CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS

     We are exposed to risk from fluctuations in foreign currency exchange rates. As of April 30, 2000, our subsidiaries had approximately $478.3 million of outstanding U.S. dollar-denominated indebtedness, and we or our subsidiaries will in the future incur additional indebtedness denominated in U.S. dollars. Declines in the value of the local currencies where our subsidiaries operate relative to the U.S. dollar will increase the interest costs in those local currencies for the U.S. dollar-denominated indebtedness and result in foreign exchange losses on repayments of principal. Since substantially all of our subsidiaries' revenues are denominated in the applicable local currency, currency devaluation will not be offset by any exchange-related increase in revenue.

     Since our financial statements are in U.S. dollars, devaluations of local currency relative to the U.S. dollar also will adversely affect our results of operations reported in U.S. dollars as well as the value of our ownership interests in our subsidiaries and other future ventures outside the United States.

     Our competitors and potential future competitors, including the incumbent operators and large, multinational telecommunications companies, may be less exposed to currency risk or may be better able to hedge their currency risk and could thereby gain a relative competitive advantage in the event of a currency devaluation. We do not currently hedge against foreign currency exchange rate risks. Pursuant to Brazilian law, our contracts with customers in Brazil cannot be denominated in dollars or linked to the exchange rate between the Brazilian real and the U.S. dollar. The expansion of our business in Brazil, including the development of our Internet and data business, will therefore increase our exposure to exchange rate risks.

     Latin American economies have experienced shortages in foreign currency reserves and restrictions on the ability to repatriate local earnings and convert local currencies into U.S. dollars. The imposition of these restrictions could adversely affect our subsidiaries' ability to meet their U.S. dollar-denominated obligations or distribute funds to us.

     For these reasons, any devaluation of local currencies in the countries where we operate relative to the U.S. dollar or the imposition of exchange controls could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

WE FACE REGULATORY RISKS AND UNCERTAINTY WITH RESPECT TO LOCAL LAWS AND REGULATIONS

     Our business is dependent upon the procurement and maintenance of licenses to provide various telecommunications network services in the countries in which we operate. We expect those licenses that are subject to expiration will be renewed in due course upon our application to the appropriate authorities. Due to the political and economic risks associated with the countries in which we operate, we cannot assure you that we will be able to maintain our licenses in force or that they will be renewed upon their expiration. The operating licenses held by Vesper require Vesper to achieve certain network build-out levels within prescribed time periods and the failure to meet these requirements could result in the revocation of these licenses or the imposition of fines. The loss, or substantial limitation upon the terms, of our licenses could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock. For specific details of our licenses in the various countries in which we operate, including the expiration date of such licenses, see "Business--Operations--Brazil--Regulation" and "Business--Operations--Argentina--Regulation". We cannot assure you that we will succeed in obtaining all requisite regulatory approvals to operate in those countries in which we may desire to do business.

     Local laws and regulations differ significantly among the jurisdictions in which we operate and in which we may operate in the future. The interpretation and enforcement of these laws and regulations vary and are often based on the informal views of the local ministries which, in some cases, are subject to influence by the incumbent operators. The conditions governing our service offerings may be altered by future legislation or regulation. In some of our principal existing and target markets, laws and regulations prohibit or limit the provision of certain telecommunications services.

IT MAY BE DIFFICULT TO ENFORCE OUR LEGAL RIGHTS IN FOREIGN COUNTRIES

     Many of the agreements with our strategic partners or with our subsidiaries are governed by the laws of the country where the subsidiary is located, which, in some cases, may negatively impact our ability to enforce our contractual rights against the strategic partners or subsidiary or obligate us to resolve any disputes through arbitration or court proceedings in those countries. We cannot accurately predict whether we will be able to efficiently and fairly resolve any disputes that might arise, especially in those countries with evolving legal systems. Even if we prevail in a dispute, we may not be able to enforce our rights. Our inability to enforce our contractual rights or decisions in our favor may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND DEMAND FOR OUR SERVICES MAY DECREASE

     Although our customers do not currently use wireless handsets in our networks, we are seeking regulatory approval to allow them to do so to reduce the cost and time required for handset installation. Media reports, however, have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions and any legislation that may be adopted in respect of this and other risks, may have the effect of discouraging or prohibiting the use of wireless handsets, which could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

WE ARE DEPENDENT ON KEY PERSONNEL FOR OUR FUTURE SUCCESS

     Our success depends to a significant degree on members of our and our subsidiaries' senior management and certain key employees. Our success also depends in part upon our ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. Competition for qualified employees in the communications industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain necessary personnel. In addition, the successful build-out and implementation of our communications networks will require us to recruit, hire and retain a significant number of highly skilled employees. There may be a limited supply of qualified personnel in our countries of operations.

CERTAIN PROVISIONS OF OUR CORPORATE DOCUMENTS COULD PREVENT OR DELAY AN ACQUISITION OF US THAT IS BENEFICIAL TO OUR STOCKHOLDERS

     Our corporate documents and Delaware law contain provisions that could make it more difficult for a third party to acquire control of our company, even if a change in control would be beneficial to stockholders, and could adversely affect the market price of our common stock. We will, for example, upon the closing of this offering be subject to Section 203 of the Delaware General Corporation Law, which restricts some transactions between us and our stockholders.

THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE MAY BE VOLATILE

     There is no public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. The price of our common stock is likely to change after this offering. The market price of our common stock may fluctuate significantly in response to a number of factors (some of which are beyond our control), including:

      --   variations in operating results;

      --   changes in financial estimates by securities analysts;

      --   changes in market valuations of communications companies;

      -- announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      -- our success or failure to build out and implement our communications networks and expansion plans;

      -- an adverse decision by a regulatory agency in one of our primary markets;

      -- increases or decreases in reported holdings by significant stockholders;

      --   additions or departures of key personnel;

      --   future sales of common stock; and

      --   stock market price and volume fluctuations.

     Recently, stock markets in the United States have experienced significant price and volume fluctuations, and the market prices of securities of telecommunications service providers and technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares of common stock at or above the initial public offering price. In the past, periods of volatility in the marketplace for a company's securities often have been followed by the initiation of securities class action litigation in the United States against the company. The institution of such litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH THE SALE OF ADDITIONAL STOCK

     The           shares sold in this offering will generally be freely
tradable without restriction. We will have           shares of our common stock
outstanding upon completion of this offering that will be "restricted securities" as that term is defined in Rule 144 under the Securities Act.

     The 78,308,332 shares of common stock that will be outstanding after our preferred stock is converted upon completion of this offering, assuming all outstanding equity commitments are funded, and substantially all of the 11,283,826 shares of common stock currently outstanding, will be entitled to certain registration rights. See "Description of Capital Stock--Shares Eligible for Future Sale".

     Immediately after this offering, we also will have an additional 6,277,833 shares of common stock that are the subject of options, 4,960,768 of which are exercisable (3,392,716 of which contain early exercise provisions and would, if exercised, be subject to forfeiture if not fully vested) and 1,317,065 of which will not then be currently exercisable. In addition, there will be an additional 125,000 shares of common stock that are the subject of warrants, none of which are expected to be then exercisable. To the extent that these options and warrants are properly exercised, the underlying shares of common stock will be freely tradable immediately upon exercise of the options and warrants.

     Certain of our existing stockholders have executed lock-up agreements that limit their ability to sell their common stock. These stockholders have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written approval of Morgan Stanley & Co. Incorporated. When the lock-up agreements expire, these shares and the shares underlying the options and warrants will become eligible for sale, in some cases subject to the volume, manner of sale and notice requirements of Rule 144. The availability of these shares may depress the market price of our common stock. See "Description of Capital Stock--Shares Eligible for Future Sale."

OUR COMMON STOCK MAY BE SUBSTANTIALLY DILUTED AS A RESULT OF THE INITIAL PUBLIC OFFERING PRICE

     The initial public offering price of our common stock is substantially in excess of the net tangible book value per share, which results in a benefit to all of our existing stockholders. As a result, purchasers of common stock in
this offering will experience immediate and substantial dilution of $       per
share (assuming an initial public offering price of $       per share) of our
common stock from the public offering price. In addition, the 11,283,826 shares of common stock and 78,308,332 shares of preferred stock, assuming all outstanding equity commitments are funded, outstanding and owned by the existing stockholders prior to this offering were originally acquired at a substantially lower price per share on average as compared to the price expected to be paid by new investors for the shares of common stock in this offering.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK AND ANY FUTURE PAYMENT OF DIVIDENDS IS LIMITED BY THE TERMS OF THE VENDOR FINANCING AGREEMENTS TO WHICH WE OR OUR SUBSIDIARIES ARE PARTY

     We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We plan to retain earnings, if any, for use in the operation of our business and to fund future growth. In addition, our vendor financing agreements currently severely restrict the payment of dividends. Any future decisions as to the payment of dividends will be at the discretion of our board of directors, subject to applicable law.

                                USE OF PROCEEDS

     We will receive net proceeds from this offering of approximately $
million. This assumes that our common stock is offered at $       per share, the
midpoint of the range set forth on the cover page of this prospectus, and is after deducting underwriting discounts and commissions and the estimated expenses of this offering. We intend to use the net proceeds to make capital contributions to certain of our subsidiaries to fund the build-out of our networks, including associated operating losses, and for general corporate purposes, including to fund certain development activities, such as the auctions for PCS and LMDS spectrum in Brazil, and to pursue certain strategic acquisitions of broadband wireless; cable and fiber providers in Latin America. Pending this application, we will invest the net proceeds in short-term liquid securities.

                                DIVIDEND POLICY

     We have not paid any cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future. We plan to retain earnings, if any, for use in the operation of our business and to fund future growth. In addition, our vendor financing agreements currently severely restrict the payment of dividends. See "Management Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table shows our cash and cash equivalents, convertible preferred stock and total capitalization as of December 31, 1999 on an historical basis and as adjusted to give effect to:

      -- the issuance of the 20,395,834 remaining Series B/B-1 preferred stock, which is subject to an unconditional funding commitment;

      --   the issuance of the Series C preferred stock on April 20, 2000;

      -- the automatic conversion of all shares of preferred stock into 78,308,332 shares of common stock; and

      --   this offering.

                                                                      AS OF
                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 25,000     $
                                                              ========     =======
Convertible Preferred Stock, mandatorily redeemable, $.0001
  par value:
  Series A, 31,000,000 shares authorized; 30,706,333 shares
     issued and outstanding, actual; none issued and
     outstanding, as adjusted...............................    92,103          --
  Series B, 41,666,667 shares authorized; 7,657,073 shares
     issued and outstanding, actual; none issued and
     outstanding, as adjusted...............................    45,194          --
  Series C, 5,150,000 shares authorized; 5,102,000 shares
     issued and outstanding, actual; none issued and
     outstanding, as adjusted...............................        --
Stockholders' Equity (Deficit):
  Preferred stock; undesignated, 4,000,000 shares
     authorized; none issued and outstanding, actual; none
     issued and outstanding, as adjusted....................
  Common stock, $.0001 par value, 106,666,667 shares
     authorized; 11,283,826 shares issued and outstanding,
     actual;           shares issued and outstanding, as
     adjusted...............................................         1
Additional paid-in capital..................................    27,040
Other cumulative comprehensive income.......................       214
Deficit accumulated during development stage................   (32,218)
                                                              --------     -------
       Total stockholders' equity (deficit).................    (4,963)
                                                              --------     -------
          Total capitalization..............................  $132,334     $
                                                              ========     =======

The number of shares of common stock is based on the number of shares outstanding as of April 30, 2000 and does not include the following:

      -- 4,960,768 shares of common stock that could be issued upon the exercise of options outstanding as of April 30, 2000 at exercise prices ranging from $1.00 to $10.00;

      -- 125,000 shares that could be issued upon the exercise of warrants outstanding as of April 30, 2000 at an exercise price of $8.10; and

      -- 5,722,167 additional shares that could be issued under our option plans.

                                    DILUTION

     As of December 31, 1999, our pro forma net tangible book value, after
giving effect to (i) the issuance of $     million of private equity capital
subsequent to December 31, 1999, net of approximately $     million in equity
issuance costs and (ii) the automatic conversion of all shares of preferred stock outstanding immediately prior to this offering into 78,308,332 shares of our common stock upon this offering, assuming all outstanding equity commitments
are funded, was $     million, or $       per share of common stock. Net
tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of December 31, 1999, our pro forma net tangible
book value, as adjusted for the sale of           shares in this offering at an
assumed initial public offering price of $       per share (the midpoint of the
range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and other expenses, and assuming no exercise of the underwriters' over-allotment option, would have been
approximately $       per share of common stock. This represents an immediate
increase of $       per share to existing stockholders and an immediate dilution
of $       per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............            $
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $
  Increase in net tangible book value per share attributable to purchasers in this offering.........................
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                        ------
Dilution per share to new investors.........................            $
                                                                        ======

     The following table summarizes, as of December 31, 1999, after giving
effect to (i) the issuance of $     million of private equity capital subsequent
to December 31, 1999, net of approximately $     million in equity issuance
costs and (ii) the automatic conversion of all shares of preferred stock outstanding immediately prior to this offering into 78,308,332 shares of our common stock upon this offering, assuming all outstanding equity commitments are funded, the total consideration paid to us and the average price per share paid by the existing stockholders and by the investors purchasing shares of common stock in this offering (before deducting the estimated underwriting discounts and commissions and other expenses, and assuming no exercise of the underwriters' over-allotment option):

                                                                TOTAL
                                     SHARES PURCHASED       CONSIDERATION      AVERAGE
                                    -------------------   -----------------   PRICE PER
                                     NUMBER     PERCENT   AMOUNT    PERCENT     SHARE
                                    ---------   -------   -------   -------   ---------
Existing stockholders.............                   %    $              %     $
New investors in this offering....
                                    ---------    -----    -------    -----     ------
          Total...................                   %    $              %     $
                                    =========    =====    =======    =====     ======

     If the underwriters' over-allotment option is exercised in full:

      --  the number of shares of common stock held by the existing stockholders
          would be reduced to      % of the total number of shares of common
          stock to be outstanding after this offering; and

      --  the number of shares of common stock held by new investors would be
          increased to           or   % of the total number of shares of common
          stock to be outstanding after this offering.

     The 89,592,158 shares of common stock outstanding and owned by our existing stockholders prior to this offering (as adjusted to give effect to the conversion of 78,308,332 outstanding shares of preferred stock into 78,308,332 shares of common stock upon the closing of this offering, assuming all outstanding equity commitments are funded) were originally acquired at a substantially lower price per share on average as compared to the price expected
to be paid by new investors for the           shares of common stock offered
hereby.

     The tables above exclude as of April 30, 2000, (i) 125,000 shares of common stock that may be issued should the holders of certain stock warrants elect to exercise their warrants prior to the consummation of this offering, and (ii)
          shares of common stock subject to outstanding options. To the extent the stock warrants or outstanding options are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Executive Compensation," "Management--Stock Option Plans" and "Description of Capital Stock."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1999 gives effect to the acquisition of 100% of VeloCom Argentina as if it had occurred on January 1, 1999 and gives effect to the increase in ownership interests of Vesper Northeast and Vesper Sao Paulo to 49.4% as if the increase had occurred on their respective dates of inception (January 18, 1999 and May 1, 1999, respectively). The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable under current circumstances. The unaudited pro forma consolidated financial information does not purport to represent what our results of operations would actually have been if the transactions described above had actually occurred on the dates indicated. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with our audited consolidated financial statements and notes thereto and other financial information pertaining to us included elsewhere in this prospectus.

                                                         YEAR ENDED DECEMBER 31, 1999
                                           ---------------------------------------------------------
                                                           VELOCOM
                                            VELOCOM       ARGENTINA           VESPER
                                           HISTORICAL   TRANSACTION(1)    TRANSACTION(2)   PRO FORMA
                                           ----------   --------------    --------------   ---------
                                                                (IN THOUSANDS)
Operating Costs and Expenses:
  General and administrative expenses....   $  8,657       $ 8,405            $    --      $  17,062
                                            --------       -------            -------      ---------
  Operating loss.........................     (8,657)       (8,405)                --        (17,062)
                                            --------       -------            -------      ---------
Other Income (Expense):
  Interest income........................      1,074            --                 --          1,074
                                            --------       -------            -------      ---------
  Interest expense.......................        (87)           --                 --            (87)
                                            --------       -------            -------      ---------
  Other..................................         17           (59)                --            (42)
                                            --------       -------            -------      ---------
  Net loss before other items............     (7,653)       (8,464)                --        (16,117)
                                            --------       -------            -------      ---------
  Share in results of affiliated
     companies,
     net.................................    (23,721)           --             (3,801)       (27,522)
                                            --------       -------            -------      ---------
  Net Loss...............................   $(31,374)      $(8,464)           $(3,801)     $ (43,639)
                                            ========       =======            =======      =========
Basic and diluted net loss per common
  share..................................   $  (5.69)                                      $   (1.44)
                                            ========                                       =========
Basic and diluted weighted average number
  of common shares outstanding(3)........  5,517,332                                       30,253,662
                                            ========                                       =========

------------

(1) Represents the results of operations of VeloCom Argentina for the period from January 1, 1999 to September 30, 1999.

(2) Represents the increase in ownership percentage to 49.4% of Vesper Northeast and Vesper Sao Paulo as if the increase occurred on January 18, 1999 and May 1, 1999, respectively.

(3) Represents the conversion of all outstanding preferred stock into common stock as if it was converted on the date it was issued during 1999. In addition, it represents the pro forma effects as if the stock issued in the transactions described above was issued January 1, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain historical consolidated financial data of the company for the periods from April 29, 1998 (the date of the company's inception) through December 31, 1998 and 1999 and for the year ended December 31, 1999. The consolidated financial data includes our accounts and those of our majority owned subsidiaries. For those investments in companies in which our ownership interest is 20% to 50% and we exert significant influence through board representation and management authority (as is the case for Vesper in which we own a 49.4% interest), the equity method of accounting is used. We derived our selected historical consolidated financial data as of December 31, 1998 and 1999 and for the periods from April 29, 1998 through December 31, 1998 and 1999 and the year ended December 31, 1999 from our audited consolidated financial statements included elsewhere in this prospectus. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related footnotes included elsewhere in this prospectus.

                                                                 VELOCOM INC.
                                               ------------------------------------------------
                                               CUMULATIVE FROM                  CUMULATIVE FROM
                                               APRIL 29, 1998                   APRIL 29, 1998
                                               (INCEPTION) TO     YEAR ENDED    (INCEPTION) TO
                                                DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                    1998             1999            1999
                                               ---------------   ------------   ---------------
                                                       (IN THOUSANDS, EXCEPT SHARE AND
                                                              PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  General and administrative expenses........    $      914       $    8,657      $    9,571
                                                 ----------       ----------      ----------
  Operating loss.............................          (914)          (8,657)         (9,571)
Other Income (Expense):
  Interest income............................            70            1,074           1,144
  Interest expense...........................            --              (87)            (87)
  Other......................................            --               17              17
                                                 ----------       ----------      ----------
  Net loss before other items................          (844)          (7,653)         (8,497)
                                                 ----------       ----------      ----------
Share in results of affiliated companies.....            --          (23,721)        (23,721)
                                                 ----------       ----------      ----------
  Net loss...................................    $     (844)      $  (31,374)        (32,218)
  Basic and diluted net loss per common
     share...................................    $    (0.34)      $    (5.69)     $    (7.48)
Basic and diluted weighted average number of
  common shares outstanding..................     2,463,404        5,517,332       4,312,419
OTHER FINANCIAL DATA:
Cash flow provided by (used in):
  Operating activities.......................    $     (769)      $   (7,598)     $   (8,367)
  Investing activities.......................           (46)         (95,682)        (95,728)
  Financing activities.......................         3,155          125,940         129,095
  Capital expenditures.......................           (46)          (1,916)         (1,962)

                                                                   AS OF
                                                                DECEMBER 31,
                                                              ----------------
                                                               1998     1999
                                                              ------   -------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $2,340   $25,000
Restricted cash.............................................      --     1,913
Investment in affiliates....................................      --    69,101
Property and equipment......................................      45     9,552
Spectrum licenses...........................................      --    35,814
Convertible preferred stock, mandatorily redeemable:
  Series A..................................................      --    92,103
  Series B..................................................      --    45,194
Total stockholders' equity (deficit)........................   2,311    (4,963)

     The following tables set forth certain historical combined consolidated financial data of Vesper Northeast for the period from January 18, 1999 (inception) through December 31, 1999 and Vesper Sao Paulo for the period from May 1, 1999 (inception) through December 31, 1999 on a combined basis. Vesper is our most significant investment and is accounted for using the equity method of accounting. We derived the selected historical consolidated financial data as of December 31, 1999 and for the period from inception through December 31, 1999 from the audited combined consolidated financial statements included elsewhere in this prospectus. You should read the following selected combined consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined consolidated financial statements and related footnotes included elsewhere in this prospectus.

                                     VESPER

                                                      CUMULATIVE FROM
                                                       INCEPTION TO
                                                       DECEMBER 31,
                                                           1999
                                                      ---------------
                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  General and administrative expenses...............     $  67,517
                                                         ---------
  Operating loss....................................       (67,517)
Other Income (Expense):
  Interest income, net..............................         1,163
  Foreign currency transaction gain.................        10,642
                                                         ---------
  Net loss applicable to common stockholders........     $ (55,712)
                                                         ---------
OTHER FINANCIAL DATA:
Cash flow provided by (used in):
  Operating activities..............................     $ (81,896)
  Investing activities..............................      (428,202)
  Financing activities..............................       603,662
  Capital expenditures..............................      (399,136)

                                                          AS OF
                                                       DECEMBER 31,
                                                           1999
                                                       ------------
BALANCE SHEET DATA:
Cash and cash equivalents............................   $   94,588
Property and equipment, net..........................      500,923
Licenses.............................................       83,957
Loans and financing..................................      414,605
Total shareholders' equity...........................      127,958

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a rapidly growing facilities-based provider of integrated communications services to businesses and residential customers. We operate in major Latin American markets that are characterized by high-growth potential, lack of telecommunications infrastructure and a favorable regulatory environment. Our services include voice telephony, high-speed and dial-up Internet access and data transmission. We focus on Latin America, currently concentrating on the Mercosur markets of Brazil, Argentina and Uruguay.

     In Brazil, we offer our telephony and data transport services through Vesper, in which we hold a 49.4% economic interest and a 50% voting interest, and our Internet services through BV Interativa, a joint venture we formed in March 2000 and in which we hold a 45% interest. In Argentina, we offer our Internet services, and expect by the end of 2000 to offer data transport services, through our wholly owned subsidiary, VeloCom Argentina. We also plan to use our operational base in Argentina to provide broadband data and Internet services in Montevideo, Uruguay by the end of 2000. In connection with this anticipated launch, in December 1999 we formed a Uruguayan joint venture, Odecar, in which we have an 85% interest.

     Following the acquisition of the operating licenses by Vesper for the Sao Paulo and northeast regions of Brazil, we consummated a series of transactions with certain of our strategic partners in an effort to increase our ownership interest in Vesper and increase our asset mix and market opportunities. As a result of these transactions, we increased our ownership interest in Vesper to 49.4% (and acquired our 100% interest in VeloCom Argentina and certain other communications assets in Latin America). With these transactions, we also acquired a voting right over 0.6% of Qualcomm's equity interest in Vesper.

     The following table summarizes our current organizational structure:

                                                                  SHAREHOLDER
                         SUBSIDIARY                                INTEREST
                         ----------                               -----------
Vesper......................................................    VeloCom--49.4%(1)
                                                                BCI--34.4%
                                                                Qualcomm--16.2%
BV Interativa...............................................    VeloCom--45%
                                                                BCI--45%
                                                                Qualcomm--10%
VeloCom Argentina...........................................    VeloCom--100%
Odecar S.A. ................................................    VeloCom--85%
                                                                El Pais--15%

---------------

(1) 50.0% voting interest.

     In Brazil, we have built high-capacity integrated (wireless and wireline) last-mile communications networks in 17 states. We began offering an integrated package of telephony and data transmission services in January 2000 pursuant to two operating licenses issued by the Brazilian government. We also provide Internet access, web hosting and other value-added web services throughout Brazil.

     In Argentina, we have deployed a high-speed wireless data transport and "always-on" Internet access network. We began offering packet-switched Internet access services in March 2000 pursuant to certain nationwide licenses granted by the Argentine government. By the end of 2000 we expect to be providing high bandwidth data and Internet services to corporate customers and telecommunications carriers in 24 cities in Argentina, including its five largest markets, and broadband data and Internet services in Uruguay.

     We are in the early stages of development and have from inception generated significant net operating losses and negative cash flows. Similar to other start-up, facilities-based communications providers, we require substantial capital. Accordingly, we have required substantial capital contributions from our stockholders and our subsidiaries' stockholders, and have borrowed substantial amounts, to fund our network build-out. As we build out and deploy our networks, we expect that we will continue to generate net operating losses and negative cash flows.

RECENT OR PENDING ACQUISITIONS AND DISPOSITIONS

     On April 10, 2000, we completed a sale of certain of our Colombian and Peruvian license holding companies that were acquired in September 1999. The purchase price was approximately $8.3 million of which approximately $7.8 million was received at closing and $0.5 million was placed in escrow for release in 90 days. Since the carrying value of these assets held for sale approximates the purchase price, the company will not recognize any gain or loss on this disposition.

BASIS OF PRESENTATION

     Because we only recently commenced operations, our financial statements for the fiscal year ended December 31, 1999 are presented on a development stage company basis. The effect on these financial statements is to report cumulative results of operations and cash flows since our inception on April 29, 1998. The consolidated financial statements include our accounts and those of our majority-owned subsidiaries (VeloCom Argentina and Odecar). For those investments in companies in which our ownership interest is 20% to 50% and we exert significant influence through board representation and management authority (as is the case for Vesper and from March 17, 2000 (the date of acquisition), BV Interativa), the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our proportionate share of net earnings or losses of those companies, limited to the extent of our investment. As of December 31, 1999, we held a 49.4% economic interest in Vesper, which we accordingly account for under the equity method of accounting.

     The financial statements that appear beginning on page F-39 of this prospectus present historical financial information through September 30, 1999 for the entities that now comprise our operations in Argentina, VeloCom Argentina. You should refer to Note 1 to those financial statements.

     In the discussion below, references to "we" and "our" mean VeloCom and its majority-owned subsidiaries, and we will discuss separately the effect on our financial condition and results of operations of the companies in which our investment is accounted for using the equity method.

REVENUES

     Our revenues will be derived primarily from fees charged to subscribers for services. Our pricing plans are subject to change from time to time and are not subject to regulatory approval. We initially expect to charge an activation fee and a flat monthly fee (which will include both an access fee and line charges). We also expect to derive revenue from the sale of some of the components of our customer premises equipment.

OPERATING COSTS

     Our operating costs will include costs and expenses related to both the cost of service and the cost of sales. These costs include the cost of maintaining the networks, site lease costs, leasing of network facilities, technical expense, utilities and compensation expense.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expense consist primarily of subscriber acquisition costs, marketing and advertising and compensation expense and, to a lesser extent, expenses such as travel, professional fees, rent and other general corporate expenses.

SHARE IN RESULTS OF AFFILIATED COMPANIES

     Because we account for Vesper using the equity method of accounting, its results of operations will impact our net income or loss through our recognition, under share in results of affiliated companies, of our 49.4% equity interest in the net income or loss of Vesper.

     Vesper's revenues will be derived primarily from fees charged to customers for its services. Vesper's pricing plans are subject to change from time to time and are not subject to regulatory approval. We expect that Vesper initially will charge an installation or activation fee, a flat monthly fee and a per minute local-use charge.

     Vesper's operating costs will include costs and expenses related to both the cost of service and the cost of sales. These costs include the cost of maintaining the networks, site lease costs, leasing of network facilities, technical expense, utilities and compensation expense. Vesper's general and administrative expense consist primarily of subscriber acquisition costs, marketing and advertising and compensation expense and, to a lesser extent, expenses such as travel, professional fees, rent and other general corporate expenses.

RESULTS OF OPERATIONS

     Because we are a development stage company that only recently commenced commercial operations, the results of operations discussed below may not reflect the character of our future results.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     General and Administrative Expenses. General and administrative expenses were $8.7 million for our first full fiscal year ended December 31, 1999 compared to $0.9 million for our first fiscal year, which commenced on April 29, 1998 and ended December 31, 1998, an increase of $7.8 million. This increase reflects the growth in our operations and was due primarily to an increase in employees at our corporate headquarters to support capital formation and business development efforts, professional fees and travel expenses. In addition, a portion of this increase was due to the acquisition of VeloCom Argentina on September 27, 1999.

     Operating Loss. We incurred an operating loss of $8.7 million for the fiscal year ended December 31, 1999 compared to $0.9 million for the fiscal year ended December 31, 1998, an increase of $7.8 million. This increase in operating loss was due to the increase in general and administrative expenses in fiscal year 1999 connected with our growth in operations and the fact that we did not generate any revenues because we had not yet commenced operations.

     Interest Income. Interest income was $1.1 million for the fiscal year ended December 31, 1999 compared to $0.1 million for the fiscal year ended December 31, 1998, an increase of $1.0 million. This increase was due to an increase in available cash resulting from the sale of the company's Series A and Series B preferred stock during 1999.

     Interest Expense. Interest expense was $0.1 million for the fiscal year ended December 31, 1999 compared to no interest expense for the fiscal year ended December 31, 1998. The interest expense in 1999 resulted from notes payable issued by us in connection with the acquisition of VeloCom Argentina, our majority-owned subsidiary, in September 1999. These notes payable were paid in full in November 1999.

     Share in Results of Affiliated Companies. We recognized a loss of $23.7 million for the fiscal year ended December 31, 1999. This loss reflects our percentage (which increased from approximately 35.0% to 49.4% effective September 30, 1999) of Vesper's net loss of $55.7 million for its fiscal year ended December 31, 1999.

     From its inception on January 18, 1999 through December 31, 1999, Vesper did not have any operating revenues because it had not yet started commercial operations. For the same period, Vesper's general and administrative expenses were $67.5 million (which accounted for its entire operating loss) and it had interest income of $1.2 million and income from gain on foreign currency transactions of $10.6 million. We expect that Vesper will continue to generate net losses as it builds out and deploys its networks in Brazil.

LIQUIDITY AND CAPITAL RESOURCES

     Building telecommunications and data networks is capital intensive. Since our inception, we have engaged primarily in start-up activities requiring substantial expenditures. As a result, we have incurred significant operating and net losses. Further development of our business, including the build-out and operation of our local access networks and investments in Internet infrastructure, will require significant additional expenditures and therefore we expect that these losses will continue for the next several years. Cash provided by our operations will not be sufficient to cover these operating and net losses or our capital expenditures.

     Since our inception on April 29, 1998, we have funded our cash needs primarily through a series of private equity financings. We have raised approximately $425.2 million through the issuance of or commitment to issue shares of our common stock and preferred stock. The following table shows the shares issued and capital raised from each of these equity financing transactions (amounts in table are in thousands, except per share amounts):

                                                        SERIES A    SERIES B    SERIES C
                                              COMMON    PREFERRED   PREFERRED   PREFERRED
                                               STOCK      STOCK       STOCK       STOCK      TOTAL
                                              -------   ---------   ---------   ---------   --------
Issued and paid in full as of December 31,
  1999......................................  $27,067    $92,119    $ 45,942     $    --    $165,128
Funded subsequent to December 31, 1999......                          86,684      51,020     137,704
Absolute commitment to be funded prior to
  September 30, 2000........................      --          --     122,375          --     122,375
                                              -------    -------    --------     -------    --------
Total.......................................  $27,067    $92,119    $255,001     $51,020    $425,207
                                              =======    =======    ========     =======    ========

The Series B preferred stock that has not been paid for is unconditionally committed and can be called by the company at any time prior to certain scheduled closings (June and September 2000) with five business days notice.

     From inception through December 31, 1999, Vesper has raised approximately $183.2 million through the issuance of equity (including $90.2 million we have already invested) and borrowed approximately $414.6 million, all of which through vendor financing.

  CAPITAL EXPENDITURES

     For the fiscal year ended December 31, 1999, we incurred capital expenditures of $1.9 million primarily for the deployment of our networks. During the fiscal year ended December 31, 1998, we incurred minimal capital expenditures primarily for our corporate office facility.

     For Vesper's first fiscal year ended December 31, 1999, it incurred capital expenditures of $399.1 million, primarily for the deployment of its networks in Brazil.

  OPERATING, INVESTING AND FINANCING ACTIVITIES

     Cash used in operating activities was $0.8 million for the fiscal year ended December 31, 1998 and $7.6 million for the fiscal year ended December 31, 1999, an increase of $6.8 million that was primarily due to increased general and administrative expenses. We used cash for investing activities of $95.7 million for the fiscal year ended December 31, 1999 and a minimal amount for the fiscal year ended December 31, 1998. Net cash for investing activities was used primarily for investing in Vesper, mainly to meet its net losses incurred as it built-out its infrastructure, and for property and equipment in connection with VeloCom Argentina's build-out of its infrastructure. Cash provided by financing activities was $3.2 million for the fiscal year ended December 31, 1998 and $125.9 million for the fiscal year ended December 31, 1999. For each period, cash was primarily generated by the sale of equity securities.

     At Vesper, cash used in operating activities was $81.9 million for its fiscal year ended December 31, 1999. Vesper used cash for investing activities of $428.2 million for its fiscal year ended December 31, 1999. Net cash for investing activities was used by Vesper primarily for investing in the build-out of its infrastructure. Financing activities provided Vesper with $603.7 million for its fiscal year ended December 31, 1999 and was generated by the issuance of equity and borrowings under Vesper's vendor financing agreements.

  FUTURE CAPITAL REQUIREMENTS

     Through April 30, 2000, we invested equity of approximately $210.7 million in connection with the development of our business and those of Vesper and BV Interativa. The aggregate amount of our estimated future capital requirements to fund the build out of our local fixed wireless broadband access networks, operating losses and investments in Internet infrastructure from May 1, 2000 through December 31, 2001, assuming no new license or business acquisitions, are summarized below (amounts in table are in millions):

                                VESPER AND
                         BV INTERATIVA OPERATIONS    WHOLLY OWNED       ESTIMATED       CURRENT     VELOCOM'S
                         -------------------------   AND MAJORITY    FUTURE CAPITAL    CASH AND     REMAINING
                                         VELOCOM         OWNED       REQUIREMENTS OF   COMMITTED     FUNDING
                            TOTAL         SHARE      OPERATIONS(3)       VELOCOM        CAPITAL    REQUIREMENTS
                         -----------    ----------   -------------   ---------------   ---------   ------------
Equity contributions...   $  935.0        $440.0        $ 60.0           $500.0         $200.0        $300.0
Debt financing.........    1,500.0(1)         (2)        100.0(4)         100.0              0         100.0
                          --------        ------        ------           ------         ------        ------
          Total........   $2,435.0        $440.0        $160.0           $600.0         $200.0        $400.0
                          ========        ======        ======           ======         ======        ======

---------------

(1) This represents Vesper's debt financing requirements, which we anticipate will be financed through vendor financing arrangements and other facilities already in place, which, however, are subject to certain contingencies, and described below. We do not expect BV Interativa to require debt financing for its capital expenditure requirements through December 31, 2001.

(2) Not applicable.

(3) Wholly-owned and majority-owned operations consist of VeloCom Argentina, Odecar and VeloCom corporate operating expenses.

(4) We currently are negotiating vendor financing to include this amount for VeloCom Argentina.

     The actual amount and timing of our future capital requirements and those of Vesper and BV Interativa may differ materially from our estimates. As indicated above, our estimates do not include the significant capital that would be required for obtaining new licenses, such as a PCS license in Brazil, or for acquiring other businesses. As we discuss under "Use of Proceeds," we may use a portion of the net proceeds from this offering for both these purposes, but no business acquisition currently is probable and we cannot predict whether we will be successful in obtaining additional licenses. We also discuss under "Risk Factors -- We Face Numerous Risks that Could Adversely Affect the Build-Out of Our Network" the risks associated with the build-out of our networks, which could result in significantly greater capital requirements than we currently estimate.

     In addition, we cannot be certain that financing will be obtained to satisfy these future capital requirements on acceptable terms or at all. If we are required to substitute equity financing for debt financing, you may experience substantial dilution, which we discuss under "Risk Factors -- We May Be Unable to Raise the Additional Capital Necessary to Continue Growing Our Business." If financing cannot be obtained on acceptable terms, planned expansion plans may be curtailed or delayed and funding may not be available for ongoing operations.

  VESPER FINANCING AGREEMENTS

     Vendor Financing Agreements--Sao Paulo Region. Vesper Sao Paulo has signed agreements with Lucent to borrow up to $781.5 million of long-term vendor financing (available in three separate tranches), of which $173.5 million had been borrowed as of April 30, 2000. Of this amount, a portion is available for interest and fees under the financing, and the balance is available to purchase from Lucent equipment and services for Vesper's network in the Sao Paulo region and to pay related costs. The lenders are not obligated to make loans unless certain conditions are satisfied, including compliance with specified financial maintenance and operating covenants.

     Subject to mandatory or optional prepayment under certain circumstances, principal amounts borrowed under two of the tranches will be repayable on a semi-annual basis commencing June 2003, with an effective final maturity date of December 27, 2004, and principal amounts borrowed under the third tranche will be repayable in full on December 27, 2004. The financing will bear interest at a floating rate commencing on the first disbursement date, payable on a quarterly basis.

     To secure repayment of disbursements under the Lucent financing, Vesper Sao Paulo has granted Lucent a first priority security interest over equipment, infrastructure and other assets related to Vesper's network in the Sao Paulo region to be acquired with the proceeds of the financing. We and the other Vesper Sao Paulo shareholders have agreed, on Vesper Sao Paulo's failure to comply with certain financial covenants and at the request of Lucent, to make equity contributions in the aggregate amount of $385 million (with our share being up to $190.2 million) of which approximately $135.6 million (including approximately $67.0 million from us) has been contributed as of April 30, 2000. Copies of the agreements with Lucent related to the financing are filed as exhibits to the registration statement of which this prospectus is a part.

     Vendor Financing Agreements--Northeast Region. Vesper Northeast has signed agreements with Nortel, Qualcomm, Ericsson and Harris Corporation (Harris) to issue up to $997.0 million in aggregate principal amount of long-term capital market notes, of which $304.8 million in principal amount were outstanding as of April 30, 2000. Of the total principal amount issuable, however, $415.0 million (subject to certain adjustments) will not be issuable until the occurrence of certain events, including the assumption by third party lenders of all or a portion of the original lenders' obligations to purchase unissued notes, the assignment or transfer by the original lenders of outstanding notes, the repayment by Vesper Northeast of outstanding notes or the exchange, at the option of Nortel, Qualcomm, Ericsson or Harris, of all or any portion of the outstanding notes for subordinated debt securities of Vesper Northeast. Moreover, the lenders' obligations to purchase any notes are conditioned on the satisfaction of certain conditions, including compliance with specific financial maintenance and operating covenants and the receipt by Vesper Northeast of approval from the Central Bank of Brazil with respect to the issuance of the notes. Vesper Northeast will use a portion of the financing to pay interest and fees and the balance to purchase from Nortel, Qualcomm, Ericsson and Harris equipment and services for Vesper's network in the northeast region and to pay related costs.

     Subject to mandatory or optional partial repurchase under certain circumstances, the notes mature on July 1, 2012. The lenders have the option, however, in their sole discretion, to require that all, but not less than all, of the notes be repurchased on July 1, 2004 for a repurchase price equal to the aggregate outstanding principal amount of the notes plus any accrued and unpaid interest thereon. The notes will bear interest at a floating rate of interest commencing on the issuance date, payable on a quarterly basis.

     To secure the repayment or repurchase of notes as required under this financing, Vesper Northeast has granted to the lenders a first priority security interest in equipment, infrastructure and other assets and property related to Vesper's network in the northeast region. Any non-equity financing made by us to Vesper Northeast will be subordinated in right of payment to the notes and the proceeds of that financing will be pledged to the lenders as further security for Vesper Northeast's obligations and as security for our contribution obligations described in the next sentence. We and the other Vesper Northeast shareholders also have agreed, on Vesper Northeast's failure to comply with certain financial covenants and at the request of the lenders, to make equity contributions to Vesper Northeast in the aggregate amount of up to $300 million (with our share being up to $148.2 million) of which approximately $180.0 million (including approximately $88.9 million from us) has already been contributed as of April 30, 2000.

     Copies of the agreements with Nortel, Qualcomm, Ericsson and Harris related to this financing are filed as exhibits to the registration statement of which this prospectus is a part.

     ICMS Financing. Vesper Northeast has entered into an arrangement with the Rio de Janeiro state government pursuant to which the state government has agreed to finance 60.0% of Vesper Northeast's ICMS (value added tax) state tax obligations over the next four years. We estimate that this arrangement will provide Vesper Northeast with approximately $150 million of financing over this period. This financing is denominated in Brazilian Reais, bears interest at an annual rate of 4.5% and matures in 12 years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  FOREIGN CURRENCY RISK

     We are exposed to changes in currency exchange rates because our revenues and costs are denominated in foreign currencies, while a substantial portion of our liabilities will be denominated in U.S. dollars. As a result, our financial condition and results of operations may be affected by changes in the value of the local currencies in which we transact business.

     To date, we have not adopted any hedging strategies to manage our exposure to foreign currency exchange rate risk. We will continue to evaluate whether to adopt hedging strategies if a market develops to limit exposure to fluctuations in the currencies of any of the countries in Latin America in which we operate.

     We fund our Latin American operations from the United States on a monthly basis, balancing the need for timely payments of in-country payables with maintaining low cash balances in any foreign country, thereby minimizing risk from currency devaluation.

     While we intend to take steps to minimize exchange rate risks to the extent available, we cannot assure you that we will not be materially adversely affected by variations in currency exchange rates.

  INTEREST RATE SENSITIVITY

     Vesper has interest rate risk exposure related to funds it borrows under its vendor financing agreements because these borrowings bear interest at a floating rate. We currently do not mitigate the risk of interest rate movements through the use of interest rate swaps or other hedging techniques, but we may choose to do so in the future.

                                    BUSINESS

OVERVIEW OF THE COMPANY

     We are a rapidly growing facilities-based provider of integrated communications services to businesses and residential customers. We operate in major Latin American markets that are characterized by high-growth potential, lack of telecommunications infrastructure and a favorable regulatory environment. Our services include voice telephony, high-speed and dial-up Internet access and data transmission. As of April 30, 2000, approximately $840.7 million total debt and equity had been invested by us and our partners in our networks to meet the significant demand for high-quality network connectivity in our markets. We believe we are uniquely positioned to offer customers on our networks the convenience and cost advantages associated with receiving voice, Internet and data services from a single provider. Our goal is to deliver bundled services using the best technological solutions available over integrated broadband networks that we own and operate.

     We focus on Latin America, currently concentrating on the Mercosur markets of Brazil, Argentina and Uruguay. Our objective is to capitalize on the significant, unmet demand and lack of infrastructure investment in these markets for telephony, Internet and data services. In Brazil, fixed teledensity, the number of fixed telephone lines per 100 people, is approximately 15.4%, compared to 65% in the United States. Lack of infrastructure investment is shown, for example, by the fact that only an estimated 0.4% of commercial buildings in the major cities of Brazil are connected to a fiber optic network, compared with 7.0% in the United States. According to industry sources, Argentina represents the fastest growing market for overall data traffic over the next five years, with a projected compound annual growth rate of 94% while Brazil's projected compound annual growth rate over the same period for overall data traffic is 63%. The growth in the Latin American Internet market is among the highest in the world. Between 1998 and 2003, the number of Latin American Internet users is projected to increase from 4.8 million to 36.7 million, a compound annual growth rate of 51%.

     Our operating licenses in Brazil cover a total of approximately 125 million POPs, of which we have currently elected to serve cities covering approximately 68 million POPs, including Sao Paulo and Rio de Janeiro, Latin America's second and fourth largest metropolitan markets, respectively. We have built in Brazil high-capacity integrated (wireless and wireline) last-mile communications networks in 44 cities, generally located in the central business districts and select residential neighborhoods of our served markets. To date, we have largely deployed a 1.9 GHz CDMA wireless network. We plan to expand our current market presence and deploy last-mile networks serving an additional 121 cities over the next 18 months. We will continue to expand the scale and data transmission speeds of these networks through the migration of existing technology and the development and deployment of additional access solutions, including fiber optic and high-speed wireless access technologies.

     We also offer in Brazil Internet access, web hosting and other value-added web services through network points of presence in 18 cities, including Sao Paulo, Rio de Janeiro and Belo Horizonte.

     In Argentina, we currently offer high-speed, "always-on" Internet access services, and expect by the end of 2000 to offer data transport services, over our broadband wireless networks. Our licenses in Argentina cover areas accounting for most of Argentina's gross domestic product, including the country's five largest cities. Today, the wireless networks we have deployed and activated cover approximately one million POPs. We also plan to use our operational base in Argentina to provide broadband data and Internet services in Montevideo, Uruguay later this year.

OUR COMPETITIVE STRENGTHS

     We believe we are well positioned to capitalize on the expanding and rapidly evolving communications and Internet services markets in Latin America. The following are our key competitive strengths:

      --   FIRST MOVER ADVANTAGE.

       -- Duopoly Status. Our operating licenses grant us duopoly status in 165 cities located throughout the 16 states in the northeast of Brazil and the state of Sao Paulo until December 31, 2001. During this period, we are currently the only provider of switched fixed telephony services allowed to compete with the formerly government-owned incumbent operator in those cities (Telefonica in the Sao Paulo region and Telemar in the northeast region). While the incumbents are providing these services predominantly over copper-based legacy networks, we are able to selectively deploy technologically advanced wireless and next generation fiber optic technologies to serve our customers' needs.

       -- Unique Geographic Footprint. We are the only communications provider in Brazil that holds switched fixed local telephony licenses covering more than one region. In Brazil, our licenses cover an area that accounts for approximately 75% of the country's gross domestic product and total of approximately 125 million POPs, of which we have currently elected to serve cities covering approximately 68 million POPs, including Sao Paulo and Rio de Janeiro, Latin America's second and fourth largest metropolitan markets, respectively. In Argentina and Uruguay, our licenses cover all of the major metropolitan areas.

      --   UNIQUE LICENSES.

         -- Exclusive Spectrum Allocation. Our operating licenses in Brazil grant us the exclusive right to use our assigned spectrum frequencies within the 1.9 GHz and 3.4 GHz wireless bands in the 165 cities where we have duopoly status. In Argentina, we currently hold the largest aggregate wireless spectrum block at both the 3.4 GHz and 28 GHz ranges. We believe these spectrum advantages will enable us to offer a wider range of services, more rapidly, to a broader potential market than our competitors.

         -- Low Acquisition Cost. In Brazil, the average cost of our operating licenses was only $0.60/ POP, as compared with $53/POP average cost of the B band mobile telephony licenses auctioned by the Brazilian government in recent years. In Argentina, we secured significant spectrum at both the 3.4 GHz and 28 GHz bands at minimal cost.

         -- Favorable License Terms. Our operating licenses in Brazil contain more favorable terms than those of the incumbents. In particular, our licenses do not impose limits on the prices we can charge customers or require us to provide universal service. As a result, we are able to selectively target specific demographic market segments.

      -- STRATEGIC RELATIONSHIPS WITH LEADING INDUSTRY PARTICIPANTS. We have established key financial and strategic relationships in order to pursue our strategy of becoming a leading integrated communications provider. These relationships include BCI, one of our partners in Brazil and a major operator of communications businesses in Latin America; Qualcomm, a VeloCom stockholder, one of our partners in Brazil and a leading developer of CDMA and high speed data rate (HDR) technologies; and Nortel, Lucent and Ericsson, major global communications equipment manufacturers that have provided us with substantial vendor financing and equipment supply commitments.

      -- STRONG EQUITY SPONSORSHIP. We have significant equity sponsorship from financial and strategic sponsors with proven track records of developing successful global communications concerns. Our financial investors include: Telecom Partners, Centennial Ventures, Crescendo Ventures, SLI Wireless, BankAmerica Investment Corporation, First Union Investors, Inc., Mellon Ventures and General Cinema Corporation Investments. Our strategic investors include: El Paso Energy Communications Corporation, Qualcomm, Formus Communications and Grupo Vicunha. Certain of these sponsors, such as Qualcomm and El Paso Energy, have also entered into or committed to enter into strategic marketing and development alliances with us.

      -- EXPERIENCED LATIN AMERICAN MANAGEMENT TEAM. Our management team has extensive experience and a proven track record in acquiring, deploying and operating successful communications businesses in the United States and international markets. In particular, Fred A. Vierra, Chairman of the Board of Directors, was formerly Chief Executive Officer of Tele-Communications International, Inc.; David
           J. Leonard, Chief Executive Officer, was formerly President and Chief Executive Officer of UIH Latin America (recently renamed United GlobalCom--Latin America); and Nicolas Kauser,
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

           Chief Technology Officer, was formerly Executive Vice President, Chief Technology Officer at AT&T Wireless Services (formerly McCaw Cellular Communications). In addition, we have strong "in-region" local management teams that have been assembled from, among others, Global One, BellSouth, BCI, Lucent do Brasil and the former Telebras companies. These local teams understand the competitive landscape in which we operate and are attuned to the cultural and political environments in the region, and will be key factors in our success.

OUR STRATEGY

     Our goal is to become a leading facilities-based provider of integrated communications services to both businesses and residential customers in major Latin American markets by providing technological solutions best suited to meet the needs of our customers. Our strategy is to:

      -- AGGRESSIVELY BUILD OUR MARKET SHARE. We plan to aggressively build market share in our target markets by taking advantage of the high level of pent-up demand in Latin America for voice, Internet and data services. In Brazil, we expect this strategy to be fostered by the limited competition we will face as a result of the duopoly market structure, which extends until December 31, 2001. We focus on the underserved small and medium-sized business and high-usage residential customers and offer higher-quality services at competitive prices. We are building brand name recognition in Brazil through a broad-based mass marketing campaign utilizing print, television and outdoor advertising. We are well-positioned to take maximum advantage of an established brand name because of our unique multi-region footprint in Brazil. We anticipate increasing our market position by responding to what we believe to be the high level of customer dissatisfaction with the incumbent communications providers in Latin America by supporting our higher-quality service offerings with dedicated customer service. Unlike the incumbents, our more advanced network technology permits us to offer such features as "plug and play" services (i.e., self-installable customer premises equipment, which is not compatible with the incumbents' wireline networks).

      -- TARGET MOST ATTRACTIVE MARKET SEGMENTS IN LATIN AMERICA. Since we are not required to provide universal service under any of our operating licenses, we will seek to operate at attractive margins by selectively targeting geographic and customer market segments. By the end of 2000, we expect to be providing voice and data services in 78 cities in Brazil and 24 cities in Argentina.

      -- DEPLOY FLEXIBLE, LEADING EDGE TECHNOLOGY. We are deploying scalable, cost-efficient networks that can be rapidly expanded and readily adapted to future technology developments. For example, our 1.9 GHz wireless network in Brazil has the ability to provide both mobile and fixed voice and data services. This will allow us to quickly and efficiently offer PCS service should we be successful in obtaining that license, or to provide a platform for use by other PCS license holders. Our networks are designed in anticipation of evolving technology such as "third generation," or 3G, technologies which will significantly increase the speed and bandwidth performance of our CDMA voice and data network. We are incorporating multiple last-mile access solutions, including wireline and wireless, into our core network architecture. We believe that our hybrid, integrated network strategy will enable us to cost effectively match our service offerings with the requirements of our customers.

      -- EXPAND AND ENHANCE OUR NETWORKS AND SERVICE OFFERINGS. We are continuing to expand our networks by deploying additional facilities within areas where we own licenses, or by acquiring new licenses through auction, including PCS and LMDS in Brazil and local and long distance voice licenses in Argentina, or selectively acquiring broadband, cable and fiber operating entities. We are continuing to expand our service offerings to include other value-added data services beyond Internet access, such as VPNs, VoIP, high-speed, "always-on" Internet access, business and consumer portals, web hosting, co-location and e-commerce services. After the expiration of the duopoly period in Brazil, we plan to provide national and international long distance service and local communications services in the regions where we do not currently operate.

      -- LEVERAGE OUR REGIONAL PRESENCE. We will continue to take advantage of regional synergies associated with operating communications businesses in the Mercosur region. We ultimately plan to
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

           interconnect our Brazil, Argentina and Uruguay networks to increase the proportion of our traffic that is on our network. We believe that our presence in three of the largest metropolitan areas in the world will enable us to create attractive service packages for corporate customers. In addition to these regional service opportunities, we expect to realize advantages stemming from technical and operational "knowledge-sharing" between our respective local management teams.

INDUSTRY OVERVIEW

     Latin America is a large and attractive telecommunications market with a population of almost 500 million and a combined GDP of approximately $1.7 trillion in 1999. Because penetration rates remain significantly below the levels of the United States and Europe, we believe the Latin American telecommunications industry has the potential to grow at a faster rate than the global telecommunications industry overall.

     According to industry sources, the Latin American telecommunications market is expected to experience compounded annual growth in:

      -- total telecommunications revenues of approximately 16% from 1999 to 2004;

      --   wireless subscribers of approximately 28% from 1999 to 2004;

      --   wireless service revenues of approximately 21% from 1999 to 2004;

      --   active Internet accounts of approximately 87% from 1997 to 2002; and

      --   data services of approximately 30% through 2002.

  BRAZIL

     Brazil is the most populous country in Latin America, with approximately 164 million people at the end of 1999, and, at year-end 1998, was the eighth largest economy in the world. As the largest Latin American market based on size, population and GDP, we believe Brazil provides the region's best telecommunications opportunities. In July 1998, Brazil privatized its principal public telecommunications operator, Telebras, and has since established an independent regulator, Agencia Nacional de Telecomunicacoes--ANATEL, to oversee its telecommunications industry. Following the privatization of Telecomunicacoes Brasileiras S.A.--Telebras, ANATEL also established four telecommunications licenses designed to "mirror" the operating concessions of the long distance operator Empresa Brasileira de Telecomunicacoes--Embratel and the country's three regional fixed-line service providers. These operating licenses were awarded by public auctions, based upon price and technical factors such as build-out parameters and penetration thresholds. Pursuant to these auctions, the mirror license for the northeast region of Brazil (including Rio de Janeiro, Minas Gerais and Espirito Santo) was awarded to us in February 1999, and the mirror license for the state of Sao Paulo was awarded to us in May 1999. As part of the privatization, the Brazilian government also auctioned ten mobile licenses, the B band licenses, to compete under a duopoly structure with the eight incumbent former Telebras mobile operators, which hold the A band mobile licenses.

     In 1999, fixed line teledensity increased from approximately 12.3% to 15.4%. The relatively low fixed-line teledensity, together with a high level of pent-up demand, provides our Brazilian subsidiaries with enormous potential for growth as shown by the significant increase in wireless penetration rates in 1999, which grew from 4.5% to 8.9%. Cellular subscribers (not including subscribers for paging services) have grown from approximately 1.5 million at the end of 1995 to approximately 15.3 million at the end of 1999.

     Brazil has one of the highest Internet growth rates in the world. In 1999, the number of Internet dial-up accounts increased by almost 50% from 1.3 million to 1.9 million.

  ARGENTINA

     With a population of approximately 36 million people at the end of 1999, Argentina is one of Latin America's largest economies with an estimated 1999 GDP of $279.5 billion. Argentina's telecommunications sector was privatized in 1990 when Empresa Nacional de Telecomunicaciones, the then state-owned entity,

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

was split into two regional monopolies. The Argentine government began demonopolization of the sector beginning in November 1999, granting two new licenses that became operative at that time and several others that will become operative in November 2000. We have applied for both a local and a long distance voice license in Argentina, which we expect will be granted by the end of 2000.

     The Argentine communications market is more developed than that of Brazil, but like Brazil continues to grow rapidly. Over the past four years, the number of fixed line subscribers has increased from 6.0 million to 8.1 million resulting in a fixed line teledensity of approximately 21%, leaving considerable room for growth. Cellular subscribers (not including subscribers for paging services) have grown from approximately 411,000 in 1995 to approximately 4.5 million at year-end 1999, resulting in a wireless penetration rate of approximately 12.2% and representing a compound annual growth rate of 73%. Internet usage increased from 170,000 users in 1997 to 386,000 users in 1999, and is expected to reach 695,000 by year end 2000, representing a three year annual growth rate of 60%. The approximate $450 million data services market at the end of 1999 is expected to grow at approximately 25% a year to approximately $663 million by the end of 2000.

OUR COMMUNICATIONS NETWORK AND NETWORK DEPLOYMENT PLAN

  BRAZIL

     Network Deployment. In order to serve our customers' current and future communication needs, we have been and are continuing to construct technologically advanced local wireless networks throughout our service areas complemented by fiber in the denser and most attractive demographic areas in our region. We are now operating technologically advanced wireless local networks in 44 cities in 17 states in Brazil. These networks are generally located in central business districts and select residential neighborhoods of major cities, including Sao Paulo, Rio de Janeiro and Belo Horizonte.

     Our initial deployment has utilized CDMA technology in the 1.9 GHz frequency spectrum and has focused on achieving widescale deployment across a broad geographic area in order to meet our license requirements and capture market share as rapidly as possible. The architecture currently being deployed consists of fiber backbones on a leased and built basis capable of multiple protocols including asynchronous transfer mode (ATM), frame relay (FR) and Internet protocol (IP), and will support wideband and broadband access through wireless and "fiber to the curb" architectures. We are now in the process of further expanding our CDMA footprint. We also expect to significantly enhance the bandwidth and speed characteristics of our wireless networks in the next 12 months, through hardware and software upgrades currently being developed by several equipment vendors, including Lucent, Nortel and Ericsson, to take advantage of the evolution of wireless networks to 3G technologies.

     As of April 30, 2000, we deployed our network in 29 cities in the northeast region and 15 cities in the Sao Paulo region. We have committed to deploy our networks in 112 cities in the northeast region and 53 cities in the Sao Paulo region by the end of 2001.

     The infrastructure of the local access networks is composed predominately of CDMA base stations, with local distribution in certain cities of the northeast region and areas of Rio de Janeiro also including fiber-to-curb access. The core networks are supported by multi-service switches (packet and circuit switched enabled). We own substantially all of the equipment that comprises the network infrastructure. Lucent Technologies is our primary infrastructure equipment vendor for the Sao Paulo networks and Nortel Networks and Ericsson are our primary infrastructure equipment vendors for the networks in the northeast region. A description of these vendor supply arrangements with Lucent, Nortel and Ericsson appears below under the heading "--Equipment Supply Agreements."

     Local Fiber Optic Networks. A core part of the local networks in our largest service areas are rings of fiber optic cables constructed and deployed primarily in central business districts or dense urban areas. These rings are primarily used to connect our wireless base stations to our core network facilities and interconnect our switches. We also are using fiber optic cable to provide services directly to certain customers with significant, high bandwidth data and voice requirements and plan to expand that usage in the future.

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

     We are now leasing fiber facilities and rings in the Rio de Janeiro metropolitan area, the Sao Paulo metropolitan area, Belo Horizonte and six other cities. In addition, we expect to have fiber rings in eight cities under construction or completed by year-end 2000. We have also entered into, and will continue to negotiate for, a number of contractual arrangements with strategic infrastructure development companies to secure or provide additional local fiber rings and last mile connectivity, long haul transmission for network backhaul, tower sites, rights-of-way to multi-dwelling and commercial buildings, site permitting and network construction. These agreements provide critical fiber capacity for both data and voice services.

     Inter-City Backbone Facilities. For the inter-city backbones, we are currently using a combination of leased fiber optic networks, satellite and microwave transmission facilities. We intend to construct our own inter-city facilities as such actions are economically and/or strategically justified.

     Operations. We have outsourced the development of key information systems, such as network management and billing, to several international hardware and software vendors, including IBM, SAP and EDS.

     Network Operating Centers, or NOCs, are maintained in Rio de Janeiro and in Sao Paulo. The primary purpose of these NOCs is the centralized and integrated management of all equipment deployed in the networks. These centers continuously monitor the performance of the various pieces of transmission and switching equipment, the operating systems, the performance of customer transmission paths and circuits and customer premises equipment in the networks. In the future, these two NOCs will be interlinked, so that a temporary shutdown in one region can be compensated by the NOC in the other region. The NOCs operate 24 hours per day and 7 days per week.

     Customer Premises Equipment. For customers on our 1.9 GHz CDMA technology platform, customer premises equipment features a compact, self-contained integrated antenna, transceiver and network interface unit. This customer unit is easy to install and provides voice, digital fax and dial up access to the Internet (although our network in the northeast region, other than in Rio de Janeiro, is not expected to be able to offer digital fax and Internet access until later this year). We retain ownership of the equipment, and customers are required to return the equipment to us upon termination of service. The customer premises equipment for our networks in Brazil is supplied by Motorola and Lucky Goldstar, Inc. We expect to contract with additional customer premises equipment vendors in the future.

     3.4 GHz Access Networks. In March 2000, we issued a request for information to selected vendors regarding the construction of a broadband packet voice and data network utilizing technologies in the 3.4 GHz spectrum. This request specified a solution with minimum requirements of two voice lines and a data line with burst capabilities exceeding 1 megabit per second (Mbps) of transmission capabilities. We are planning to deploy a trial system by the end of 2000. See "--Our Technology Solutions" below for a detailed description.

     Interconnection Agreements. We have interconnection agreements with a number of other communications companies servicing Brazil. These agreements permit the systems operated by us and the other providers to communicate and exchange voice and data with each other. The terms of these agreements are subject to strict regulatory rules and regulations designed, in part, to prevent established market participants from imposing unfair terms on new market entrants. Settlement payments required under these agreements vary depending upon the type of interconnection established in any given connection (e.g., local-to-local, local-to-long distance, local-to-mobile). We have entered into interconnection agreements with long distance, incumbent and mobile operators, and all of the cellular providers in the northeast region, including both A and B band cellular operators. We have entered into an agreement with Embratel that permits us to route our Internet traffic to Embratel's network.

     Equipment Supply Agreements. We have executed equipment supply agreements with Lucent for the Sao Paulo region of Brazil under which Lucent has a "ready for service" project management role over the deployment of our network in that region and is also obligated to train our personnel to operate and maintain the equipment. Under the terms of the agreement, we are committed to purchase, and Lucent is responsible for supplying and installing, network infrastructure equipment, including switches, routers and base stations, worth a minimum of $470 million.

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     We have executed equipment supply and services agreements with Nortel and
Ericsson for the northeast region of Brazil. Under their respective supply agreements, Nortel and Ericsson have "turn-key" project management roles over the deployment of their portions of our network in the northeast region. Under the terms of these agreements, we have committed to purchase, and the vendors are responsible for providing, equipment and services worth a minimum of $600 million, including switching and CDMA wireless infrastructure equipment from Nortel and base stations and fixed wireless infrastructure equipment from Ericsson. As part of their respective supply agreements, Nortel and Ericsson are also obligated to train our personnel to operate and maintain the equipment. Copies of these agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

  ARGENTINA

     Network Deployment. We are in the process of deploying a broadband, high speed wireless local network in Buenos Aires that currently has coverage of approximately 1.1 million POPs. This network will utilize the 3.4 GHz frequency spectrum and employ up to 3.0 Mbps full duplex data transmission capabilities. This Lucent-developed technology is branded as WaveACCESS 3500 and is commonly referred to as a Wireless Data Access (WDA) platform. We believe that WDA technology provides us with a significant strategic and "first-mover" advantage in the deployment of high-speed "always-on" wireless Internet access to the residential and small and medium-sized business markets.

     The initial infrastructure of our WDA network currently includes base stations and digital switching centers. The base stations are all roof-top mounted and serve as wireless hubs for all data traffic on the network. This traffic is backhauled from these wireless hubs over a backhaul system (utilizing a combination of fiber optic cable and microwave transmissions) to the digital switching centers, where the traffic is then routed accordingly. We own substantially all of the equipment that comprises our network infrastructure, and we are in the process of negotiating an equipment-based financing arrangement for our network infrastructure equipment.

     We plan to build out networks in cities totaling approximately 20 million POPs within three years. Commercial coverage in the Buenos Aires metropolitan area utilizing the WDA platform commenced in March 2000. We expect that the WDA-based network will be expanded beyond the Buenos Aires metropolitan area to include the cities of Tigre and Pilar within the next three months, the cities of Cordoba, Rosario and La Plata by year-end 2000 and the city of Mendoza during 2001.

     To facilitate the rapid rollout of our networks, advanced negotiations are taking place with infrastructure development groups to secure long haul transmission for network backhaul, rights-of-way to multi-dwelling and commercial buildings, site permitting and network construction.

     We expect to launch a second technological platform as part of our network, commonly known as an LMDS point-to-multipoint platform, by the end of 2000. This LMDS technology offers lower entry and deployment costs than fiber, combined with a high rate of spectrum efficiency. LMDS is commonly referred to as "wireless fiber" since its speed and functionality are similar to fiber. LMDS technology is designed for medium to large heavy data usergroups. Accordingly, we plan to offer our LMDS platform primarily to our medium to large-sized business customers. An attractive feature of this LMDS platform is that it will enable us to serve as a "carrier's carrier" by providing the core network pipeline for other providers of communications services in Argentina.

     Extension of Service to Uruguay. We plan to use our operations in Argentina as a base to launch broadband data and internet services to corporate customers in Montevideo, Uruguay by the end of 2000.

     Operations. The network's current customer care and billing systems software was customized based on popular platforms used in Argentina by various communications companies. We expect to begin replacing these systems with more flexible, skeletal systems by the end of 2000. A NOC is maintained in our corporate headquarters in Argentina. This NOC operates 24 hours per day and 7 days per week.

     We expect to have a small corporate headquarters in Montevideo, Uruguay, primarily to house a small sales force and the minimal on site technical staff necessary, totaling approximately 10 employees. The
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operation and maintenance of our network in Uruguay, including a substantial portion of systems monitoring, technical support and customer service, will be performed by us from our offices in Argentina.

     Customer Premises Equipment. The customer premises equipment for our network features a wireless modem and ethernet Local Access Network (LAN) card. The LAN card is plugged into the customer's computer and communicates with the wireless modem. The wireless modem can be used in a shared environment of up to 10 residential users connected to a hub. We provide our customers with the wireless modem portion of the customer premises equipment free of charge. We retain ownership of the wireless modem, and customers are required to return the modem to us upon termination of service. The ethernet LAN card portion of the customer premises equipment is purchased by our customers. The customer premises equipment for our WDA network is supplied by Lucent. We expect to contract with additional customer premises equipment vendors in the future.

     Equipment Supply Agreements. In Argentina we are currently negotiating supply agreements and related financing terms with our primary equipment vendors.

PRODUCTS AND SERVICES

  BRAZIL

     We launched telephony and data transmission services in January 2000, and in March 2000 began offering Internet access and other value-added services. Our services currently include:

     Local Phone Services. We provide customers with a complete range of local phone services, including:

         --   basic local services;

         --   access to national and international long distance carriers;

         -- Digital PBX, which allows for intra-office routing of calls and voicemail from a switch installed on a customer's premises;

         -- Centrex, which allows for intra-office call routing and voicemail from a switch installed at the local telephone company's premises;

         --   toll-free services;

         --   leased lines;

         --   dedicated corporate lines; and

         --   custom calling services.

     Long Distance Services. We currently offer our customers intra-regional long distance services. Our customers access our long-distance services by choosing our two-digit "dial-up access" code when making calls. Upon expiration of the duopoly period on December 31, 2001 we expect to expand our long distance service offerings to include integrated national and international long distance service (if authority is granted by the Brazilian government to do so), and calling card, conferencing and other enhanced services.

     Value-Added Services. We offer a full suite of value-added services to our residential and business customers, including:

         --   voice mail with message waiting signal;

         --   message storage and delivery;

         --   teleconferencing;

         --   personal greetings;

         --   speed dialing;

         --   caller identification;

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         --   call blocking and call forwarding;

         --   calling cards; and

         --   private-label card options.

     Internet Services. We offer free and paid Internet access and other value-added web services throughout Brazil, including dedicated Internet access to enterprise customers. We operate 18 network points of presence, including points of presence in Sao Paulo, Rio de Janeiro and Belo Horizonte, which provide our customers with access to the Internet. The value-added web services currently offered or planned to be offered by us include the following:

         --   web hosting;

         --   data services;

         --   VoIP service on a private network basis;

         --   co-location services;

         --   intranets and extranets;

         --   e-commerce;

         --   consulting;

         --   domain name registration; and

         --   limited data storage services.

     VPN and Dedicated Private Line. We provide local dedicated data access circuits as well as the intra-regional long distance portion of those circuits. These links are used to connect offices for file sharing, e-mail and workgroup applications.

  ARGENTINA

     We commenced operations in Argentina on March 13, 2000, and as of April 30, 2000, had 494 customers. We currently provide our customers with high-speed, packet-switched Internet access services at targeted average access speeds of at least 256 kilobits per second (Kbps), with bursting rates of up to 1.5 Mbps increasing to 3.0 Mbps by 2001.

     Our services currently include:

         -- broadband wireless Internet access, including e-mail accounts and web page publishing under special domain names;

         --   dial-in Internet access accounts for remote access; and

         --   multi-location private network connectivity.

     We are in the process of deploying a variety of Internet, data and communications services, including:

         --   high-speed Internet access and data transmission;

         --   international gateway access from regional locations;

         --   fixed IP addresses;

         --   webhosting;

         --   housing and co-location;

         -- LAN interconnection (data transmission service between local area networks supporting ethernet interfaces and Maximum Information Rate (MIR) class of service); and

         --   E1 and fractional E1 links.
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     We plan to develop the following service offerings in the near future:

         --   LAN connections;

         --   intranets and extranets;

         --   VPNs;

         --   on-line advertising and e-commerce; and

         -- Applications Service Provisioning (shared applications available on demand to Internet and intranet users, such as financial systems, accounting tools and back up services).

     To complement our data services offerings, we applied for local and long distance voice licenses to begin providing telephony service in 2001 in selected markets. Preliminary trials of VoIP have been conducted at our test lab in anticipation of obtaining the voice license. The network access technology currently in place will, with upgrades, handle voice traffic in addition to data, with voice routing either over the IP network or to local exchange carriers for routing through the public communications networks.

CUSTOMERS AND CUSTOMER SERVICE

  BRAZIL

     Customers. We launched commercial service in 44 cities in January 2000 and as of April 30, 2000 we had orders for approximately 144,000 access lines and are currently installing lines at a rate of approximately 2,000 per day. Our customer base for our telephony and data services is currently comprised primarily of:

         --   residential customers;

         --   mid-sized and small businesses; and

         --   micro and home office businesses.

In the future, we expect to expand our customer base to include large businesses (including financial institutions) and government agencies.

     We acquired an Internet service provider in late March 2000, and as of April 30, 2000 we had approximately 40,000 users.

     Customer Service. We believe that customers in the Brazilian target markets are highly dissatisfied with their incumbent fixed line communications service providers. A high level of customer service is a key element in establishing customer loyalty, attracting new customers and generating positive word-of-mouth advertising. We offer high-quality, responsive, personalized and customizable services through our two customer service centers, which are supported by local installation and repair technicians who handle customer installation, repair and maintenance in each of the markets we serve. The local service technician activities are coordinated and managed by our two NOCs. We believe a local presence coordinated through regional customer service and operating centers allows us to deliver superior customer service on a cost effective basis.

     We maintain one customer service center in Macae for the northeast region and one in Campinas for the Sao Paulo region. These customer service centers:

         -- have a combined total customer service representative seat capacity of 495 (scaleable to 1,250) as of April 30, 2000, which we believe will adequately meet our needs until 2001;

         -- are fully automated and utilize advanced technology, including integrated voice recognition and automatic call distribution (ACD) technology;

         --   can handle call volumes of approximately 80,000 calls per day;

         -- utilize integrated data base management systems that can immediately access all of a customer's data and allow us to quickly respond to customer inquiries; and

         -- will be fully capable of providing overflow and backup support for each other by year-end 2000.

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Each customer service representative employed at these centers completes approximately four weeks of in-house training specializing initially in residential customer service issues. Certain customer service representatives receive additional specialized training to handle business customers, billing and collections. In addition, escalation procedures are in place to channel highly technical issues to qualified personnel, and the customer service centers compile and maintain a data base of prospects. Fraud management procedures also have been instituted as part of our customer service representation.

     Each of our customer service representatives completes approximately 130 hours of classroom and approximately 30 hours of on-the-job training. Currently, customer service requests involving our telephony and data services are handled by telephone or via the Internet. Data regarding customer service requests is collected and analyzed in an effort to improve our customer service operations.

     We currently operate customer care centers for our Internet service in Rio de Janeiro, Sao Paulo and Belo Horizonte. We expect to implement ACD technology and, where feasible, combine our customer service operations with those operated for our telephony services.

  ARGENTINA

     Customers. We launched commercial service in March 2000 and as of April 30, 2000 we had approximately 800 orders for service. Our customer base is currently comprised primarily of:

         --   residential customers;

         --   small to mid-sized businesses; and

         --   micro and home office businesses.

     Our primary target market is small and medium-sized businesses, which we believe have traditionally been underserved by larger communications providers, have limited resources and are increasingly looking to outsource their Internet, data and communications requirements. These businesses typically lack the expertise to address all of their Internet, data and communications requirements in-house and are therefore best positioned to benefit from our integrated solution. The customer base for the LMDS platform we plan to launch later this year will comprise medium to large-sized business customers only, including carriers seeking to use our core networks as a carrier for their own networks.

     Customer Service. We believe that customers in our Argentina target markets are highly dissatisfied with the dial-up services provided by the incumbent communications service providers and with Internet access provided through cable modems. A high level of customer service is a key element in establishing customer loyalty, attracting new customers and generating positive word-of-mouth advertising. We offer high-quality, responsive, personalized and customizable services.

     We currently provide customer service through a customer service center located at our corporate headquarters in Buenos Aires. The customer service center:

      -- had a total customer service representative seat capacity of 40 as of April 30, 2000;

      -- is fully automated and utilizes advanced technology, including integrated voice recognition technology;

      --   can handle call volumes of over 130 calls per hour; and

      -- utilizes integrated data base management systems that can immediately access all of a customer's data and allow us to quickly respond to customer inquiries.

     Each of the customer service representatives completes approximately 35 hours of in-house training. Currently, all customer service requests are handled by telephone or via the Internet. However, we intend to open a customer showroom in our corporate headquarters building that will cater to business customers. Data regarding customer service requests is collected and analyzed in an effort to improve our customer service operations.

SALES AND MARKETING

  BRAZIL

     Marketing and Branding. We are aggressively implementing a multi-level marketing campaign through print, television and direct marketing activities aimed at specified market segments in order to increase our market share. Brand and product advertising efforts include print, radio and television advertising carried out on both the local and national levels as well as billboard and other types of outdoor advertising. This external communication is reinforced by customer communications initiatives, in the form of welcome programs and a customer loyalty program currently under development. We also actively collect and analyze market and customer data in an effort to continually improve our marketing efforts.

     We are also working with a Brazilian marketing firm to develop and implement a branding campaign for our Internet services. As part of this program, we will be launching a website and a personal computer (PC) program that will allow customers to receive a PC/Internet access bundle at one low monthly rate.

     Sales and Distribution. Our sales efforts currently target micro and home office businesses, small and mid-sized businesses and residential consumers in the upper and middle income segments.

     For business customers, the primary distribution channels for our telephony and data products and services currently involve targeted efforts by specially trained account executives who utilize data profiling to locate prospective business customers and offer them comprehensive voice and data business solutions. Recognizing differences in customer needs and in the length of the sales cycle, different levels of attention are devoted according to size and complexity of business, with telemarketing employed for micro businesses, sales account executives focused on medium business and industry specialists dedicated to sales and servicing of corporate accounts. Particular attention has been focused to date on high-density buildings with a large percentage of small business customers where early gains can be achieved.

     For residential customers, the primary distribution channels for our products and services currently include inbound calls from prospective customers to our call centers; inbound inquiries from prospective customers through the Internet direct marketing and telemarketing; points-of-presence in a variety of retail outlets, including post offices, lottery houses, newspaper stands and banks, for sale of prepaid cards and credits; direct sales efforts, including direct marketing material, door-to-door sales and special promotional and community events. In the future, we plan to have owned and operated company stores.

     In April 2000, we launched on a trial basis Vesper Express, a "plug and play" service and distribution program that involves delivery of the customer premises equipment via a third-party with a self-installation kit. We believe Vesper Express will be our most efficient long-term sales and distribution strategy for residential customers because it will significantly reduce the speed and cost of installation and is a service offering currently not offered by our incumbent competitors. We are negotiating with a number of select national chain stores and retailers to act as distribution outlets for sales of our "plug and play" services.

     All of our sales personnel receive approximately 30 hours of in-house training.

     The sales efforts for our Internet services currently target residential consumers and businesses, and the primary distribution channels currently include direct sales and telemarketing.

  ARGENTINA

     In connection with the launch of service, our marketing organization initiated a brand awareness and acquisition campaign that utilized outdoor and subway billboards, direct mail, and on-screen advertising in movie theaters within our initial coverage area. We expect future marketing efforts to involve similar multi-media campaigns, and trade publication advertising augmented with retail point of presence promotions and demonstrations, and that these efforts will be geographically segmented and primarily target users with the demographic profiles that match our selected customer base. We also actively collect and analyze market and customer data in an effort to improve our marketing and retention efforts.

     Our sales efforts currently target upper and middle class residential consumers, micro and home office businesses and small and mid-sized businesses. In addition, following the launch of the LMDS platform, our sales efforts will expand to include medium to large-sized businesses, including other providers of communications services. For residential customers, the primary distribution channels for our service offerings include: inbound calls from prospective customers to customer service representatives; independent selling agents; event sponsorship; and retail stores. For business customers, our service offerings are distributed through direct sales carried out by account executives utilizing data profiling to locate prospective business customers. All of our sales personnel receive approximately 40 hours of in-house training.

COMPETITION

  BRAZIL

     Brazil is the largest communications market in Latin America and has attracted and is expected to continue to attract numerous providers of telephony, data and Internet service, many of whom are larger and better financed than we are. The operating licenses granted to us, however, established a duopoly with respect to the provision by us and the incumbents (Telemar, which is not affiliated with an international operator and Telefonica, which is controlled by Telefonica of Spain), of switched fixed telephony services in our regions until December 31, 2001. Consequently, until the expiration of the duopoly period, the incumbent providers represent our only source of competition with respect to switched fixed telephony services in the 165 cities where we have duopoly status. We do not expect to compete primarily on price because there is a high level of pent-up demand for voice and data services in Brazil, we have superior networks compared to the legacy networks used by the incumbent providers and we provide high quality, comprehensive customer care. Although the use of cellular phones for switched fixed telephony services could be viewed as a competitive alternative to the services we provide, we believe we can effectively compete with the cellular services on the basis of price and quality of service.

     Upon the expiration of the duopoly period, we expect potential competitors to apply for the necessary licenses to compete against us and the incumbent providers with respect to the provision of these services. Accordingly, we expect competition to intensify following the expiration of the duopoly period.

     With respect to the provision of data services, there are a number of operators with non-exclusive licenses in our regions, many of which have substantially greater resources than we do.

     The Internet market in Brazil is highly competitive, particularly following the advent of free service. We expect to compete primarily on the basis of price and by offering bundled services.

  ARGENTINA

     The market for data and Internet services in Argentina is highly competitive. We anticipate that competition will continue to intensify as the use of the Internet continues to grow. The tremendous growth and market size of the data and Internet access industry has attracted many new start-up businesses as well as existing businesses from different industries. Current competitors include:

         --   national, regional and local Internet service providers;

         -- global, national and regional long distance and local exchange communications companies;

         --   cable television companies;

         --   direct broadcast satellite and wireless communications providers;

         --   on-line service providers; and

         -- web hosting providers and providers of other enhanced value Internet services.

     Our primary competitors in Argentina include the major communications companies currently operating there and providing data and Internet access services, many of which have substantially greater resources than we do.

     We seek to differentiate our services from those of our competitors by providing our customers with sophisticated, integrated data solutions and superior customer service. We believe, given the current public switched fixed network usage-based pricing structure, that our "always-on" flat-rate priced data network provides an attractive pricing alternative. Since we operate over standard, open Internet protocols, we are able to bypass the local networks and provide a better quality of service as well.

OUR TECHNOLOGY SOLUTIONS

     We seek to offer customers a set of technology options to meet their changing needs, and introduce new technologies as necessary. Our current choice of access technologies includes 1.9 GHz CDMA, 3.4 GHz wideband fixed wireless, point-to-multipoint and point-to-point broadband and fiber to the curb, combined with xDSL technologies. Fiber strands and point-to-point microwaves are the basis of our high-capacity transmission backbone. Our network architecture supports various communication protocols such as circuit, ATM, FR and IP.

     1.9 GHz CDMA. The CDMA fixed wireless access has been extensively deployed in our networks in Brazil, constituting our basic service offering. This technology, accepted worldwide and market proven by leaders in the cellular and PCS industry, has enabled us to quickly deploy our network in Brazil and capture pent-up market demand. The major technical benefits of CDMA include: (1) higher capacity (several times higher than competing GSM and TDMA cellular/PCS technologies); (2) efficient use of spectrum; (3) "soft handoff" (which allows the simultaneous conversation between adjacent radio base stations to reduce dropped calls); (4) variable rate voice coding (which allows speech bits to be transmitted at only the rates necessary for high quality); and (5) multipath signal processing techniques that combine power for increased RF signal integrity.

     The key strategic advantages of implementing CDMA in our network include:

         -- faster market-wide solution via wireless access, providing digital carrier quality telephony service.

         -- indoor, self-installation capable customer premises equipment; so-called "plug-and-play" capabilities for faster and cost efficient subscriber intake.

         -- PCS-based fixed wireless access technology, capable of providing mobile voice and data services (when regulations permit).

         -- ability to provide advanced cellular-type services to our customers in the near future, such as limited mobility, short messaging and wireless access protocol.

         -- provision of revenue-generating features, such as voice mail, call waiting, call forwarding, caller ID and conference calling.

         -- technology migration to third generation wireless over the next 12 months enabling the provision of high-speed circuit and packet data services up to 144 Kbps (3G cdma2000 1xRTT).

         -- technology well positioned for migration to IP-based voice and data, with burst speeds up to 2 Mbps in 2002 (3G cdma2000 3xRTT or wideband CDMA).

     1.9 GHz HDR. HDR is a spectrally efficient CDMA technology developed by Qualcomm to optimize delivery of packet data services. It uses the existing RF component of CDMA to provide high-speed Internet access to multiple users, with peak data rates up to 2.4 Mbps. The HDR system provides fixed and mobile packet data via the mobile IP protocol, using radio base stations directly interconnected with packet data routers. We believe this technology, which is expected to be available in mid-2002, could be used for the provision of broadband services to our subscribers. We are exploring the launch of HDR over our existing CDMA network. We have committed to Qualcomm to deploy HDR on a trial basis as soon as commercially available.

     3.4 GHz Wideband. We are planning to augment our CDMA network with the deployment of a wideband 3.4 GHz network to meet high-speed data and voice needs in the high-end residential, micro and home office, and small and medium-sized business segments. We have issued an industry-wide request for proposals to select the wireless access technology and vendor for this solution. The requirements for this system include the ability to provide voice services via VoIP and data services with minimum burst data speeds of 1 Mbps. Vendors that meet the requirements are being identified and we expect to have commercial service in Brazil by the end of 2000. The technologies with IP-based architecture, such as Lucent WaveACCESS 3500 deployed in Argentina, provide high-speed burst rates for Internet connections in addition to future VoIP services and are scheduled for commercial availability in 2001.

     Point-to-Multipoint (LMDS). We expect to launch a second technological platform, known as an LMDS point-to-multipoint platform, as part of our network in Argentina by the end of 2000. LMDS is a high-bandwidth wireless connection that provides broadband capacity starting at several Mbps up to a maximum of 155 Mbps. LMDS services include high-speed data transfer and Internet access, wireless local telephone service, wireless transmission of telephone calls in bulk quantity, remote access to corporate local area networks, interactive video, video broadcasting and videoconferencing.

     Point-to-Point. Conventional point-to-point transmission technology provides E1 lines to subscribers connected to the network via a dedicated two-way radio link set up between a pair of narrow beam antennas with line-of-sight to each other. Each E1 line provides 2.048 Mbps that can be used for telephony, IP services and ATM services. Point-to-point links to multi-tenant buildings, combined with routers, multiplexers or add/ drop equipment can provide any combination of voice and data services to multiple subscribers. The point-to-point radios can also be used for broadband applications, similar to LMDS via the use of available transmission technologies up to 155 Mbps. We currently use point-to-point transmission technology as part of our network backhaul in Brazil and we expect in the future to use this technology as part of our Argentine network.

     Fiber/xDSL. We have begun deploying a combined fiber and DSL technology for last-mile access, and we will continue to expand this deployment in locations where high capacity and density of subscribers create demand for these solutions, for instance the Rio de Janeiro and Sao Paulo metropolitan areas. DSL technology increases the data carrying capacity of conventional lines to speeds up to 6Mbps depending on the length of the last copper drop to the subscribers. The fiber and combined fiber xDSL allow the provision of a complete broadband solution to our subscribers.

REGULATION

  BRAZIL

     Regulatory Scheme. The provision of telecommunications services in Brazil is regulated by ANATEL pursuant to the Lei Geral de Telecomunicacoes (General Telecommunications Law), the legislation that established the basic guidelines for the privatization of telecommunication services in Brazil. Fixed switched telephony services, in particular, cannot be provided without first receiving a Termo de Autorizacao (authorization) from ANATEL and are further subject to a number of other general and specific regulations, certain of which are discussed below.

     Following the privatization of the Brazilian telecommunications industry, ANATEL granted four authorizations to provide fixed switched telephony services within Brazil, two of which were granted to us. Within each specified region, only the authorized provider and the incumbent provider can offer fixed switched telephony services. Pursuant to a regulation, the Plano Geral de Outorgas (PGO), the duopoly structure implemented in each of the four specified regions remains in effect until December 31, 2001. After that date, any party (other than those subject to certain limitations under the PGO) can apply for an authorization from ANATEL to provide fixed switched telephony services in Brazil in accordance with specific rules that will be established by ANATEL.

     The four initial authorizations granted by ANATEL require the authorized providers to comply with certain service coverage requirements. However, unlike the incumbent operators, the authorized providers are not subject to tariff regulation, universal service obligations or continuity of their services. The initial authorizations also require the authorized providers to provide interconnection between their respective networks and the networks of other providers of telecommunications services, whether public or private, whenever requested and in accordance with certain regulations. The authorized providers are compensated for the use of their networks in accordance with these regulations. Finally, the initial authorizations require the authorized providers to follow certain procedures and guidelines when contracting for services and purchasing equipment and material related to their licenses. The authorized providers, for example, must consider offers placed by independent suppliers, including domestic suppliers, and to make their decisions with a view to complying with objective criteria of price, delivery conditions and technical specifications.

     The authorized providers of fixed switched telephony services are also subject to the Regulation for Switched Fixed Telephone Service Numbering approved by Resolution No. 86, of December 30, 1998, which establishes rules regarding users' access codes, public utility services access codes, non-geographic access codes and the switched fixed telephony services provider selection code, which is the code that enables users to choose which provider of long distance fixed switched telephony services, among those operating within the user's region, will carry the user's call.

     The authorized providers of fixed switched telephony services are allowed to deploy fixed wireless technology in their network systems under a number of regulations, including Resolution No. 46/98, pursuant to which ANATEL allocates frequency bands enabling the implementation of fixed wireless technology. The incumbent operators, however, are not permitted to deploy fixed wireless technology in the municipalities covered by our licenses until February 2001 and May 2001, respectively. The license for the use of frequency bands by each authorized provider is provided for in its authorization from ANATEL. After December 31, 2001 (the expiration of the duopoly period), additional licenses for the use of frequency bands not previously allocated exclusively for fixed wireless technology applications may be granted upon bidding procedures.

     The rights of users of fixed switched telephony services in Brazil are established under ANATEL's Resolution No. 85/98. The primary rights established under this regulation include: unrestricted access to service; freedom to choose the fixed switched telephony services operator to carry calls; non-discriminatory treatment; assurance of privacy; prior notice before any modification to the service conditions; and redress of damages incurred as a result of violation of a user's rights, access code portability and temporary interruption of services.

     The General Telecommunications Law requires that any spin-off, merger, transformation, consolidation, divestiture of capital or transfer of corporate control of a licensed provider of telecommunications services in Brazil receive preliminary approval from ANATEL. On February 4, 1999, ANATEL published Resolution No. 101, which approved the Regulations on Ascertainment of Control and Transfer of Telecommunications Services Providers. These regulations define control as the de facto or legal power to directly or indirectly guide the company's activities or operations, internally or externally, on an individual basis or by way of agreement. The regulations clarify that a company's operations encompass, among other things, corporate planning and the establishment of economic, financial, technological, engineering, marketing and pricing policies.

     Licenses Generally. The operating licenses acquired by us in 1999 as part of the Brazilian government's privatization efforts permit the provision of fixed switched telephony for local and intra-regional long distance services. The operating licenses are valid for an indefinite period of time within their respective regions. The spectrum allocations granted in connection with these licenses are valid until 2019 and can be renewed, upon payment of a fee, for a subsequent 20-year period. Whereas the incumbent operators are subject to build-out, quality of service, tariff and universal service targets, we are subject only to specific coverage, penetration and quality of service targets within our respective regions. In addition, our operating licenses provide us an exclusive right to use our assigned spectrum frequencies within the 1.9 GHz and
3.4 GHz wireless bands. This right to exclusive use of the spectrum does not, however, cover those cities not included by us in our build-out schedules.

     During the initial duopoly period, which extends until December 31, 2001, we may operate only the licensed services within our regions. Thereafter, but not earlier than the date we have fulfilled all of the operating license build-out and other service requirements (described below) for each region that we have committed to fulfill by December 31, 2002, we will be allowed to apply for expanded service offerings that will allow us to compete freely throughout Brazil. If these applications are successful, we will be able to provide end-to-end national long distance connectivity, deliver international long distance traffic, and enter the local communications business in the southern region of Brazil. We believe the ability to provide these additional service offerings will be offered by the Brazilian government through an auction process; however, no definitive mechanism has yet been established. Noncompliance with the terms of the operating licenses is subject to a graduated system of penalties of up to R$50 million, and the licenses may be cancelled under certain circumstances.

     The following table summarizes certain key aspects of our operating licenses:

   DESCRIPTION OF LICENSES           NORTHEAST REGION                SAO PAULO REGION
   -----------------------           ----------------                ----------------
Issue Date...................  February 4, 1999                May 5, 1999
Territory....................  Northeast Region (16 states)    Sao Paulo Region (1 state)
Population...................  90 million                      35 million
Term.........................  Indefinite                      Indefinite
Acquisition Fee..............  R$60 million ($0.37 per POP)    R$70 million ($1.18 per POP)
Spectrum.....................  Exclusive access for            Exclusive access for
                               specified frequencies for 112   specified frequencies for 53
                               cities having populations       cities having populations
                               greater than 50,000 (spectrum   greater than 50,000 (spectrum
                               reserved for Vesper) 1.9 GHz:   reserved for Vesper) 1.9 GHz:
                               20 MHz (including 10 MHz in     20 MHz (including 10 MHz in
                               reserve) 3.4 GHz: 50 MHz        reserve) 3.4 GHz: 50 MHz
                               (including 30 MHz in reserve)   (including 30 MHz in reserve)
Competition..................  Mandated duopoly in local       Mandated duopoly in local
                               service until December 31,      service until December 31,
                               2001                            2001
Coverage Obligations.........  Required service in cities      Required service in cities
                               with 200,000 + people, state    with 200,000 + people, the
                               capitals and 61 other cities    state capital and 28 other
                                                               cities
Tariff Structure.............  Complete flexibility            Complete flexibility
Interconnection..............  Mandated interconnection        Mandated interconnection
                               negotiated rates with           negotiated rates with
                               incumbents                      incumbents
Number Portability...........  Mandated provision              Mandated provision

     We have also secured additional data licenses, including licenses to provide packet-switched data and deliver dedicated "always-on" high speed Internet access services, in our operating regions.

     Coverage Requirements for Primary Cities. Under the terms of the bids made to obtain the operating licenses, we are obligated to provide coverage in the 51 primary cities in the northeast service region and the 25 primary cities in the Sao Paulo service region. These coverage requirements are an annually targeted capacity penetration percentage of the covered populations, which increases between the years 1999 and 2002 as described below. Our network deployment plans, in terms of local access capacity, switching capacity, and trunking capacity, are configured to meet the capacity penetration obligations of these licenses. We have satisfied the applicable coverage requirements for 1999.

       NORTHEAST REGION PRIMARY                  SAO PAULO REGION PRIMARY
        CITY BUILD-OUT SCHEDULE                   CITY BUILD-OUT SCHEDULE
---------------------------------------   ---------------------------------------
   CUMULATIVE       REQUIRED CAPACITY        CUMULATIVE       REQUIRED CAPACITY
   DEPLOYMENT     PENETRATION(YEAR-END)     DEVELOPMENT     PENETRATION(YEAR-END)
----------------  ---------------------   ----------------  ---------------------
1999:  29 cities          6.37%           1999:  13 cities         3.37%
2000:  51 cities          6.95%           2000:  20 cities         4.32%
2001:  51 cities          9.78%           2001:  25 cities         5.53%
2002:  51 cities         13.63%           2002:  25 cities         5.53%

     Coverage Requirements for Secondary Cities. Subsequent to the acquisition of the operating licenses, we registered an expansion plan with ANATEL to deploy networks in 61 secondary cities in the northeast service region and 28 secondary cities in the Sao Paulo service region. These secondary cities have populations under 200,000 people and the amended licenses impose an obligation on Vesper to achieve a capacity penetration target of 1% of the covered population by year-end 2001. Our build-out schedule in the northeast region targets the 61 secondary cities to be covered by year-end 2001, which would bring the total number of cities in the northeast service region to 112. Our Sao Paulo build-out schedule targets the 28 secondary cities to be covered by year-end 2001, which would bring the total number of cities in the Sao Paulo service region to 53.

     Quality of Service Requirements. Our licenses require us to comply with certain performance standards determined by ANATEL concerning areas such as service quality, repair requests, customer assistance, billing and network modernization. We are subject to monthly reporting requirements with respect to these performance standards, and our failure to meet these performance standards or comply with these reporting requirements could subject us to penalties imposed by ANATEL.

  ARGENTINA

     Regulatory Scheme. The provision of telecommunications services in Argentina is regulated by the Secretaria de Comunicaciones, which establishes policy and grants licenses, and the Comision Nacional de Comunicaciones (CNC), which administers policy, pursuant to Telecommunications Law No. 19,798 (1972) and other regulations, such as Decree No. 62/90, and Decree No. 264/98. The Telecommunications Law provides a general framework while specific telecommunications regulations are set forth in various presidential decrees and resolutions. The Argentine government's liberalization of the telecommunications sector began in 1989 with the privatization of ENTEL, the state-owned monopoly telecommunications operator, into two regional (non-overlapping territory) telecommunications service providers, following Argentina's commitments before the World Trade Organization. In early 1999, the Argentine data and Internet sector was fully liberalized and an unlimited number of national data and Internet licenses are now available.

     The provision of non-telephony telecommunications services in Argentina over fixed wireless and LMDS networks, such as the Internet and data transport services we provide or expect to provide there, cannot be provided without first obtaining a non-expiring, non-exclusive, license to provide such services from the CNC. Licenses for these types of services also need an allocation of frequency bandwidth restricted to certain regions and require the payment of a frequency fee and a revenue fee.

     Telephony services in Argentina can only be provided by four incumbent operators until November 2000. After that time, an unlimited number of licenses will be made available by the CNC. Certain of these licenses have already been granted by the CNC but are not operable until November 2000. The CNC is obligated to award licenses for telephony services if certain requirements are satisfied by the applicants, including a minimum coverage requirement and the posting of a bond.

     Licensed telecommunications service providers in Argentina are required by law to provide interconnection between their respective networks and the networks of other providers of telecommunications services. Telecommunications providers are free to negotiate interconnection rates, terms, and conditions. However, a failure to obtain an interconnection agreement could lead to intervention by the CNC and the fixing of an interconnection rate.

     The transfer or acquisition of majority control of a licensed provider of telecommunications services is subject to the prior approval of the CNC.

     Licenses. We hold certain nationwide licenses with near-nationwide frequency allocations (covering all major metropolitan areas) for high-speed packet-switched data and Internet access issued by the Argentine government, including:

      -- a non-exclusive license for data transmission, video conferencing and value added services (together with a near-nationwide use of spectrum in the 3.4 GHz range); and

      -- non-exclusive licenses for data transmission, video conferencing, value-added services and transportation of broadcasting signals (together with the use of spectrum in the 28 GHz range) for the Buenos Aires metropolitan area and the cities of Rosario, Cordoba, La Plata and Mendoza.

     Each of these licenses was acquired for minimal fees, have non-expiring terms, do not entail any mandatory coverage obligations, are not subject to any pricing regulation, have low annual costs and are subject to mandatory interconnection requirements and negotiated rates with the incumbents.

     We also hold a non-exclusive license for data transmission, video conferencing and value-added services (together with the use of 1,000 MHz of spectrum in the 28 GHz range) covering the Montevideo, Uruguay metropolitan area (including the municipality of Maldonado), encompassing a population of approximately 1.3 million people.

MANAGEMENT

  BRAZIL

     Our management in Brazil has significant experience in developing and operating communications companies in Latin America and elsewhere. The following people comprise our senior management team in Brazil:

     Virgilio Freire, Chief Executive Officer. Mr. Freire has over 30 years of experience in the communications industry. Mr. Freire served as President of Lucent do Brasil from 1996 to 1999 and worked for BellSouth from 1994 to 1996. Mr. Freire also held senior level positions at Nortel do Brasil, TVA S.A. (a leading cable operator) and was employed at Telebras for over 20 years.

     Gilles LeClerc, Chief Operating Officer. Mr. LeClerc has over 30 years of experience in the communications industry with BCI and BCE. Mr. LeClerc served as Chief Operating Officer, or senior executive, for four communications startups in which BCI has been involved, including Axtel, a company offering fixed wireless services in Mexico; the consolidation of three cable telephony companies and Mercury Communications to create Cable and Wireless, U.K., one of the UK's largest cable telephony providers; Clear Communication, a local, long distance and data company in New Zealand; and the launch of a fixed line operation in Saudi Arabia. Prior to Mr. LeClerc's international ventures, he spent 25 years as a senior executive with BCE's operations, where he was President of Telebec.

     Robert Birch, Chief Financial Officer. Mr. Birch is an engineering graduate of Oxford University, England, and is a Chartered Accountant. He started his career in public accounting working 10 years with Deloitte & Touche in the UK, U.S. and Brazil. For the last nine years, he worked at Citibank and has extensive experience in financing and advising clients in the telecommunications industry. For the last three years he was responsible for Citibank's corporate finance business in Spain and Portugal.

     Francisco Neves, Chief Corporate Officer. Mr. Neves has served as Vice President, Corporate Development of Vesper since inception and more recently as Vice President, Network Operations. Mr. Neves' responsibilities as Chief Corporate Officer will include government relations, supply chain, quality, legal and regulatory matters, partnership alliances, human resources and corporate communications. Before joining Vesper, Mr. Neves worked at Embratel, Telebras, the Brazilian Ministry of Communication and for Grupo Vicunha.

  ARGENTINA

     Our management in Argentina has significant experience in developing and operating communications companies in Latin America. The following people comprise our senior management team in Argentina:

     William H. Ricke, Jr., Chief Executive Officer. Mr. Ricke has over 15 years of experience in the communications industry. Mr. Ricke served as General Manager, Mercosur, for Global One Communications from 1998 through 1999 and prior to that he served as President of Global One, Mexico, and as Vice President--Sales and Marketing of Global One, Canada. From 1985 through 1994, Mr. Ricke served in a variety of positions for Sprint and its subsidiaries.

     Alejandro Torriglia, Director of Sales and Marketing. Mr. Torriglia has over ten years of experience in the communications industry. Mr. Torriglia has served as the Director of Marketing and Sales, Mercosur, for Global One Communications and previously as the Marketing Delivery Manager for AT&T (USA).

     Ricardo Sawon, Director of Strategic Marketing. Mr. Sawon has over ten years of experience in the communications industry. Mr. Sawon served as the Marketing and Sales Director of Startel (Argentina), and the Sales Director of Advance (Telefonica Argentina).

     Marcelo Boulay, Director of Network Operations. Mr. Boulay has over ten years of experience in the communications industry. Mr. Boulay served as the Network Operations Director for Global One Communications (Argentina) from 1997 through 1999. He has also served as the Manager of Communications for XEROX Argentina from 1987 to 1997.

     Dr. Juan Carlos Camara, Chief Financial Officer. Mr. Camara has over 25 years of financial management experience in Argentina. Mr. Camara was the former Director of Sales and Marketing at 3M Argentina between 1992 and 1999. He also served as the Director of Finance at 3M Argentina between 1981 and 1991.

     Rodolfo Caffaro Kramer, Corporate Attorney. Mr. Kramer has over eight years of legal experience in telecommunications in Argentina. He is the former legal counsel for Cooperative Telefonica de Pilar and the external legal counsel for C.T.I.

EMPLOYEES

  BRAZIL

     At April 30, 2000, we had 2,775 employees for our telephony and data services business. Of the current total, 354 are employed in management and administration, 2,266 are employed in operational and technical, and 155 are employed in sales and marketing. At April 30, 2000, we had approximately 102 employees for our Internet services business. Of the current total, four are employed in management and administration, 94 are employed in operational and technical, and four are employed in sales and marketing. We do not have any long-term employment contracts with any of these employees, including management. We are negotiating a collective bargaining agreement with two labor organizations that represent all telecommunications workers in Brazil. We are not obligated to negotiate with these organizations or to have any type of collective bargaining agreement with our employees. However, we have decided to pursue these negotiations in an effort to avoid disputes between us and our employees in the future. We believe relations with our employees in Brazil are good.

  ARGENTINA

     As of April 30, 2000, we had 122 employees. Of the current total, 30 employees are in management and administration, 22 employees are in sales and marketing, 28 employees are in operations, seven employees are in information technology and 17 employees are in other categories. As of April 30, 2000, we did not have any employees in Uruguay. We do not have any longterm employment contracts with any of these employees, including management, and none of our employees are members of any union. We believe that relations with our employees in Argentina and Uruguay are good.

OTHER MATERIAL AGREEMENTS

  SHAREHOLDER AGREEMENT

     Our operating licenses in Brazil are held by separate Brazilian companies, each of which is owned by a holding company (Vesper Northeast and Vesper Sao Paulo) in which we and the other shareholders (BCI and Qualcomm) have identical share ownership. Except as indicated in the following discussion, the principal terms of the shareholder agreements for each of Vesper Northeast and Vesper Sao Paulo are substantially identical and are as follows:

     Advisory Committee. Vesper is managed and supervised by an advisory committee consisting of seven members. VeloCom and BCI each has the right to nominate three of the seven members (plus an alternate), and Qualcomm has the right to nominate one non-voting member, to the advisory committee.

     Funding and Capital Requirements. VeloCom, BCI and Qualcomm has each committed to participate in first stage funding not to exceed $725 million in the aggregate, of which $315.6 million has already been contributed. VeloCom's allocable share of the remaining first stage funding is $202.4 million. Shareholders have no contractual obligation to make future equity contributions to Vesper beyond the first stage funding, but their ownership will be diluted if they do not fund any approved funding plan.

     Actions Requiring Supermajority Vote of Shareholders or Advisory
Committee. Certain actions may not be taken by Vesper without the approval of at least 70% of the issued and outstanding voting shares or members of the advisory committee appointed by 70% of the voting shares, or of both in certain cases. These actions include the following:

      -- entering into contracts with any shareholder, member or officer of Vesper, or any affiliate thereof;

      --   declaring or paying dividends;

      -- approving any material amendments to the business plan, approving an annual business plan, or approving operating budgets and capital budgets;

      -- adopting the financing policy and financing requirements of Vesper or establishing the terms and conditions of any shareholder loans;

      -- applying for a license or other governmental authorization not required in the ordinary course of business, or entering into a new business or market; or

      --   approving a private offering or initial public offering of Vesper.

     Actions Requiring Unanimous Consent of Shareholders or Advisory
Committee. Unanimous consent of all shareholders holding at least 12% of the voting shares of Vesper or of the members appointed to the advisory committee of Vesper by shareholders holding at least 12% of the voting shares is required for certain actions, including the following:

      --   sale of substantially all of the assets in either Vesper region;

      --   transfer of the mirror license;

      -- increasing the first stage funding above $385 million for Vesper Sao Paulo and $340 million for Vesper Northeast; or

      -- changing the purpose of Vesper to allow for activities outside the communications area.

     Restrictions on Transfer of Shares. No Vesper shareholder may transfer its shares to a third party until the duopoly period expires on December 31, 2001. In addition, there are certain restrictions on transfers of Vesper shares, including rights of first refusal, tag-along rights (i.e., no transfer of shares under certain circumstances unless other shareholders are given an opportunity to join in the transfer) and drag-along rights (i.e., if shareholders holding more than 70% of the Vesper voting shares wish to transfer their shares, they can compel the remaining shareholders to transfer on the same terms). Certain standstill provisions regarding the acquisition of shares ensure, under certain circumstances, that neither BCI or VeloCom holds more than 50% of the outstanding Vesper shares.

     Initial Public Offering. In connection with their agreement to use reasonable efforts to proceed with an initial public offering of Vesper shares on a United States, Canadian, Brazilian or other international stock exchange, the shareholders have agreed to evaluate the viability of an offering at the earlier of:

      -- three years after the award of the initial mirror license to Vesper or

      --   Vesper attaining specified positive EBITDA levels.

  USUFRUCT AGREEMENT

     VeloCom and Qualcomm have entered into a usufruct agreement pursuant to which Qualcomm has granted VeloCom a voting right over 0.6% of Vesper's outstanding capital stock. This voting arrangement is binding on third party transferees and will terminate on the date VeloCom owns 50% of Vesper's outstanding capital stock.

  BV INTERATIVA SHAREHOLDERS AGREEMENT

     The operations of BV Interativa are governed by a shareholders agreement entered into by VeloCom, BCI and Qualcomm on March 22, 2000. The principal terms of this agreement are:

     Funding and Capitalization. Each of VeloCom and BCI has a 45% interest in BV Interativa and Qualcomm has a 10% interest. VeloCom, BCI and Qualcomm have contributed an aggregate of US$1 million in initial funding. The capital of BV Interativa may be increased from time to time. Shareholders have preemptive rights to subscribe to any capital increases but are not obligated to participate.

     Board of Directors. BV Interativa is managed and supervised by a board of directors consisting of four principal directors and four alternate directors. Each of VeloCom and BCI has the right, as long as it holds a 20% or greater interest in BV Interativa, to nominate two principal directors and two alternate directors. Qualcomm has the right to designate one and Vesper has the right to designate two non-voting observers to attend meetings of the board of directors.

     Actions Requiring Supermajority Vote of Shareholders or Board of
Directors. Certain actions may not be taken by BV Interativa without the approval of each of VeloCom and BCI as long as its ownership interest in BV Interativa is at least 20% and the approval of at least 70% of the outstanding voting shares or directors of the board of directors appointed by 70% of the voting shares, or of both in certain cases. These actions include the following:

      -- entering into contracts with any shareholder, director or officer of BV Interativa, or any affiliate of any of them;

      --   declaring or paying dividends;

      -- approving any material amendments to the business plan, approving an annual business plan, or approving operating budgets and capital budgets;

      -- adopting the financing policy and financing requirements of BV Interativa or establishing the terms and conditions of any shareholder loans;

      -- applying for a license or other governmental authorization not required in the ordinary course of business, or entering into a new business or market; or

      --   approving a private offering or initial public offering of BV
           Interativa.

     Restrictions on Transfer of Shares. The transfer of shares of BV Interativa is restricted by rights of first negotiation and first refusal.

  TECHNICAL SERVICES AGREEMENTS

     Each of Vesper Northeast and Vesper Sao Paulo has entered into certain technical services agreements. Except as indicated in the following discussion, the principal terms of these agreements are substantially identical and are as follows:

     BCI Agreements. Vesper and BCI entered into a Technical Services Agreement, as well as a Know-How Transfer Agreement and Secondment Agreement, on May 27, 1999 with respect to the northeast region (Vesper Northeast) and on July 30, 1999 with respect to the Sao Paulo region (Vesper Sao Paulo). Under the Technical Services Agreement, BCI will provide, on a cost plus 15% basis, technical and advisory assistance and consultants, from time to time, as requested by Vesper to assist it with the deployment and operation of its communications network and related activities.

      Pursuant to the Know-How Transfer and Technical Services Agreement, BCI will provide Vesper with certain know-how and technical data and related training. In consideration, Vesper Northeast and Vesper Sao Paulo will pay the following royalty fees:

       --  Vesper Northeast

         -- An annual fixed fee payable during the five-year term of the agreement, commencing, with respect to the calendar year during which service launch occurs, of $2 million, annually for each of the first three years, and $1 million, annually for each of the last two years. The payment of annual installments of the fixed fee will be deferred until such time as Vesper Northeast attains positive EBITDA (earnings before interest, taxes, depreciation and amortization) for two consecutive quarters at which point all deferred annual installments of the fixed fee will become immediately payable.

         -- Annual variable fees (additional fees) for a period of five years commencing with respect to the first of the following occur: (i) the end of the calendar year 2001, or (ii) the fiscal year following the first fiscal year during which Vesper Northeast generates positive EBITDA for two consecutive quarters. The additional fees will be calculated as a percentage (starting at 10% in the first year and decreasing to 6% in the fifth year) of EBITDA in excess of the expected EBITDA in the business plan up to a maximum of 1% of Vesper Northeast's gross revenues for the year.

       --  Vesper Sao Paulo

         -- An annual fixed fee payable during the eight-year term of the agreement, commencing, with respect to the calendar year during which service launch occurs, of $2 million. The payment of annual installments of the fixed fee will be deferred until such time as Vesper Sao Paulo attains positive EBITDA for two consecutive quarters at which point all deferred annual installments of the fixed fee will become immediately payable. Additionally, if the vendor financing is refinanced through the proceeds of one or more financings, and if certain other conditions are met, the payment of this fixed fee may be limited to the first three calendar years commencing with the service launch year. Furthermore, the agreement provides that if Vesper Northeast and Vesper Sao Paulo are combined into a single entity or are operated as a single entity, no fixed fee will be payable under this agreement effective the date of commencement of common operations.

         -- Annual variable fees (additional fees) for a period of seven years commencing with respect to the first of the following occur: (i) the end of the calendar year 2001, or (ii) the fiscal year during which Vesper Sao Paulo generates positive EBITDA for two consecutive quarters. The additional fees will be calculated as a percentage (starting at 10% in the first year, decreasing to 5% in the sixth year and maintained at 5% in the seventh year) of EBITDA in excess of the expected EBITDA in the business plan up to a maximum of 1% of Vesper Sao Paulo's gross revenues for the year. If the vendor financing is refinanced as mentioned above, BCI will be entitled to payment of the additional fees only for years 1 through 5.

      Pursuant to the terms of the Secondment Agreement, BCI agreed to second BCI personnel to Vesper, to serve as employees of Vesper and facilitate transfer of know-how. BCI will be entitled to receive compensation for its out-of-pocket expenses relating to this agreement plus 15%.

      Each of the agreements between Vesper and BCI provide for termination rights as a result of the occurrence of certain events. In addition, if BCI is a "defaulting shareholder" under the Vesper Shareholders Agreement or at any time does not hold 12% or more of Vesper's outstanding equity, then its Know-How Transfer and Technical Services Agreement and Secondment Agreement with Vesper Sao Paulo will terminate unless the other Vesper shareholders determine otherwise.

     Vesper - VeloCom Agreement. Vesper and VeloCom have entered into a five-year Technical Services Agreement pursuant to which VeloCom has agreed to provide to Vesper various services such as information technology assistance, business development assistance, business plan development and financial advisory assistance, all on a cost plus 15% basis.

HEADQUARTERS--ADMINISTRATION

     Our senior management and administrative functions are performed at our Denver corporate headquarters, where we lease approximately 8,600 square feet of office space. At April 30, 2000, these functions were performed by 28 employees, including management personnel.

LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising in the ordinary course of business. We currently are not subject to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions of directors and executive officers of VeloCom at April 30, 2000.

                      NAME                        AGE                     POSITION
                      ----                        ---                     --------
Fred A. Vierra..................................  68    Chairman of the Board of Directors
William J. Elsner...............................  48    Director
Steven C. Halstedt..............................  54    Director
Anthony Daffer..................................  29    Director
Bernard W. Schotters............................  55    Director
Guillermo Liberman..............................  32    Director
Luis M. Gonzalez Lanuza.........................  45    Director
Bernard G. Dvorak...............................  40    Director
Jacques Gliksberg...............................  42    Director
Michael A. Greeley..............................  37    Director
Scott Perper....................................  44    Director
William A. Smith................................  55    Director
David J. Leonard................................  47    Chief Executive Officer and Director
Nicolas Kauser..................................  61    Chief Technology Officer and Director
Barry L. Rowan..................................  43    Chief Financial Officer
John H. Gowen...................................  31    Chief Business Development Officer
Michael S. Quinn................................  37    Chief Corporate Development Officer
Billi R. McCullough.............................  29    General Counsel and Secretary
Gregory P. Sadler...............................  42    Vice President, Finance
R. Dwayne House.................................  33    Vice President, Operations
Henry J. Peraza.................................  49    Vice President, Brazil
Bradley T. Johnson..............................  47    Vice President, Southern Cone
David C. Tomizuka...............................  32    Vice President, Internet Development
Cristiano Renno Amon............................  29    Vice President, Technology

     Fred A. Vierra. Mr. Vierra has served as VeloCom's Chairman of the Board of Directors since VeloCom's inception and is a Special Member of the General Partner of Telecom Partners III. He is currently a Director of Jones International Networks and Vice Chairman of the Board of Directors of eVenture. From 1995 to 1998, Mr. Vierra served as Chief Executive Officer of Telecommunications International. Prior to joining TCI, Mr. Vierra was the President and Chief Operating Officer of United Artists Entertainment Company
(UAEC) from 1989 to 1994. He was also the President of United Cable Television Corporation, which was merged into UAEC.

     William J. Elsner. Mr. Elsner has been a Director of VeloCom since its inception and is also a member of VeloCom's Finance Committee and Chairman of the Executive Committee. Currently, Mr. Elsner is a Managing Member of Telecom Management II, L.L.C. and Telecom Management III, L.L.C., and is also General Partner of Telecom Partners III, L.P. and Telecom Partners II, L.P. In addition, Mr. Elsner is a Managing Member of Telecom Partners Resources, L.L.C. and a Director of ViaNet.Works, Inc. From 1991 to 1995 Mr. Elsner served as Chief Executive Officer of United International Holdings, Inc. (UIH) and subsequently worked as a private investor.

     Steven C. Halstedt. Mr. Halstedt has been a Director of VeloCom since July 1998. He is currently a venture capital investor for Centennial Ventures and has been a General Partner of Centennial Ventures since 1982. Mr. Halstedt is the Chairman of the Board of Directors of Verio and also serves as a Director of Formus

Communications, Centennial Holdings, Inc./LLC, Cordillera Communications, Venture eCommerce, Inc. and SiteShell Corporation.

     Anthony Daffer. Mr. Daffer has been a Director of VeloCom since December 1998. He is a General Partner of Crescendo Ventures (Crescendo), a venture capital group that invests in early stage communications and e-commerce companies. Prior to joining Crescendo, he was a General Partner of IAI Ventures, Crescendo's predecessor.

     Bernard W. Schotters. Mr. Schotters has been a Director of VeloCom since June 1999 and is also currently the Chairman of VeloCom's Finance Committee. Mr. Schotters is a Special Member of the General Partner of Telecom Partners III. Mr. Schotters served as Executive Vice President and Principal Financial Officer of TCI and its subsidiaries from 1998 to 2000. Additionally, Mr. Schotters served as Senior Vice President of TCI from 1990 to 1998.

     Guillermo Liberman. Mr. Liberman has been a Director of VeloCom since October 1999. He is currently a business developer for SLI Wireless S.A. and since December 1997, a Director of SLI. Additionally, he is a Director of El Sitio. From 1993 to 1997, prior to holding the foregoing positions, Mr. Liberman was Executive Director of Video Cable Comunicacion.

     Luis M. Gonzalez Lanuza. Mr. Gonzalez Lanuza has been a Director of VeloCom since October 1999 and is currently the President of SLI Wireless S.A. Prior to joining SLI, Mr. Gonzalez Lanuza was a partner and head of the Telecommunications Department in the Argentine law firm of Marval, O'Farrell & Mairal.

     Bernard G. Dvorak. Mr. Dvorak has been a Director of VeloCom since December 1999. He is currently the Interim Chief Executive Officer, Chief Financial Officer and Senior Vice President of Formus. Prior to joining Formus, Mr. Dvorak was the Chief Financial Officer and subsequently the President and Chief Executive Officer of Cordillera Communications Corp., and from 1989 to 1996 he served as Chief Financial Officer of United International Holdings, Inc.

     Jacques Gliksberg. Mr. Gliksberg has been a Director of VeloCom since January 2000. He is currently Managing Director of Banc America Equity Partners -- Latin America and a Director of Acme Paging, L.P., MaxCom S.A. de C.V., Structured Intelligence LLC, Organizacion Rescarven C.A. and BankAmerica International Investment Corporation. Mr. Gliksberg is also a Partner of DK Partners I, LA Strategic Capital Partners II and Nexus Capital Partners, LLC.

     Michael A. Greeley. Mr. Greeley has been a Director of VeloCom since January 2000. He is currently the Senior Vice President of GCC Investments, LLC, and has been in this position since 1994. Prior to 1994, Mr. Greeley was a Vice President at Wasserstein Perella & Co., Inc. Mr. Greeley also currently serves as a director of El Sitio, Fuelman, Inc. and MotherNature.com, Inc.

     Scott B. Perper. Mr. Perper has been a Director of VeloCom since January 2000. He is currently a Managing Partner of First Union Capital Partners, Inc., a venture capital investing firm and has been in this position since prior to January 1, 1995.

     William A. Smith. Mr. Smith has been a Director of VeloCom since April 2000. He is currently Executive Vice President, Corporate Development for El Paso Energy Corporation. From 1995 through 1999 Mr. Smith served as Executive Vice President, General Counsel for Sonat Inc. and prior to that, acted as Vice Chairman of Sonat Exploration.

     David J. Leonard. Mr. Leonard has been Chief Executive Officer and a Director of VeloCom since September 1998. From 1995 to 1998, Mr. Leonard served as President of United International Holdings, Inc. Latin America (UIHLA), and was in charge of the company's operations in Brazil, Chile, Mexico, Peru, Argentina and Venezuela.

     Nicolas Kauser. Mr. Kauser has been our Chief Technology Officer since September 1998 and Director of VeloCom since December 1998. Mr. Kauser was previously Chief Technology Officer at AT&T Wireless Inc. (formerly McCaw Communications, Inc.) and currently serves on the Board of Directors of NextLink Communications, Inc.

     Barry L. Rowan. Mr. Rowan has been Chief Financial Officer of VeloCom since July 1999. From 1995 to 1999 Mr. Rowan served as Chief Financial Officer of Fluke Corporation (Fluke) and previously as Senior Vice President and General Manager of the Networks Division of Fluke from 1992 to 1998. Mr. Rowan is currently a Director of ARIS Corporation.

     John H. Gowen. Mr. Gowen has been with VeloCom since November 1998, first serving as Vice President, Development before moving to his present position as Chief Business Development Officer. Mr. Gowen was previously Vice President, Development of MGM Networks from December 1997 to November 1998. Prior to joining MGM, Mr. Gowen was Vice President, Development for UIH Asia/Pacific from January 1995 to December 1997.

     Michael S. Quinn. Mr. Quinn has been with VeloCom since July 1999, first serving as Vice President, Strategic and Legal Affairs before moving to his present position as Chief Corporate Development Officer in January 2000. Before joining VeloCom, Mr. Quinn was a partner in the international practice group of Holland & Hart LLP, a Denver, Colorado based law firm.

     Billi R. McCullough. Ms. McCullough has been General Counsel and Secretary of VeloCom since February 2000. Prior to joining VeloCom, she spent over four years as an associate in the international practice group of Holland & Hart LLP. Ms. McCullough also clerked for the United States Court of Appeals for the Second Circuit from September 1994 to September 1995.

     Gregory P. Sadler. Mr. Sadler has been Vice President, Finance of VeloCom since November 1998. Mr. Sadler was previously Chief Financial Officer of UIHLA from November 1996 through October 1998. Prior to that he was International Controller for US WEST International from January 1989 through October 1996.

     R. Dwayne House. Mr. House has been Vice President, Operations of VeloCom since January 1999. He was previously Vice-President of Development for UIHLA from July 1995 through December 1998. Prior to that, Mr. House worked in various operations for UIHLA.

     Henry J. Peraza. Mr. Peraza has been Vice President, Brazil since June 1999. Before joining VeloCom, he served as President of UIH Chile for a period of five years. Mr. Peraza has fifteen years of experience in the cable television and telecommunications industry.

     Bradley T. Johnson. Mr. Johnson has been Vice President, Southern Cone of VeloCom since May 1999. He was previously Senior Vice President of UIHLA from April 1996 through May 1999. Prior to that, Mr. Johnson was an executive with UIH in their European operations.

     David C. Tomizuka. Mr. Tomizuka has been Vice President, Internet Development of VeloCom since August 1999. Mr. Tomizuka was previously Vice President of Business Development for Nextera Interactive and held this position from 1996 to 1999, after completing his MBA degree from Stanford University. In addition, from 1995 to 1996, Mr. Tomizuka was a Business Development Consultant for UIH.

     Cristiano Renno Amon. Mr. Amon has been Vice President, Technology of VeloCom since February 2000. Prior to joining VeloCom, he was Senior Director of Operations -- CDMA Systems, Latin America for Ericsson Wireless Communications Inc. From 1997 to 1999, he was Director, Technical Development -- Wireless Infrastructure Systems, Latin America for Qualcomm Incorporated and from 1995 to 1996 was in the Systems Engineering, Technical Marketing division of Qualcomm do Brasil S.A. Prior to that, Mr. Amon held various positions with NEC Corporation and NEC do Brasil's mobile communication division.

COMMITTEES OF THE BOARD OF DIRECTORS

     We have a number of standing committees of the Board of Directors, including the following:

     Compensation Committee. The compensation committee, composed of a majority of non-employee directors:

      -- oversees executive compensation programs and ensures the alignment of these programs with stockholder interests;

      -- reviews and approves bonus policies, including determining the size of the bonus pool and overseeing our Stock Option Plan;

      -- reviews the performance and establishes the compensation of the Chief Executive Officer and the directors;

      --   recommends new officer positions and appointments; and

      --   reviews substantive changes to our employee benefit programs.

     The compensation committee is currently constituted by Mr. Anthony Daffer, Mr. Jacques Gliksberg, Mr. Nicolas Kauser, Mr. Luis Gonzalez Lanuza and Mr. Fred
A. Vierra.

     Audit Committee. The audit committee, composed of a majority of non-employee directors, oversees the engagement of our independent auditors and, together with our independent auditors, reviews our accounting practices, internal accounting controls and financial results. The audit committee is currently constituted by Mr. Anthony Daffer, Mr. Bernard G. Dvorak, Mr. Michael Greeley, Mr. Scott Perper and Mr. Bernard Schotters.

     Executive Committee. The executive committee is authorized to exercise, to the maximum extent authorized by law, all of the powers and authority of the Board of Directors between meetings of the Board other than, among other actions:

      --   authorizing distributions to stockholders;

      --   filling vacancies of the Board of Directors;

      --   amending the articles of incorporation or the bylaws;

      --   approving a plan of merger not requiring stockholder approval; or

      -- authorizing the issuance of shares or determine the terms of a class or series of shares.

The executive committee is currently constituted by Mr. William J. Elsner, Mr. Jacques Gliksberg, Mr. Steven C. Halstedt, Mr. Guillermo Liberman and Mr. Fred
A. Vierra.

     Finance Committee. The finance committee is responsible for the following duties, among others:

      -- initiating, reviewing, modifying and approving management recommendations regarding our budget and business plan, financing and capital structure strategies, and other investment decisions;

      --   approving certain capital expenditures; and

      --   approving the incurrence of certain levels of indebtedness.

The finance committee is currently constituted by Mr. William J. Elsner, Mr. Michael Greeley, Mr. Steven C. Halstedt, Mr. Scott Perper and Mr. Bernard Schotters.

DIRECTOR COMPENSATION

     During our 1999 fiscal year, one of our former directors received cash compensation of $6,000 and options to purchase 25,000 shares of our common stock at $3.00 per share for services provided to us as a director. During our 1999 fiscal year, Fred A. Vierra, Bernard W. Schotters, II and Luis M. Gonzalez Lanuza received options to purchase 725,000, 50,000 and 225,000, respectively, shares of our common stock at a price, in each case, of $3.00 per share for the services they provided to us as directors.

     Currently, we do not have arrangements with any of our directors regarding compensation for services they provide to us as directors. However, our directors are eligible to receive options under our 1998 Stock Option Plan, as amended.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information for the fiscal year ending December 31, 1999, concerning the compensation awarded to, earned by or paid to (i) VeloCom's Chief Executive Officer and (ii) VeloCom's four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers of VeloCom as of December 31, 1999 and
(iii) up to two additional individuals for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer of VeloCom at the end of the last completed fiscal year.

                                                                                  LONG-TERM
                                                    ANNUAL COMPENSATION          COMPENSATION
                                             ---------------------------------   ------------
                                                                                  SECURITIES
                                                                                  UNDERLYING
                                                                  OTHER ANNUAL   OPTIONS/SARS    ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS    COMPENSATION       (#)        COMPENSATION
    ---------------------------       ----   --------   -------   ------------   ------------   ------------
David J. Leonard....................  1999   $300,000   $30,000      --            125,000        $    --
  President and CEO
Barry L. Rowan......................  1999    106,587    27,500      --            300,000         49,156*
  Chief Financial Officer
John Gowen..........................  1999    200,000    27,500      --             50,000             --
  Chief Business Development Officer
Gregory P. Sadler...................  1999    150,000    27,500      --             75,000             --
  Vice President, Finance
R. Dwayne House.....................  1999    150,000    27,500      --            225,000             --
  Vice President, Operations

------------

* Represents payments for moving expenses.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of the following named executive officers: David J. Leonard, Barry L. Rowan, John Gowen, Gregory P. Sadler and R. Dwayne House. The following are summaries of the material provisions of the employment agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

     The agreements with David J. Leonard, Barry L. Rowan, John Gowen, Gregory
P. Sadler and R. Dwayne House each provide for an indefinite employment term. The agreements provide annual base salaries of not less than $300,000, $225,000, $200,000, $150,000 and $150,000, respectively. Each of the agreements also entitles the executive to receive stock options pursuant to the 1998 Stock Option Plan.

     Under the terms of each of their respective agreements, we have the right to terminate the agreement in the event of a change in control of VeloCom, as defined in each of the executives' agreements, by paying an executive 300% in the case of David J. Leonard, or 200% in the case of Barry L. Rowan, John Gowen, Gregory P. Sadler and R. Dwayne House, of the executive's annual salary at the rate in effect at the time of termination. Each executive also has the right to terminate their employment agreement by written notice to us in the event that there is a change in control. In that case, we are required to pay the executive 300% in the case of David J. Leonard, or 200% in the case of Barry L. Rowan, John Gowen, Gregory P. Sadler and R. Dwayne House, of the executive's annual salary at the rate effective immediately prior to the change in control. The payment by us to an executive pursuant to these provisions will be reduced, if necessary, to an amount that does not create an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended.

     If an executive's employment is terminated by the Board of Directors of VeloCom following a change of control, as defined in each of the executive's agreements for any reason other than for cause and if the executive or VeloCom had not previously terminated such executive's employment agreement, or if the executive voluntarily terminates employment following a change in position with VeloCom if the new position is not a comparable position to their former position and if the executive or VeloCom had not previously terminated the executive's employment agreement, then VeloCom will pay the executive the following termination benefits provided that the executive does not voluntarily accept the change in position and notifies us of their non-acceptance:

      -- pay an amount equal to 36 months in the case of David J. Leonard, or 24 months in the case of Barry L. Rowan, John Gowen, Gregory P. Sadler and R. Dwayne House, of the executive's salary at the rate in effect at the time of termination; and

      -- continue to provide, or reimburse the executive for the cost of maintaining, for a twelve-month period from the date of termination, health, disability and life insurance coverage as in effect immediately prior to the termination date, such coverage to terminate as soon as the executive becomes covered under comparable insurance plans of a new employer.

As a condition to receiving the termination benefits, the executive must sign a general release of claims. The executive is not required to mitigate the amount of any payment provided in their employment agreement by seeking other employment and no payment will be offset or reduced by the amount of any compensation or benefits provided to the executive in any subsequent employment.

     Each executive is also subject to customary non-competition, non-solicitation of employees and confidentiality provisions.

1998 STOCK OPTION PLAN (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 15, 1999)

     VeloCom has adopted the VeloCom Inc. 1998 Stock Option Plan (as amended and restated effective October 15, 1999) to provide an opportunity for stock ownership to selected employees, directors and consultants of VeloCom and its subsidiaries through stock options and stock appreciation rights. VeloCom reserved 12,000,000 shares of VeloCom common stock for issuance under the option plan. The option plan is administered by the Board of Directors of VeloCom or a committee thereof, which is authorized to, among other things, select the employees, directors and consultants who will receive grants and determine the exercise price and vesting schedule of the options or stock appreciation rights. Payment for shares upon the exercise of an option can be in cash, check or shares of common stock in accordance with the terms of the plan. The option plan terminates on September 30, 2008 but, in general, the Board of Directors may suspend, amend or terminate the plan at any time, provided that no participants' rights are diminished or impaired as a result of such suspension, amendment or termination.

     All outstanding options granted prior to October 15, 1999 will vest automatically upon a change in control (as defined in the plan). The vesting of options granted after October 15, 1999 will be determined in the relevant option agreement. Upon the termination of an option holder's employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of three months after the date of termination (one year in the case of the founder of the company and one year in the case of death or disability). VeloCom is permitted to provide that an option holder can elect to exercise his or her option as to any part or all of the shares subject to such option prior to the vesting of such option (and prior to such employee's termination of employment). Any shares purchased upon the exercise of an unvested portion of an option shall be subject to VeloCom's right of repurchase.

     The grant of an option will create no tax consequences for the participant or VeloCom. Upon exercise of an option, other than an incentive stock option, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise and VeloCom generally will be entitled to a tax deduction in the same amount. A participant generally will not recognize taxable income upon exercising an incentive stock option and VeloCom will not be entitled to any tax deduction with respect to an incentive stock option if the option holder hold the shares for the applicable periods specified in the Internal Revenue Code of 1986, as amended.

OPTION GRANTS IN FISCAL YEAR 1999

     The following table sets forth information regarding grants of options to purchase stock of VeloCom to the named executive officers in fiscal year 1999.

                                                                                                  POTENTIAL
                                                   INDIVIDUAL GRANTS                          REALIZABLE VALUE
                              ------------------------------------------------------------       AT ASSUMED
                                NUMBER       PERCENT OF                                        ANNUAL RATES OF
                                  OF        TOTAL OPTIONS                                        STOCK PRICE
                              SECURITIES     GRANTED TO      EXERCISE OF                      APPRECIATION FOR
                              UNDERLYING    EMPLOYEES IN     BASE PRICE                          OPTION TERM
                                OPTION       FISCAL YEAR         PER                         -------------------
            NAME              GRANTED(1)         (%)          SHARE($)     EXPIRATION DATE   5% ($)     10% ($)
            ----              ----------   ---------------   -----------   ---------------   -------   ---------
David J. Leonard............   125,000           4.1            3.00         May 21, 2009    235,835     597,653
Barry L. Rowan..............   300,000           9.8            3.00        July 12, 2009    566,005   1,434,368
John Gowen..................    50,000           1.6            3.00         May 21, 2009     94,334     239,061
Gregory P. Sadler...........    75,000           2.5            3.00         May 21, 2009    141,501     358,592
R. Dwayne House.............   150,000           4.9            2.25       January 4, 2009   212,252     537,888
                                75,000           2.5            3.00         May 21, 2009    141,501     358,592

------------

(1) The options generally will vest over a three to four year period from the date of grant. The above options were granted on May 21, 1999 except for the options to Mr. House that expire on January 4, 2009, which were granted on January 4, 1999.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1999 AND YEAR-END OPTION VALUES

     The following table sets forth, on an aggregate basis, certain information with respect to the value of unexercised options held by the named executive officers at the end of fiscal 1999 and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of the common stock, as of December 31, 1999. No options were exercised during the 1999 fiscal year.

                                    NUMBER OF SECURITIES
                                   UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-MONEY
                                 OPTIONS AT FISCAL YEAR-END      OPTIONS AT FISCAL YEAR-END($)
             NAME                (EXERCISABLE/UNEXERCISABLE)      (EXERCISABLE/UNEXERCISABLE)
             ----                ---------------------------   ---------------------------------
David J. Leonard...............     397,917/227,083               1,739,583/1,135,417
Barry L. Rowan.................     200,000/100,000                600,000/ 300,000
John Gowen.....................     223,958/  1,042                803,125/    3,125
Gregory P. Sadler..............     214,583/ 10,417                756,250/   31,250
R. Dwayne House................     213,021/ 11,979                751,563/   35,937

     Of the exercisable amounts listed for David J. Leonard, Barry L. Rowan, John Gowen, Gregory P. Sadler and R. Dwayne House, 124,479, 125,000, 130,208, 120,833 and 128,646, respectively, if exercised would be subject to forfeiture if not fully vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Nicolas Kauser, a member of the compensation committee of our Board of Directors, has served as our Chief Technology Officer since September 1998. No other member of the compensation committee has been an officer or employee of VeloCom at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

                             PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

     The following table and the accompanying notes show certain information regarding the beneficial ownership of our common stock as of April 30, 2000 by:

      -- each person who was known by us to own beneficially more than five percent of our common stock;

      --   each director;

      --   each named executive officer; and

      --   all directors and named executive officers as a group.

     The information in the table below has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated, all persons listed in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. The information in the table below assumes conversion into shares of common stock of all outstanding shares of our Series A, Series B and Series C preferred stock upon the closing of this offering, has been adjusted to reflect the sale of shares being offered hereby and assumes no exercise of the underwriters' over-allotment option.

                                                      SHARES OF COMMON       SHARES OF COMMON
                                                     STOCK BENEFICIALLY     STOCK BENEFICIALLY
                                                       OWNED PRIOR TO        OWNED AFTER THIS
                                                       THIS OFFERING             OFFERING
                                                    --------------------   --------------------
           NAME OF BENEFICIAL OWNER(1)                NUMBER     PERCENT     NUMBER     PERCENT
           ---------------------------              ----------   -------   ----------   -------
5% STOCKHOLDER:
SLI Wireless S.A.(2)..............................  14,587,376   19.8%     14,587,376     %
Telecom Partners II, L.P. and affiliates(3).......  11,272,441   15.3%     11,272,441     %
Formus Communications--Latin America Holdings,
  LLC(4)..........................................  10,374,469   14.1%     10,374,469     %
Centennial Fund V, L.P.(5)........................   5,369,231    7.6%      5,369,231     %
Crescendo World Fund, L.L.C. and affiliates(6)....   6,688,694    9.1%      6,688,694     %
El Paso Energy Communications Company(7)..........   5,000,000    6.8%      5,000,000     %
DIRECTORS AND EXECUTIVE OFFICERS:
Fred A. Vierra(8).................................     504,198     *          504,198     *
Luis Gonzalez Lanuza(9)...........................     275,000     *          275,000     *
Bernard W. Schotters(10)..........................     325,000     *          325,000     *
David J. Leonard(11)..............................     886,188    1.3%        886,188     *
Nicolas Kauser(12)................................     493,260     *          493,260     *
Steven C. Halstedt(13)............................          --     *               --     *
William Elsner(14)................................          --     *               --     *
Barry L. Rowan(15)................................     483,333     *          483,333     *
John Gowen(16)....................................     361,667     *          361,667     *
Michael S. Quinn(17)..............................     280,417     *          280,417     *
Billi R. McCullough(18)...........................      82,354     *           82,354     *
Gregory P. Sadler(19).............................     363,836     *          363,836     *
R. Dwayne House(20)...............................     361,989     *          361,989     *
Henry Peraza(21)..................................     151,250     *          151,250     *
Bradley T. Johnson(22)............................     232,083     *          232,083     *
David C. Tomizuka(23).............................     116,406     *          116,406     *
Cristiano Amon(24)................................     105,730     *          105,730     *
All Directors and Executive Officers as a Group
  (17 persons)....................................   5,022,711   6.77%      5,022,711     *

------------

  *  Less than 1%.

 (1) Unless otherwise indicated, the address of each person named in the table is VeloCom Inc., 6400 South Fiddlers Green Cr., Suite 710, Englewood, Colorado, 80111.

 (2) The address for SLI Wireless S.A. is Bouchard 547 Piso 14, Buenos Aires, 1106, Argentina.

 (3) Represents shares of common stock, Series A preferred stock and Series B preferred stock owned by investment funds affiliated with Telecom Partners II, L.P., including:

     - 1,500,000 shares of common stock, 5,605,775 shares of Series A preferred stock and 833,333 shares of Series B preferred stock owned by Telecom Partners II, L.P.

     - 3,333,333 shares of Series B preferred stock owned by Telecom Partners III, L.P.

    Telecom Partners II, L.P. and the funds affiliated with it have financial investments in Formus. Telecom Partners II, L.P. and the funds affiliated with it disclaim beneficial ownership of shares in VeloCom held by Formus.

    The address for Telecom Partners II, L.P. and its affiliates is 4600 South Syracuse, Suite 1000, Denver, Colorado, 80237.

 (4) The address for Formus Communications-Latin America Holdings, LLC is 720 S. Colorado Boulevard, Suite 600 North, Denver, Colorado 80246.

 (5) Represents 932,600 shares of common stock, 4,186,631 shares of Series A preferred stock and 250,000 shares of Series B preferred stock owned by Centennial Fund V, L.P. Centennial Holdings V, L.P. is the sole general partner of Centennial Fund V, and, accordingly, Centennial Holdings V may be deemed to possess indirect beneficial ownership of the VeloCom securities directly beneficially held by Centennial Fund V. Centennial Holdings V has five individual general partners, but none of the individual general partners, acting alone, has voting or investment power with respect to the VeloCom securities beneficially held by Centennial Holdings V, and, accordingly, such individuals disclaim beneficial ownership of such securities.

    Centennial Holdings V is also the sole general partner of Centennial Entrepreneurs Fund V, L.P., which directly owns 28,940 shares of common stock and 129,918 shares of Series A preferred stock. Accordingly, Centennial Holdings V may be deemed to possess indirect beneficial ownership of the VeloCom securities directly beneficially held by Centennial Entrepreneurs Fund V.

    Each of the five general partners of Centennial Holdings V is also a general partner of Centennial Holdings VI, L.P., which in turn is the sole general partner of each of Centennial Fund VI, L.P. and Centennial Entrepreneurs Fund VI, L.P. and the managing member of CSP VI Management LLC. Centennial Fund VI directly owns 1,244,319 shares of Series B preferred stock. Centennial Entrepreneurs Fund VI directly owns 32,745 shares of Series B preferred stock. Centennial Strategic Partners VI, L.P., of which CSP VI Management is the sole general partner, directly owns 65,490 shares of Series B preferred stock. Accordingly, Centennial Holdings VI may be deemed to possess indirect beneficial ownership of the VeloCom securities directly beneficially held by Centennial Fund VI, Centennial Entrepreneurs Fund VI and Centennial Strategic Partners VI. None of the individual general partners of Centennial Holdings VI, acting alone, has voting or investment power with respect to the VeloCom securities beneficially held by Centennial Holdings VI, and, accordingly, such individuals disclaim beneficial ownership of such securities.

     Each of the five general partners of Centennial Holdings V is also a managing member of Centennial Holdings I, L.L.C., which directly owns 38,460 shares of common stock, 172,655 shares of Series A preferred stock and 36,506 shares of Series B preferred stock. However, none of the individual managing members, acting alone, has voting or investment power with respect to the VeloCom securities beneficially held by Centennial Holdings I, and, accordingly, such individuals disclaim beneficial ownership of such securities.

     Centennial Fund V, L.P., Centennial Entrepreneurs Fund V, L.P., Centennial Fund VI, L.P., Centennial Entrepreneurs Fund VI, L.P., Centennial Holdings I, LLC and Centennial Strategic

     Partners VI, L.P. each have financial investments in Formus. Each of the above mentioned funds disclaims beneficial ownership of shares in VeloCom held by Formus.

     The principal business address of Centennial Fund V and each of the Centennial entities described above is 1428 Fifteenth Street, Denver, Colorado 80202-1318.

 (6) Represents shares of common stock, Series A preferred stock and Series B preferred stock owned by investment funds affiliated with Crescendo World Fund, L.L.C., including:

     - 477,150 shares of common stock, 742,234 shares of Series A preferred stock and 159,050 shares of Series B preferred stock owned by Crescendo World Fund, L.L.C.

     - 3,972,332 shares of Series A preferred stock and 1,190,115 shares of Series B preferred stock owned by Crescendo III, L.P.

     - 22,850 shares of common stock, 57,460 shares of Series A preferred stock and 7,617 shares of Series B preferred stock owned by Eagle Ventures WF, LLC.

     - 24,539 shares of Series B preferred stock owned by Crescendo III, GbR.

     - 35,347 shares of Series B preferred stock owned by Crescendo III Executive Fund, L.P.

     The address for Crescendo World Fund, L.L.C. and its affiliates is 480 Cowper Street, Suite 300, Palo Alto, California, 94301.

 (7) The address for El Paso Energy Communications Company is 1001 Louisiana Street, Houston, Texas, 77002.

 (8) Includes 325,000 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

 (9) Includes 275,000 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(10) Includes 150,000 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(11) Includes 740,625 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(12) Includes 347,396 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(13) Mr. Halstedt is one of the five general partners of Centennial Holdings V, L.P. and Centennial Holdings VI, L.P. and one of the five managing members of Centennial Holdings I, LLC. However, neither Mr. Halstedt nor any other general partner of either Centennial Holdings V or Centennial Holdings VI, or any managing member of Centennial Holdings I, acting alone, has voting or investment power with respect to the VeloCom securities directly or indirectly (through ownership of securities in Formus) beneficially held by Centennial Fund V, Centennial Fund VI, Centennial Entrepreneurs Fund V, Centennial Entrepreneurs Fund VI, Centennial Holdings I, or Centennial Strategic Partners VI, and, as a result, Mr. Halstedt disclaims beneficial ownership of the VeloCom securities directly or indirectly beneficially owned by such funds. The principal business address of Mr. Halstedt and each of the Centennial entities described above is 1428 Fifteenth Street, Denver, Colorado 80202-1318.

(14) Mr. Elsner is a managing member of Telecom Management II, L.L.C. and Telecom Management III, L.L.C. Telecom Management II, L.L.C. is the general partner of Telecom Partners II, L.P. and Telecom Management III, L.L.C. is the general partner of Telecom Partners III, L.P. As a member of the general partner of these funds, Mr. Elsner has an indirect interest in the shares of VeloCom stock owned by these funds. Mr. Elsner also owns shares in Formus, both directly through individual ownership and indirectly through his interest in Telecom Management II, L.L.C. and Telecom Management III, L.L.C., which own shares in Formus. Formus, in turn, has an ownership interest in VeloCom. Mr. Elsner disclaims beneficial ownership of shares in VeloCom not received pursuant to the partnership agreements of the Telecom funds.

(15) Includes 391,667 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(16) Includes 336,667 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(17) Includes 255,417 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(18) Includes 71,354 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(19) Includes 326,120 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(20) Includes 327,682 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(21) Includes 151,250 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(22) Includes 202,083 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(23) Includes 91,406 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

(24) Includes 105,730 shares of common stock issuable under options granted under our 1998 stock option plan, which are exercisable within 60 days after the date for which information is given in the table.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CAPITAL STOCK TRANSACTIONS

     COMMON STOCK

     On January 6, 1999, we sold to the following of our directors and officers at $1.00 per share:

      --  75,000 shares of common stock to David J. Leonard;

      --  25,000 shares of common stock to Gregory P. Sadler; and

      --  100,000 shares of common stock to Nicolas Kauser.

     On February 12, 1999, we sold to the following of our directors and officers at $2.25 per share:

      --  25,000 shares of common stock to David J. Leonard; and

      --  25,000 shares of common stock to R. Dwayne House.

     On May 8, 1999, we sold 25,000 shares of common stock at $2.25 per share to Bradley Johnson, one of our officers.

     On June 15, 1999, we sold to the following of our directors and officers at $3.00 per share:

      --  18,615 shares of common stock to David J. Leonard;

      --  25,000 shares of common stock to Michael S. Quinn; and

      --  50,000 shares of common stock to Bernard W. Schotters, II.

     On June 18, 1999, we sold 83,333 shares of common stock at $3.00 per share to Barry L. Rowan, one of our officers.

     On September 29, 1999, we sold 25,000 shares of common stock at $3.00 per share to David C. Tomizuka, one of our officers.

     SERIES A PREFERRED STOCK

     We entered into two Series A Preferred Stock Purchase Agreements dated January 26, 1999 and May 7, 1999, respectively, for the sale to certain of our shareholders and officers and directors of an aggregate of 15,000,000 shares of Series A preferred stock at $3.00 per share for gross proceeds of approximately $45.0 million. Pursuant to these purchase agreements, we sold to the following holders of 5% or more of our shares:

      -- 5,605,775 shares of Series A preferred stock to Telecom Partners II, L.P. and affiliates;

      -- 4,489,204 shares of Series A preferred stock to Centennial Fund V, L.P. and affiliates; and

      -- 4,772,026 shares of Series A preferred stock to Crescendo World Fund L.L.C. and affiliates.

     In addition, we sold to the following of our directors and officers:

      --  37,531 shares of Series A preferred stock to Fred A. Vierra;

      --  37,531 shares of Series A preferred stock to Nicholas Kauser;

      --  18,615 shares of Series A preferred stock to David Leonard;

      --  9,383 shares of Series A preferred stock to Gregory P. Sadler; and

      --  9,307 shares of Series A preferred stock to R. Dwayne House.

     SERIES B AND SERIES B-1 PREFERRED STOCK

     On December 6, 1999, we entered into a Series B Preferred Stock Purchase Agreement for the sale to certain of our shareholders and officers and directors of 24,219,853 shares of Series B preferred stock at $6.00 per share for gross proceeds of $142.5 million. Under this purchase agreement, the sale will occur in four closings:

      -- the first closing occurred on December 6, 1999 for total gross proceeds of $45.9 million for the sale of 7,657,073 shares of Series B preferred stock;

      -- the second closing occurred on January 7, 2000 for total gross proceeds of $29.3 million for the sale of 4,890,354 shares of the Series B preferred stock;

      -- the third closing is scheduled to occur on June 30, 2000 for total gross proceeds of $35.0 million for the sale of 5,836,219 shares of Series B preferred stock; and

      -- the fourth closing is scheduled to occur on September 29, 2000 for total gross proceeds of $35.0 million for the sale of 5,836,207 shares of Series B preferred stock.

     In addition, on January 7, 2000, we entered into a Follow-On Series B/B-1 Preferred Stock Purchase Agreement for the sale of 15,479,059 shares of Series B preferred stock at $6.00 per share for gross proceeds of $104.7 million and 1,967,754 shares of Series B-1 preferred stock at $6.00 per share for gross proceeds of $52.3 million. Under this purchase agreement, the sale will occur in three closings:

      -- the first closing occurred on January 7, 2000 for total gross proceeds of $52.3 million for the sale of 6,755,651 shares of Series B preferred stock and 1,967,754 shares of Series B-1 preferred stock; and

      -- the second and third closings are scheduled to occur on June 30, 2000 and September 29, 2000, respectively, each closing for the sale of 4,361,704 shares of Series B preferred stock (a portion of which can be designated Series B-1 preferred stock), for total gross proceeds of $26.2 million.

We may, at our option, request payment for the remaining balance of these shareholders' absolute commitments on five business days' notice under the Series B Preferred Stock Purchase Agreement and the Follow-On Series B/B-1 Preferred Stock Purchase Agreement.

     Pursuant to these purchase agreements, as of April 30, 2000, we sold to the following holders of 5% or more of our shares:

      -- 4,166,666 shares of Series B preferred stock to Telecom Partners II, L.P. and affiliates;

      -- 1,629,060 shares of Series B preferred stock to Centennial Fund V, L.P. and affiliates; and

      -- 1,416,668 shares of Series B preferred stock to Crescendo World Fund, L.L.C. and affiliates.

     In addition, we sold to the following of our directors and officers:

      --  41,667 shares of Series B preferred stock to Fred A. Vierra;

      --  8,333 shares of Series B preferred stock to Nicholas Kauser;

      --  8,333 shares of Series B preferred stock to David Leonard;

      --  8,333 shares of Series B preferred stock to Barry Rowan; and

      --  3,333 shares of Series B preferred stock to Gregory P. Sadler.

     SERIES C PREFERRED STOCK

     On April 20, 2000, we entered into a Series C Preferred Stock Purchase Agreement for the sale to El Paso Energy Communications Company (El Paso Energy) of 5,102,000 shares of Series C preferred stock for $10.00 per share for total gross proceeds of $51.0 million. As of April 30, 2000, El Paso Energy had purchased 5,000,000 shares of Series C preferred stock. El Paso Energy is a holder of 5% or more of our shares.

     In addition, we sold to the following of our officers:

      --  11,000 shares of Series C preferred stock to Billi R. McCullough and

      --  2,500 shares of Series C preferred stock to Bradley Johnson.

     TRANSACTIONS WITH FORMUS AND SLI WIRELESS

     On August 20, 1999, we entered into an agreement with SLI Wireless, S.A.
(SLI), pursuant to which we purchased SLI's interests in Vesper and the companies that subsequently formed VeloCom Argentina. SLI also paid approximately $13.8 million to us. In exchange, we issued to SLI 4,330,709 shares of our common stock and 7,840,000 shares of Series A preferred stock. SLI is a holder of more than 5% of our shares.

     In addition, we also entered into an agreement with Formus Communications, Inc. (Formus) on August 20, 1999, pursuant to which we purchased Formus' interests in the companies that subsequently formed VeloCom Argentina, as well as license holding companies in Colombia and Peru. Formus also paid to us approximately $20.8 million. In exchange, we issued to Formus 1,574,803 shares of our common stock and 7,886,333 shares of Series A preferred stock. Formus is a holder of more than 5% of our shares.

     TRANSACTIONS WITH TELECOM PARTNERS II, L.P.

     From January 1999 through September 1999, VeloCom Inc. sub-leased office space from Telecom Partners II, L.P. Total lease payments during this period amounted to $71,570.

THIRD AMENDED AND RESTATED INVESTORS AGREEMENT

     On January 7, 2000, we entered into the Third Amended and Restated Investors Agreement with the purchasers of our preferred stock. This investors agreement, as amended on February 11, 2000 and April 20,

2000, gives to the holders of our preferred stock, together with certain holders of our common stock, certain rights that will terminate upon the conversion of the preferred stock at the close of this offering; demand and piggyback registration rights, described below under "Description of Capital Stock--Shares Eligible for Future Sale", will survive this offering.

FORMUS TECHNICAL SERVICES AGREEMENT

     On September 27, 1999, we entered into a Technical Services Agreement with Formus, a holder of more than five percent of our common stock. Under this agreement, Formus is to provide to us, from time to time at our request certain services and consultants drawing upon Formus's expertise and experience with the LMDS and broadband wireless access spectrum and the construction, deployment, maintenance and operation of related networks. For the three-year term of the agreement, we will pay to Formus a retainer of $20,000 per month, and reimburse it for costs incurred in providing requested services and consultants plus overhead recovery costs of 15% of those costs.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following summary information reflects changes that will be made to our certificate of incorporation and bylaws upon the closing of this offering and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which we have filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

     Our authorized capital stock currently consists of 120,421,577 shares of common stock, with a par value of $0.0001 per share, and 89,296,577 shares of preferred stock, with a par value of $0.0001 per share. Of the preferred stock, 31,000,000 shares have been designated Series A Preferred Stock, 42,666,667 shares as Series B Preferred Stock, 6,479,910 shares as Series B-1 Preferred Stock, 5,150,000 shares as Series C Preferred Stock and 4,000,000 shares undesignated. As of April 30, 2000, VeloCom had outstanding 11,283,826 shares of common stock, 30,706,333 shares of Series A Preferred Stock, 20,136,411 shares of Series B Preferred Stock, 1,967,754 shares of Series B-1 Preferred Stock and 5,102,000 shares of Series C Preferred Stock. As of April 30, 2000, options to purchase 6,277,833 shares of common stock had been issued pursuant to VeloCom's 1998 Stock Option Plan, all of which were unexercised. As of April 30, 2000, warrants to purchase 125,000 shares of common stock had been issued, all of which were unexercised.

     Assuming that the common stock offered pursuant to this prospectus is
offered at a minimum price of $       per share, at the completion of this
offering, each share of preferred stock, with the exception of the Series B-1 Preferred Stock, will automatically convert into one share of voting common stock, and each share of Series B-1 Preferred Stock will automatically convert into one share of non-voting common stock. Following the offering, based on the number of shares of common stock and preferred stock outstanding as of April 30,
2000, our authorized capital stock will consist of           shares of voting
common stock, par value $0.0001 per share, of which           shares of voting
common stock will be issued and outstanding, and 6,979,910 shares of non-voting common stock, par value $0.0001 per share, none of which shares of non-voting common stock will be issued and outstanding and convertible into one share of voting common stock at the holder's option.

     Prior to this offering, there has been no public market for our common stock. See "Risk Factors--There Is No Prior Public Market For Our Common Stock And Our Stock Price May Be Volatile."

COMMON STOCK

     Voting Rights. The authorized common stock is divided into 113,941,667 shares of voting common stock and 6,479,910 shares of non-voting common stock. The holders of voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise

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

required by law, non-voting common stock is not entitled to vote on any matter on which our stockholders are entitled to vote.

     Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the board of directors out of funds legally available for such dividends. We have never declared a dividend and do not anticipate doing so in the foreseeable future.

     Other Rights. In the event of a liquidation, dissolution or winding up of VeloCom, subject to the prior rights of the preferred stock, the holders of common stock are entitled to share ratably in any remaining assets after payment of liabilities. The common stock has no preemptive or other subscription rights and is not subject to any future calls or assessments. There are no conversion rights or redemption or sinking fund provisions applicable to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

     Transfer Agent and Registrar.  The transfer agent and registrar for our
common stock will be                          .

PREFERRED STOCK

     Upon the consummation of this offering, all of our preferred stock outstanding immediately prior to this offering will be converted into shares of our common stock. Following the closing of this offering, the board of directors will be authorized, without further stockholder approval, to determine the designation, preferences, limitations and relative rights with respect to any of the 4,000,000 shares of authorized but undesignated preferred stock. As of the close of this offering, no shares of preferred stock will be outstanding.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws summarized below that will become effective upon the closing of this offering may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in the receipt of a premium over the market price for the shares held by the stockholder.

     Classified Board of Directors. Our Board of Directors will be divided into three classes. The directors in Class I will hold office until the first annual meeting of stockholders following the closing of this offering, the directors in Class II will hold office until the second annual meeting of stockholders following this offering and the directors in Class III will hold office until the third annual meeting of stockholders following the closing of this offering. After each such election, the directors in that class will serve for terms of three years. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our Board of Directors, since this classification system generally increases the difficulty of replacing a majority of our directors.

     Board of Director Vacancies. Any vacancy on the board of directors may be filled by a vote of a majority of the directors then in office. Directors are removable only for cause upon the affirmative vote of the holders of not less than 80% of the shares then entitled to vote on an election of directors, voting together as a single class.

     Stockholder Action. Our stockholders will not be permitted to take action by written consent, but only at duly called annual or special meetings of stockholders. In addition, special meetings of stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or by a majority of the Board of Directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. Our amended and restated bylaws also set forth specific requirements as to

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

the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

     Amendments. The approval of the holders of not less than 80% of the shares then entitled to vote on an election of directors, voting together as a single class, is required to adopt any charter provision inconsistent with, or to amend or repeal the provisions of our amended and restated certificate of incorporation classifying the Board of Directors; governing the removal of directors; establishing the minimum and maximum number of members of the Board of Directors; eliminating the ability of stockholders to act by written consent and authorizing that our by-laws may establish procedures for regulating the submission by stockholders of nominations and proposals for consideration at meetings of our stockholders. In addition, our amended and restated certificate of incorporation provides that the approval of the Board of Directors or the affirmative vote of the holders of not less than 80% of the shares then entitled to vote for the election of directors, voting together as a single class, is required to alter, amend or repeal the above provisions of our amended and restated certificate of incorporation or to adopt any provision of the amended and restated certificate of incorporation inconsistent with such provisions or to alter, amend or repeal certain provisions of our by-laws or to adopt any provision of the by-laws inconsistent with such provisions.

     Delaware Anti-Takeover Statute. Following the closing of this offering, we will be subject to Section 203 of the Delaware General Corporate Law, or the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% of the outstanding voting shares of a corporation, known as an interested stockholder, for a period of three years after the time a stockholder became an interested stockholder unless certain conditions are satisfied. The prohibitions in Section 203 of the DGCL do not apply if the following occur:

      -- prior to the time the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

      -- upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of our company outstanding at the time the transaction commenced;

      -- at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Under Section 203 of the DGCL, a "business combination" includes the following:

      -- any merger or consolidation of our company with the interested stockholder;

      -- any sale, lease, exchange or other disposition, except proportionately as a stockholder of our company, to or with the interested stockholder of assets of our company having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of our company or the aggregate market value of all the outstanding stock of our company;

      -- certain transactions resulting in the issuance or transfer by our company of our stock to the interested stockholder;

      -- certain transactions involving our company which have the effect of increasing the proportionate share of the stock of any class or series of our company which is owned by the interested stockholder; and

      -- certain transactions in which the interested stockholder receives financial benefits provided by us.

     Under Section 203 of the DGCL, an "interested stockholder" generally is one of the following:

      -- any person that owns 15% or more of the outstanding voting stock of our company;

      -- any person that is an affiliate or associate of our company and was the owner of 15% or more of the outstanding voting stock of our company at any time within the three-year period prior to the date on which it is sought to be determined whether that person is an interested stockholder; or

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

      --   the affiliates or associates of that person.

     If any person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203 of the DGCL.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering we will have           shares of common
stock outstanding. Of this amount, the shares offered hereby will be available for immediate sale in the public market as of the date hereof. An additional 6,277,833 shares of our common stock are issuable upon the exercise of outstanding options at exercise prices of $1.00 to $10.00. Of this amount, 4,960,768 options are presently exercisable (3,392,716 of which contain early exercise provisions and would, if exercised, be subject to forfeiture if not fully vested). Furthermore, 125,000 shares of our common stock are issuable upon the exercise of outstanding warrants at an exercise price of $8.10.

     In addition, after this offering we believe that we will have greater flexibility in consummating acquisitions and/or strategic alliances and may use shares of our common stock as an alternative form of consideration in such transactions.

     We, along with our directors and executive officers and our existing stockholders owning 5% or more of the outstanding shares of common stock, have agreed pursuant to the underwriting agreement and other agreements that we will not sell any common stock without the prior consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus.
Approximately           additional shares will be available for sale following
the expiration of the 180-day lockup period.

     The outstanding shares of common stock not issued in connection with this offering are available for sale in the public market, subject to the 180-day lockup period and compliance with the requirements of Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      --   1% of the then outstanding shares of common stock; or

      -- the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

     A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the foregoing volume limitations. Persons deemed to be affiliates must always sell pursuant to the volume limitations under Rule 144, even after the applicable holding periods have been satisfied. We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors.

     We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our stock option plan, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act. We intend to register these shares on Form S-8.

     Pursuant to the Investors Agreement, 89,583,825 shares of our common stock (after giving effect to the conversion of all of our outstanding preferred stock into shares of our common stock upon completion of this offering) will be entitled to certain registration rights. These shares of common stock that will be entitled to registration rights are referred to as the registrable securities. Subject to certain conditions and limitations, if VeloCom proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, VeloCom is required to include the registrable securities in such registration. In addition, subject to certain conditions and limitations, the holders of the registrable securities

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

may also require VeloCom to file a registration statement under the Securities Act with respect to all or part of such registrable securities; provided that:

      -- no demand registration may be requested until six months after the effective date of the registration statement filed by us under the Securities Act with respect to this offering; and

      -- These holders are entitled to no more than four registrations utilizing form S-1 or any similar form, referred to as a long-form registration.

     All registration expenses incurred in connection with up to two long-form registrations, and all other registrations other than a long-form registration, will be borne by VeloCom. The holders of registrable securities that participate in a registration will pay underwriting discounts and selling commissions incurred in connection with any such registrations.

     Sales of a substantial number of shares of common stock after this offering (or the perception that they might occur) could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. See "Risks Factors--Shares of Our Common Stock Becoming Available for Sale Could Adversely Affect the Market Price of Our Common Stock and May Impair the Ability to Raise Capital Through the Sale of Additional Stock."

               CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion is a summary of certain material United States federal income and estate tax consequences that may be relevant to you if you invest in our common stock and are a non-U.S. holder. You will be a non-U.S. holder if you are not a "United States person" for United States federal income tax purposes. For this purpose, a "United States person" is a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions.

     This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase our common stock and does not consider all of the specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position.

     This summary is based on laws, regulations, rulings, and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

     You should consult your own tax advisors about the tax consequences of the ownership and disposition of our common stock, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of any tax consequences that may arise under the laws of any state, municipality, foreign country, or other taxing jurisdiction.

  DIVIDENDS

     Dividends, if any, paid to you in respect of our common stock will ordinarily be subject to withholding of United States federal income tax at a 30 percent rate, or in some cases at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. If, however, the dividends are effectively connected with your conduct of a trade or business within the United States and, in some cases, attributable to your U.S. permanent establishment under an applicable income tax treaty, then the dividends will be exempt from withholding tax and instead will be subject to United States federal income tax on a net income basis (including a branch profits tax in the event that you are a corporation and certain other conditions are met).

     In order to establish a reduced rate of withholding under an applicable income tax treaty, you will be required to provide a properly completed Form 1001 or Form W-8BEN (or other applicable form) certifying to your qualification for the reduced rate. In order to establish an exemption from withholding based on

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

dividends being effectively connected with your conduct of a trade or business within the United States, you will be required to provide a properly completed Form 4224 or Form W-8ECI (or other applicable form) certifying to the exemption.

  GAIN ON DISPOSITION OF COMMON STOCK

     You generally will not be subject to United States federal income tax in respect of gain realized on a disposition of our common stock, provided that (a) the gain is not effectively connected with your conduct of a trade or business within the United States or, in some cases, attributable to your U.S. permanent establishment under an applicable income tax treaty, and (b) if you are an individual who holds our common stock as a capital asset, you are present in the United States for less than 183 days in the taxable year of the sale and certain other conditions are met.

  FEDERAL ESTATE TAXES

     Regardless of whether an individual is a non-U.S. holder, any shares of our common stock owned or treated as being owned by such individual at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     U.S. information reporting requirements and backup withholding tax will not apply to dividends, if any, paid to you in respect of our common stock at an address outside the United States, except that with respect to payments made after December 31, 2000, you will be entitled to this exemption only if you provide a properly completed Form W-8BEN (or satisfy certain documentary evidence requirements for establishing that you are a non-United States person) or otherwise establish an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment to you of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States, or (iv) with respect to payments made after December 31, 2000, is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that you are a non-U.S. holder and certain conditions are met, or you otherwise establish an exemption. Payment to you by a United States office of a broker of the proceeds of a sale of our common stock will be subject to both backup withholding and information reporting unless you certify to your non-United States status under penalties of perjury or otherwise establish an exemption.

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                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and VeloCom has agreed to sell to them, severally, the number of shares indicated below:

                                                              NUMBER OF
                            NAME                                SHARES
                            ----                              ----------
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
          Total.............................................
                                                              ----------

     The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives", respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from VeloCom and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $     a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     VeloCom has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in
full, the total price to the public would be $     , the total underwriters'
discounts and commissions would be $          and total proceeds to VeloCom
would be $          .

     The underwriters have informed VeloCom that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     We have filed an application for our common stock to be quoted on the NASDAQ National Market under the trading symbol "VELO."

     Each of VeloCom and the directors, executive officers and certain other stockholders of VeloCom has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of

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

           directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

      -- whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in this paragraph do not apply to, among other things:

      --   the sale of shares to the underwriters;

      -- the issuance by VeloCom of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

      -- transactions by any person other VeloCom relating to the shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     VeloCom and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

DIRECTED SHARE PROGRAM PROSPECTUS DISCLOSURE

     At the request of VeloCom, the underwriters have reserved for sale, at the
initial offering price, up to           shares offered hereby for directors,
officers, employees, business associates, and related persons of VeloCom. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between VeloCom and the representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of VeloCom and its industry in general, certain financial operating information of VeloCom in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of VeloCom. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon by Cleary, Gottlieb, Steen & Hamilton, New York, New York, counsel to VeloCom. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated financial statements of VeloCom Inc. and subsidiaries as of December 31, 1998 and 1999, and for the periods from April 29, 1998 (inception) through December 31, 1998 and 1999, and for the year ended December 31, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The combined consolidated financial statements of Vesper Holding S.A. and subsidiary and Vesper Holding Sao Paulo S.A. and subsidiaries as of December 31, 1999, and for the period from inception (January 18, 1999 for Vesper Holding S.A. and May 1, 1999 for Vesper Holding Sao Paulo S.A.) through December 31, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen S/C, independent public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The combined financial statements of Telelatina Management Company LLC Sucursal Argentina, Telelatina S.A., Smartel S.A. and Formus S.A. as of September 30, 1999 and December 31, 1998, and the related combined statements of income and cash flows for the periods mentioned in footnote 2.II. to the combined financial statements ended September 30, 1999, December 31, 1998 and 1997, included in this prospectus and elsewhere in the registration statement, have been audited by Pistrelli, Diaz Y Asociados (member firm of Arthur Andersen), independent public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits and the schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document to which this prospectus refers are not necessarily complete. Each such statement is qualified in all respects to any underlying contract or document filed as an exhibit to the registration statement.

     The registration statement, including exhibits and schedules thereto can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the registration statement, including exhibits and schedules thereto, also can be obtained from the Public Reference Section of the Securities and Exchange Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's web site. The address of such site is http://www.sec.gov.

     As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

VELOCOM INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................   F-3
  Consolidated Statements of Operations for the periods from
     April 29, 1998 (inception) to December 31, 1998 and
     1999 and for the year ended December 31, 1999..........   F-4
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the period from April 29, 1998 to December 31, 1998
     and for the year ended December 31, 1999...............   F-5
  Consolidated Statement of Mandatorily Redeemable,
     Convertible Preferred Stock for the year ended December
     31, 1999...............................................   F-6
  Consolidated Statements of Cash Flows for the periods from
     April 29, 1998 (inception) to December 31, 1998 and
     1999 and for the year ended December 31, 1999..........   F-7
  Notes to Consolidated Financial Statements................   F-8
VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
  Report of Independent Public Accountants..................  F-25
  Combined Consolidated Balance Sheet as of December 31,
     1999...................................................  F-26
  Combined Consolidated Statement of Operations and
     Comprehensive Loss from dates of inception to December
     31, 1999...............................................  F-27
  Combined Consolidated Statement of Changes in
     Shareholders' Equity from dates of inception to
     December 31, 1999......................................  F-28
  Combined Consolidated Statement of Cash Flows from dates
     of inception to December 31, 1999......................  F-29
  Notes to the Combined Consolidated Financial Statements...  F-30
TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
  TELELATINA S.A., SMARTEL S.A. AND FORMUS S.A.
  Report of Independent Public Accountants..................  F-39
  Combined Balance Sheets as of September 30, 1999 and
     December 31, 1998......................................  F-40
  Combined Income Statements for the periods ended September
     30, 1999, December 31, 1998 and 1997...................  F-41
  Combined Statements of Cash Flows for the periods ended
     September 30, 1999, December 31, 1998 and 1997.........  F-42
  Notes to the Combined Financial Statements................  F-43

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To VeloCom Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of VeloCom Inc. (a Delaware corporation in the development stage) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the periods from April 29, 1998 (inception) through December 31, 1998 and 1999, and for the year ended December 31, 1999 and the statement of mandatorily redeemable, convertible preferred stock for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VeloCom Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the periods from April 29, 1998 (inception) through December 31, 1998 and 1999, and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado
April 21, 2000

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                          CONSOLIDATED BALANCE SHEETS
             (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                    AS OF
                                                                DECEMBER 31,          PRO FORMA
                                                              -----------------      DECEMBER 31,
                                                               1998      1999            1999
                                                              ------   --------   ------------------
                                                                                  (UNAUDITED NOTE 2)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $2,340   $ 25,000
  Restricted cash...........................................      --      1,913
  Net assets held for sale..................................      --      7,828
  Receivable from affiliate(s)..............................     395      1,063
  Other receivables.........................................      --        581
                                                              ------   --------
         Total current assets...............................   2,735     36,385
INVESTMENT IN AFFILIATES....................................      --     69,101
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $1 and $296, respectively.................................      45      9,552
SPECTRUM LICENSES...........................................      --     35,814
OTHER NONCURRENT ASSETS.....................................      --      6,685
                                                              ------   --------
         Total assets.......................................  $2,780   $157,537
                                                              ======   ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  463   $ 11,068
  Accrued liabilities.......................................       6      1,600
                                                              ------   --------
         Total current liabilities..........................     469     12,668
                                                              ------   --------
LONG TERM LIABILITIES:
  Deferred tax liability....................................      --     12,535
                                                              ------   --------
CONVERTIBLE PREFERRED STOCK, mandatorily redeemable, $.0001
  par value:
    Series A, $3.00 per share redemption value, 31,000,000
       shares authorized; none (1998), 30,706,333 (1999) and
       none (unaudited pro forma 1999) shares issued and
       outstanding..........................................      --     92,103        $     --
    Series B, $6.00 per share redemption value, 41,666,667
       shares authorized; none (1998), 7,657,073 (1999) and
       none (unaudited pro forma 1999) shares issued and
       outstanding..........................................      --     45,194              --
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock; undesignated, 4,000,000 shares
    authorized; zero shares issued and outstanding..........      --         --              --
  Common stock, $.0001 par value, 106,666,667 shares
    authorized; 3,155,000 (1998), 11,283,826 (1999) and
    49,647,232 (unaudited pro forma 1999) shares issued and
    outstanding.............................................      --          1               5
  Additional paid-in capital................................   3,155     27,040         164,333
  Other cumulative comprehensive income (loss)..............      --        214             214
  Deficit accumulated during development stage..............    (844)   (32,218)        (32,218)
                                                              ------   --------        --------
         Total stockholders' equity (deficit)...............   2,311     (4,963)       $132,334
                                                              ------   --------        ========
         Total liabilities and stockholders' equity
           (deficit)........................................  $2,780   $157,537
                                                              ======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                                      CUMULATIVE FROM
                                                      APRIL 29, 1998     FOR THE      APRIL 29, 1998
                                                      (INCEPTION) TO    YEAR ENDED    (INCEPTION) TO
                                                       DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                           1998            1999            1999
                                                      --------------   ------------   ---------------
OPERATING COSTS AND EXPENSES:
  General and administrative........................    $      914     $     8,657      $    9,571
                                                        ----------     -----------      ----------
  Operating loss....................................          (914)         (8,657)         (9,571)
OTHER INCOME (EXPENSE):
  Interest income...................................            70           1,074           1,144
  Interest expense..................................            --             (87)            (87)
  Other.............................................            --              17              17
                                                        ----------     -----------      ----------
  Net loss before other items.......................          (844)         (7,653)         (8,497)
                                                        ----------     -----------      ----------
SHARE IN RESULTS OF AFFILIATES......................            --         (23,721)        (23,721)
                                                        ----------     -----------      ----------
  Net loss..........................................          (844)        (31,374)        (32,218)
ACCRETION OF MANDATORILY REDEEMABLE PREFERRED STOCK
  TO REDEMPTION
  VALUE.............................................            --             (26)            (26)
                                                        ----------     -----------      ----------
  Net loss attributable to common stock.............    $     (844)    $   (31,400)     $  (32,244)
                                                        ==========     ===========      ==========
  Basic and diluted net loss per common share.......    $    (0.34)    $     (5.69)     $    (7.48)
                                                        ==========     ===========      ==========
  Basic and diluted weighted-average number of
     common shares outstanding......................     2,463,404       5,517,332       4,312,419
                                                        ==========     ===========      ==========
  Pro forma basic and diluted net loss per common
     share (unaudited) (Note 2).....................                   $     (1.46)
                                                                       ===========
  Pro forma basic and diluted weighted-average
     number of common shares outstanding (unaudited)
     (Note 2).......................................                    21,555,644
                                                                       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
             (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                         OTHER         DEFICIT
                                                                      CUMULATIVE     ACCUMULATED
                                     COMMON STOCK       ADDITIONAL   COMPREHENSIVE   DURING THE        TOTAL
                                 --------------------    PAID-IN        INCOME       DEVELOPMENT   COMPREHENSIVE
                                   SHARES     AMOUNTS    CAPITAL        (LOSS)          STAGE      INCOME (LOSS)    TOTAL
                                 ----------   -------   ----------   -------------   -----------   -------------   --------
April 29, 1998 (Inception).....          --     $--      $    --         $ --         $     --       $     --      $     --
  Common stock issued for cash
    at $1.00 per share on May
    5, 1998....................     200,000      --          200           --               --             --           200
  Common stock issued for cash
    at $1.00 per share on June
    30, 1998...................   2,955,000      --        2,955           --               --             --         2,955
  Net loss.....................          --      --           --           --             (844)          (844)         (844)
                                 ----------     ---      -------         ----         --------       --------      --------
BALANCES, December 31,
  1998.........................   3,155,000      --        3,155           --             (844)          (844)        2,311
                                                                                                     ========
  Common stock issued for cash
    at $1.00 per share on
    January 6, 1999............     200,000      --          200           --               --             --           200
  Common stock issued for cash
    at $2.25 per share on
    February 12, 1999..........      75,000      --          169           --               --             --           169
  Common stock issued for cash
    at $2.25 per share on May
    8, 1999....................      25,000      --           56           --               --             --            56
  Common stock issued for cash
    at $3.00 per share on June
    15, 1999...................     123,615      --          371           --               --             --           371
  Common stock issued for
    services on June 15,
    1999.......................      18,138      --           54           --               --             --            54
  Common stock issued for cash
    at $3.00 per share on June
    18, 1999...................      83,333      --          250           --               --             --           250
  Common stock issued for cash
    and contributed assets
    valued at $3.00 per share
    on September 27, 1999......   7,578,740       1       22,736           --               --             --        22,737
  Common stock issued for cash
    at $3.00 per share on
    September 29, 1999.........      25,000      --           75           --               --             --            75
  Accretion of mandatorily
    redeemable preferred
    stock......................          --      --          (26)          --               --             --           (26)
  Change in cumulative
    translation adjustment.....          --      --           --          214               --            214           214
  Net loss.....................          --      --           --           --          (31,374)       (31,374)      (31,374)
                                 ----------     ---      -------         ----         --------       --------      --------
BALANCES, December 31,
  1999.........................  11,283,826     $ 1      $27,040         $214         $(32,218)      $(31,160)     $ (4,963)
                                 ==========     ===      =======         ====         ========       ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

         CONSOLIDATED STATEMENT OF MANDATORILY REDEEMABLE, CONVERTIBLE
                                PREFERRED STOCK
             (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                           SERIES A              SERIES B
                                                     --------------------   -------------------
                                                       SHARES     AMOUNTS    SHARES     AMOUNTS
                                                     ----------   -------   ---------   -------
Balances, December 31, 1998........................          --   $    --          --   $    --
  Preferred stock issued for cash at $3.00 per
     share on January 26, 1999, net................   2,333,334     6,982          --        --
  Preferred stock issued for cash at $3.00 per
     share on March 15, 1999.......................   7,666,666    23,000          --        --
  Preferred stock issued for cash at $3.00 per
     share on May 7, 1999..........................   4,998,138    14,994          --        --
  Preferred stock issued for services at $3.00 per
     share on May 7, 1999..........................       1,862         5          --        --
  Preferred stock issued for cash and contributed
     assets valued at $3.00 per share on September
     27, 1999......................................  15,706,333    47,119          --        --
  Preferred stock issued for cash at $6.00 per
     share on December 6, 1999, net................          --        --   7,657,073    45,171
  Accretion of mandatorily redeemable, convertible
     preferred stock to redemption value...........          --         3          --        23
                                                     ----------   -------   ---------   -------
Balances, December 31, 1999........................  30,706,333   $92,103   7,657,073   $45,194
                                                     ==========   =======   =========   =======

   The accompanying notes are an integral part of this consolidated financial statement.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                          CUMULATIVE FROM
                                                          APRIL 29, 1998     FOR THE      APRIL 29, 1998
                                                          (INCEPTION) TO    YEAR ENDED    (INCEPTION) TO
                                                           DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                               1998            1999            1999
                                                          --------------   ------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................      $ (844)        $(31,374)       $(32,218)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Share in results of affiliated companies...........          --           23,721          23,721
     Depreciation and amortization......................           1              347             348
     Issuance of common and preferred stock for
       services.........................................          --               59              59
     Changes in operating assets and liabilities --
       Increase in receivable from affiliate............        (395)            (668)         (1,063)
       Increase in other assets.........................          --           (4,273)         (4,273)
       Increase in accounts payable, accrued liabilities
          and other.....................................         469            4,590           5,059
                                                              ------         --------        --------
          Net cash used in operating activities.........        (769)          (7,598)         (8,367)
                                                              ------         --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....................         (46)          (1,916)         (1,962)
  Investments in affiliates.............................          --          (79,881)        (79,881)
  Acquisition of affiliates, net of purchase money note
     payable, other liabilities assumed and cash
     acquired...........................................          --           (1,627)         (1,627)
  Restricted cash deposited.............................          --           (1,913)         (1,913)
  Payment of purchase money note payable (see Note 1)...          --          (10,345)        (10,345)
                                                              ------         --------        --------
          Net cash used in investing activities.........         (46)         (95,682)        (95,728)
                                                              ------         --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock and preferred
     stock, net.........................................       3,155          125,940         129,095
                                                              ------         --------        --------
          Net cash provided by financing activities.....       3,155          125,940         129,095
                                                              ------         --------        --------
NET CHANGE IN CASH AND
  CASH EQUIVALENTS......................................       2,340           22,660          25,000
CASH AND CASH EQUIVALENTS, beginning of year............          --            2,340              --
                                                              ------         --------        --------
CASH AND CASH EQUIVALENTS, end of year..................      $2,340         $ 25,000        $ 25,000
                                                              ======         ========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest................................      $   --         $     87        $     87
                                                              ======         ========        ========
  Cash paid for taxes...................................      $   --         $     --        $     --
                                                              ======         ========        ========
  Non-cash financing and investing activities --
     Issuance of common stock and Series A preferred
       stock for acquisition of affiliates..............      $   --         $ 35,184        $ 35,184
                                                              ======         ========        ========
     Issuance of purchase money note payable for
       acquisition of affiliates........................      $   --         $ 10,345        $ 10,345
                                                              ======         ========        ========
     Other liabilities and deferred income tax
       obligation assumed in acquisition of
       affiliates.......................................      $   --         $ 20,145        $ 20,145
                                                              ======         ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND OWNERSHIP

GENERAL

     VeloCom Inc. and subsidiaries (collectively, the "Company", and formerly known as WLL International, Inc.) is a Delaware corporation incorporated in April 1998 with the goal of becoming a leading facilities-based provider of integrated communications services to businesses and residential customers in major Latin American markets. As principal operations have not yet commenced, the Company's financial statements are presented on the basis of a company in the development stage. The effect on the Company's financial statements is to report cumulative results of operations and cash flows since inception (April 29, 1998).

     The Company formed two joint ventures which applied for and won, in a public auction, two Brazilian competitive local exchange carrier licenses, one for the northeast region of Brazil (which comprises 16 states, including Rio de Janeiro) and one for the Sao Paulo, Brazil region (the "Brazilian Mirror Licenses"). The Company, after the transactions noted below, is the largest shareholder of Vesper Holding S.A. ("Vesper Northeast") with a 49.4% economic ownership interest and a 50% voting interest. Vesper Northeast owns a 99.9% interest in Vesper S.A., which is the entity that was awarded the mirror license for the northeast region of Brazil on February 4, 1999. The Company, after the transactions noted below, is the largest shareholder of Vesper Holding Sao Paulo S.A. ("Vesper Sao Paulo") with a 49.4% economic ownership interest and a 50% voting interest. Vesper Sao Paulo owns a 99.9% interest in Vesper Sao Paulo S.A., which is the entity that was awarded the mirror license for the Sao Paulo region on May 5, 1999. Vesper Northeast and Vesper Sao Paulo, together, are referred to as "Vesper". The licenses grant a three-year exclusive use of wireless local loop at 1.9 GHz (20 MHz) and at 3.4 GHz (50 MHz) for a 20-year renewable period, provided that all license conditions are satisfied. The licenses also grant a duopoly with the incumbent local service provider until December 31, 2001. Vesper Northeast and Vesper Sao Paulo implemented part of the necessary infrastructure to provide switched fixed telephone services and launched operations in January 2000 in certain areas of each region.

ACQUISITIONS OF SHARES IN SUBSIDIARIES AND AFFILIATES

     On September 27, 1999, the Company completed a number of acquisitions. As a result of these transactions, the Company increased its ownership interest to 49.4% in both Vesper Northeast and Vesper Sao Paulo, purchased a 100% interest in a group of commonly managed companies now known as VeloCom Argentina and also acquired a number of other licenses and license applications in the various countries noted below. The following table details the sellers (as defined in the paragraphs following the table), the ownership percentage of the assets acquired and the purchase price allocation. The purchase price allocation is based upon currently available information and upon certain assumptions that the Company believes are reasonable under current circumstances. However, the resolution of certain existing pre-acquisition contingencies could result in an adjustment of the final purchase price allocation.

                                    VESPER                           VELOCOM    COLOMBIA AND
                                   NORTHEAST   VESPER SAO PAULO     ARGENTINA       PERU       OTHER (1)
                                   ---------   ----------------     ---------   ------------   ----------
                                                       (DOLLAR AMOUNTS IN THOUSANDS)
SLI..............................     12.5%           12.8%          Various           --        10.0-100%
Formus...........................       --              --           Various          100%            100%
Taquari..........................      2.5%            1.3%(2)            --           --              --
PCN/INEPAR.......................       --              --           Various           --       15.0-35.0%
                                    ------            ----           -------      -------      ----------
Total ownership interest
  acquired.......................     15.0%           14.1%              100%         100%        Various
                                    ======            ====           =======      =======      ==========
Purchase price allocation........   $7,730          $4,998           $46,901      $ 7,672      $       --
                                    ======          ======           =======      =======      ==========

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

---------------

(1) The Company acquired license holding companies and companies with pending license applications in a number of countries listed below to which no value was attributed.

(2) The Company acquired a right to purchase a 1.3% interest in Vesper Sao Paulo which was immediately exercised.

     The detail of the net assets acquired, excluding cash acquired of $0.7 million, of the acquisitions noted above is as follows (amounts in thousands):

Net assets held for sale.................................      7,672
Property and equipment...................................      7,886
Investment in affiliates.................................     12,728
Licenses.................................................     35,814
Other assets.............................................      3,201
Liabilities assumed......................................     (7,610)
Purchase money note payable..............................    (10,345)
Deferred tax liability...................................    (12,535)
                                                            --------
Net assets acquired(1)...................................   $ 36,811
                                                            ========

---------------

(1) Includes a net cash payment totaling approximately $1.6 million and the issuance of common and preferred stock valued at approximately $35.2 million.

     The Company and SLI Wireless S.A. ("SLI") executed an agreement whereby the Company acquired from SLI (a) a 12.5% interest and 12.8% interest in Vesper Northeast and Vesper Sao Paulo, respectively, (b) a 100% interest in and a 50% interest in two Argentine license holding companies, (c) a 55% interest in a Delaware operating company (operating in Argentina) (Telelatina Management Company LLC "TMC") and (d) a 10% indirect interest in a Colombian license holding company. In addition, SLI paid approximately $13.8 million to the Company. In consideration for these assets and cash, the Company issued to SLI 4,330,709 shares of common stock and 7,840,000 shares of Series A preferred stock.

     The Company and Formus Communications Inc. ("Formus") executed an agreement whereby the Company acquired (a) license holding companies in Argentina, Colombia and Peru, (b) holding companies with pending license applications in Chile, Venezuela and Bolivia and (c) an approximate 30% interest in TMC. In addition, Formus paid approximately $20.8 million to the Company. In consideration for these assets and cash, the Company issued to an affiliate of Formus 1,574,803 shares of common stock and 7,866,333 shares of Series A preferred stock.

     The Company and Taquari Participacoes S.A. ("Taquari") executed an agreement whereby the Company acquired (a) a 2.5% interest in Vesper Northeast and the right to purchase 1.3% of the outstanding shares in Vesper Sao Paulo. In addition, Taquari was to have contributed cash of approximately $3.3 million which was forgiven in exchange for the forgiveness of a note payable owed by the Company in the same amount discussed below. In consideration for these assets and cash, the Company issued to Taquari and an affiliate 1,673,228 shares of common stock.

     The Company acquired from PCN do Brasil ("PCN") and Inepar S/A Industria e Construcoes ("INEPAR") (a) Inepar's 15% interest in an Argentine license holding company, (b) PCN's 15% interest in TMC, (c) PCN's 35% interest in an Argentine license holding company and (d) PCN's 15% indirect interest in a Colombian license holding company. In consideration for these assets, the Company paid to INEPAR approximately $0.7 million and paid to PCN approximately $1.7 million. In addition, the Company issued approximately $13.6 million worth of 7% secured promissory notes, approximately $3.3 million were

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

immediately forgiven in exchange for the cash to be contributed by Taquari noted above and the remainder were paid on November 10, 1999.

     The following pro forma information for the year ended December 31, 1999 gives effect to the acquisition of VeloCom Argentina and the acquisition of the additional interest in Vesper Northeast and Vesper Sao Paulo as if each had occurred on January 1, 1999. The pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma results presented below are based upon currently available information and upon certain assumptions that management believes are current circumstances.

Pro forma net loss applicable to common stockholders
  (amount in thousands)..................................  $ (43,639)
Pro forma net loss per share.............................  $   (1.44)

     VeloCom Argentina holds near nationwide non-exclusive licenses for data transmission, video conferencing, value-added services and for a portion of Argentina, transportation of broadcasting signals. VeloCom Argentina launched Internet access services in March 2000.

     The Company's 85% owned subsidiary in Uruguay, Odecar S.A., was awarded LMDS spectrum in December 1999 for use in providing commercial data transmission service.

DEVELOPMENT STAGE ISSUES/LIQUIDITY AND CAPITAL RESOURCES

     The Company is in the development stage and has generated no revenues to date. The Company has incurred cumulative net losses totaling approximately $32.2 million through December 31, 1999. As a result of its development stage activities, the Company has experienced significant operating losses and negative cash flows from operations. The Company expects to continue to generate negative cash flows from operations in each market while it emphasizes development, construction, and expansion of its business and until the Company establishes a sufficient revenue generating customer base in each market. The Company also expects to experience increasing operating losses and negative cash flows from operations as it expands its operations and enters new markets, even if and after it achieves positive cash flow from operations in its initial markets.

     The following table is a summary of all of the gross proceeds from the common and preferred stock that the Company has sold for cash and assets or has commitments to sell (see Notes 7 and 11) (amounts in thousands):

                                                            SERIES A    SERIES B    SERIES C
                                                  COMMON    PREFERRED   PREFERRED   PREFERRED
                                                   STOCK      STOCK       STOCK       STOCK      TOTAL
                                                  -------   ---------   ---------   ---------   --------
Issued and paid in full as of December 31,
  1999..........................................  $27,067    $92,119    $ 45,942     $    --    $165,128
Funded subsequent to December 31, 1999..........                          86,684      51,020     137,704
Absolute commitment to be funded prior to
  September 30, 2000............................       --         --     122,375          --     122,375
                                                  -------    -------    --------     -------    --------
          Total.................................  $27,067    $92,119    $255,001     $51,020    $425,207
                                                  =======    =======    ========     =======    ========

     The Company has used, and expects to continue to use, these funds in the build out of its operating subsidiaries and affiliates and to fund corporate overhead and development. The Company's current business plan contemplates substantial additional investment in its affiliates and subsidiaries during 2000 to fund their operations. If the Company does not fund the Vesper entities, it is subject to dilution and loss of voting rights. The Company has agreed in connection with credit facilities signed by Vesper Northeast and Vesper Sao

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Paulo (see Note 4) to make specified equity contributions to Vesper Northeast and Vesper Sao Paulo. Based on the Company's current cash position and existing preferred stock purchase commitments, the Company believes it can fund its operations and make all required contributions to its affiliates and subsidiaries through at least December 31, 2000. However, the Company will need to raise additional funds in order to finance its future contemplated funding requirements to its affiliates and subsidiaries.

     The Company's ultimate success could be affected by the problems, expenses and delays encountered in connection with the formation of any new business and by the competitive environment in which the Company intends to operate. Delays or failure in receiving required regulatory approvals or the enactment of new regulations or regulatory requirements may have a material adverse effect upon the Company. Although management believes that the Company will be able to successfully mitigate these risks, there is no assurance that the Company will be able to do so or that the Company will ever operate profitably.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. As of December 31, 1999, the Company held a 49.4% interest in Vesper Northeast and Vesper Sao Paulo, which are accounted for under the equity method of accounting.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CREDIT RISK AND CONCENTRATION OF OPERATIONS

     Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents.

     The Company has total assets in Latin America of approximately $127.6 million, of which approximately $69.1 million is an investment in two companies in Brazil, $49.0 million of which is invested in Argentina and the remainder is invested in Colombia, Uruguay, Peru and Chile as of December 31, 1999. The Company is exposed to credit risk resulting from adverse general economic conditions which may affect these countries and Latin America in general. The Company has not entered into any foreign currency forward contracts, hedges or options.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less which are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.

RESTRICTED CASH

     Restricted cash as of December 31, 1999 includes $0.3 million on deposit with a financial institution as a guarantee for performance bonds for certain construction and operational obligations related to the spectrum

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

awarded in Uruguay. In addition, approximately $1.6 million has been escrowed in connection with the acquisition of a Brazilian Internet company that closed in March 2000 (see Note 11).

RECEIVABLE FROM AFFILIATES

     The Company incurs costs on behalf of its affiliates such as salaries and benefits of the Company's employees, travel and professional services. These costs include an administrative fee of 15%. The Company is in the process of finalizing a technical services agreement with its affiliates in Brazil in order to formalize the arrangement.

INVESTMENTS IN AFFILIATES

     For those investments in companies in which the Company's ownership interest is 20% to 50%, and the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment. The Company may recognize an impairment on its equity method investments if there is a loss in value of an investment which is other than a temporary decline. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment. As of December 31, 1999, the Company held a 49.4% interest in Vesper Northeast, which holds a 99.9% interest in Vesper S.A., the operating company. Additionally, the Company held a 49.4% interest in Vesper Sao Paulo, which holds a 99.9% interest in Vesper Sao Paulo S.A., the operating company. The operating companies were awarded licenses to operate fixed switched telephony services in the northeast and Sao Paulo regions of Brazil. Investments in affiliates are as follows (amounts in thousands):

                                                           AS OF DECEMBER 31, 1999
                                          ---------------------------------------------------------
                                          INVESTMENTS IN   EQUITY IN LOSSES   CUMULATIVE
                                            AFFILIATED      OF AFFILIATED     TRANSLATION
                                           COMPANIES(1)       COMPANIES       ADJUSTMENT     TOTAL
                                          --------------   ----------------   -----------   -------
Total Vesper............................     $92,609           $(23,721)         $213       $69,101
                                             =======           ========          ====       =======

---------------

(1) Includes investments in Vesper Northeast ($7.7 million) and Vesper Sao Paulo ($5.0 million) recorded by the Company in connection with the transactions described in Note 1.

     As of December 31, 1999, the Company had $5.9 million in excess cost over the net tangible assets of Vesper. The excess cost relates to the value of licenses and will be amortized over approximately 20 years commencing with the activation of the networks in Brazil in January 2000.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Maintenance and repair expenditures are expensed as incurred, and expenditures for improvements which increase the expected useful lives of the assets are capitalized. Depreciation expense is computed using the straight-line method over the useful lives of the respective assets when such assets are placed in service. The economic lives of property and equipment at acquisition are as follows:

Telecommunications equipment............................   1-10 years
Furniture and office equipment..........................   5-10 years
Computer equipment and software.........................    3-5 years
Leasehold improvements..................................      3 years

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SPECTRUM LICENSES

     Direct and certain indirect costs of obtaining licenses, including the fair market value of licenses obtained in acquisitions, are capitalized and will be amortized using the straight-line method over approximately 20 years when operations are launched.

LONG-LIVED ASSETS

     Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continually evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value.

START-UP COSTS

     The Company has expensed all start-up and organization costs.

MANDATORILY REDEEMABLE, CONVERTIBLE PREFERRED STOCK

     The Company's mandatorily redeemable, convertible preferred stock is recorded at its issuance price less offering costs. The carrying value is increased to the redemption value (see Note 7) by a charge to stockholders' equity (deficit) ratably over the period from issue date to redemption date.

INCOME TAXES

     The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryovers. The Company recognizes deferred tax assets for the expected future effects of all deductible temporary differences, loss carryovers and tax credit carryovers. Net deferred tax assets are then reduced, if deemed necessary, by a valuation allowance if management believes it is more likely than not that some or all of the net deferred tax assets will not be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair values of cash equivalents and other current amounts receivable and payable approximate the carrying amount due to their short-term nature.

FOREIGN OPERATIONS AND FOREIGN EXCHANGE RATE RISK

     The functional currency of the Company's foreign subsidiaries and equity investees is the applicable local currency. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' equity (deficit) and are included in Other Cumulative Comprehensive Income.

     Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions.

     The Company's foreign subsidiaries can have payables and debt that are denominated in a currency other than their own functional currency. The Company has not historically hedged foreign currency denominated transactions for receivables or payables related to current operations. If the Company enters into hedging transactions, there can be no assurance that any such hedging transactions would be successful and that the exchange rate fluctuations would not have a material adverse effect on the Company. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the U.S. dollar.

STOCK OPTIONS

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, the Company does not recognize compensation cost for options granted to employees whose exercise price is equal to or exceeds the fair value of the underlying stock as of the grant date and which qualify for fixed plan treatment. The Company currently has no performance based stock incentive plans.

NEW ACCOUNTING PRINCIPLES

     The FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company is currently assessing the effect of this new standard but believes it will not have a material impact on its consolidated results of operations.

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Views on Selected Revenue Recognition Issues" ("SAB 101"), which provides the staff's view in applying generally accepted accounting principles to selected revenue recognition issues. SAB 101 is effective the second quarter of 2000. The Company is currently assessing the types of transactions which may be affected by this bulletin. Accordingly, the impact of SAB 101 on future operating results has not yet been determined.

UNAUDITED PRO FORMA INFORMATION

     The Company is contemplating an initial public offering ("IPO") of its common stock. If such an offering is consummated, all of the convertible preferred stock outstanding as of the closing date will be converted into shares of common stock if certain conditions are met (see Note 7). The pro forma stockholders' equity in the balance sheet as of December 31, 1999 reflects the conversion of all outstanding preferred stock to common stock. The pro forma basic and diluted net loss per share and the basic and diluted weighted-average number of common shares outstanding, as reflected in the accompanying statements of operations, assumes such preferred stock had been converted to common stock on the date it was issued during 1999.

BASIC AND DILUTED NET LOSS PER SHARE

     "Basic net loss per share" is determined by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during each period. "Diluted net loss per share" includes the effects of potentially issuable common stock, but only if dilutive. The Company's stock option

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

plan and convertible securities are excluded from the Company's diluted net loss per share for all periods presented, because their effect would be anti-dilutive.

(3) NET ASSETS HELD FOR SALE

     As discussed in Note 1, the Company acquired license holding companies in Colombia and Peru in September 1999 as a condition to increasing its ownership interest in the Vesper companies and acquiring VeloCom Argentina. Since the Company's business plan did not contemplate operations in Colombia or Peru at the date of acquisition, management made the decision to dispose of these assets. The Company completed a sale of the license holding companies in Colombia and Peru in April 2000 (see Note 11). The Company did not recognize any gain or loss on this disposition.

(4) INVESTMENT IN AFFILIATES (CONDENSED FINANCIAL INFORMATION)

     The Company formed two joint ventures which applied for and won, in a public auction, two licenses in Brazil to provide fixed switched telephony services, one for the northeast region of Brazil and one for the Sao Paulo region of Brazil. Combined condensed financial statements as of December 31, 1999 and for the period from inception to December 31, 1999 for Vesper are as follows (amounts in thousands):

                                                         DECEMBER 31,
                                                             1999
                                                       -----------------
Current assets.......................................      $158,610
Non-current assets...................................       603,585
                                                           --------
          Total assets...............................      $762,195
                                                           ========
Current liabilities..................................      $191,630
Non-current liabilities..............................       442,607
Stockholders' equity.................................       127,958
                                                           --------
          Total liabilities and stockholders'
            equity...................................      $762,195
                                                           ========

                                                        FOR THE PERIOD
                                                       FROM INCEPTION TO
                                                         DECEMBER 31,
                                                             1999
                                                       -----------------
Revenue..............................................      $     --
General and administrative expense...................       (67,517)
Foreign currency transaction gain....................        10,642
Interest income, net.................................         1,163
                                                           --------
          Net (Loss).................................      $(55,712)
                                                           ========

VESPER NORTHEAST:

     In December 1999, Vesper Northeast entered into a series of agreements with Nortel, Qualcomm, Ericsson and Harris Corporation (Harris) to issue up to $997.0 million in aggregate principal amount of long-term capital market notes, of which $270.0 million in principal amount were outstanding as of December 31, 1999. Of the total principal amount issuable, however, $415.0 million (subject to certain adjustments) will not be issuable until the occurrence of certain events, including the assumption by third party lenders of all or a portion of the original lenders' obligations to purchase unissued notes, the assignment or transfer by the original lenders of outstanding notes, the repayment by Vesper Northeast of outstanding notes or the exchange, at the option of Nortel, Qualcomm, Ericsson or Harris, of all or any portion of the outstanding notes for subordinated debt securities of Vesper Northeast. Moreover, the lenders' obligations to purchase any notes

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are conditioned on the satisfaction of certain conditions, including compliance with specific financial maintenance and operating covenants and the receipt by Vesper Northeast of approval from the Central Bank of Brazil with respect to the issuance of the notes. Vesper Northeast will use a portion of the financing to pay interest and fees and the balance to purchase from Nortel, Qualcomm, Ericsson and Harris equipment and services for Vesper's network in the northeast region and to pay related costs.

     Subject to mandatory or optional partial repurchase under certain circumstances, the notes mature on July 1, 2012. The lenders have the option, however, in their sole discretion, to require that all, but not less than all, of the notes be repurchased on July 1, 2004 for a repurchase price equal to the aggregate outstanding principal amount of the notes plus any accrued and unpaid interest thereon. Interest on the notes is payable quarterly in arrears commencing March 2000 at LIBOR plus 6% per annum. Up to $135.0 million of the loan arrangement can be used to finance the payment of interest and fees. The arrangement is also subject to various fees throughout the term of the agreements.

     To secure the repayment or repurchase of notes as required under this financing, Vesper Northeast has granted to the lenders a first priority security interest in equipment, infrastructure and other assets and property related to Vesper's network in the northeast region. Any non-equity financing made by the Company to Vesper Northeast will be subordinated in right of payment to the notes and the proceeds of that financing will be pledged to the lenders as further security for Vesper Northeast's obligations and as security for the Company's contribution obligations described in the next sentence. The Company and the other Vesper Northeast shareholders also have agreed, on Vesper Northeast's failure to comply with certain financial covenants and at the request of the lenders, to make equity contributions to Vesper Northeast in the aggregate amount of up to $300.0 million (with the Company's share being up to $148.2 million) of which approximately $117.3 million (including approximately $57.9 million from the Company) has already been contributed as of December 31, 1999.

VESPER SAO PAULO

     On December 27, 1999 Vesper Sao Paulo entered into credit agreements providing the Company with $781.5 million of long-term vendor financing (available in three separate tranches), of which $145.0 million has been utilized as of December 31, 1999. Amounts outstanding bear interest, at the option of the Company, at LIBOR plus 6% or a compounded rate of 5.5% plus the higher of prime rate and the Federal Funds effective rate. Interest is payable on a quarterly basis. A portion of the financing is available for interest and fees under the financing, and the balance is available to purchase from one of the lender equipment and services for Vesper's network in the Sao Paulo region and to pay related costs. The lenders are not obligated to make loans unless certain conditions are satisfied, including compliance with specified financial maintenance and operating covenants. The financing is subject to various fees throughout the term of the agreement.

     Subject to mandatory or optional prepayment under certain circumstances, principal amounts borrowed under two of the tranches will be repayable on a semi-annual basis commencing June 2003, with an effective final maturity date of December 27, 2004, and principal amounts borrowed under the third tranche will be repayable in full on December 27, 2004.

     To secure repayment of disbursements under the financing, Vesper Sao Paulo has granted a lender a first priority security interest over equipment, infrastructure and other assets related to Vesper's network in the Sao Paulo region to be acquired with the proceeds of the financing. The Company and the other Vesper Sao Paulo shareholders have agreed, on Vesper Sao Paulo's failure to comply with certain financial covenants and at the request of the lenders, to make equity contributions in the aggregate amount of $385.0 million (with the Company's share being up to $190.2 million) of which approximately $65.7 million (including approximately $32.5 million from the Company) has been contributed as of December 31, 1999.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under the provisions of the purchase agreements, Vesper is committed to acquire, over four years, a minimum of $1,070.0 million ($600.0 million from Vesper Northeast and $470.0 million from Vesper Sao Paulo) of equipment and services.

(5) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (amounts in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Telecommunications equipment................................      $--           $7,213
Leasehold improvements......................................       --            1,746
Furniture and office equipment..............................       20              361
Computer equipment and software.............................       26              528
                                                                  ---           ------
                                                                   46            9,848
Less -- accumulated depreciation............................       (1)            (296)
                                                                  ---           ------
                                                                  $45           $9,552
                                                                  ===           ======

(6) COMMITMENTS AND CONTINGENCIES

RECOVERY OF INVESTMENTS

     Since its inception, the Company's efforts have been primarily directed towards raising capital and developing and operating its competitive voice, data and Internet communications networks. The Company has made a significant investment in Brazil in pre-operating entities accounted for under the equity method whose primary assets are network facilities under construction and spectrum licenses. The ability of the Company's affiliates to recover the Company's current investments and to generate positive cash flow and operating profits is contingent upon a number of factors including, among others, acceptance of, and customer demand for, the services currently offered and expected to be offered, ability to raise additional capital necessary to grow the business and the ability to manage the expansion and development effectively.

RECOVERABILITY OF LICENSES

     The terms of the Company's affiliates license agreements contain provisions whereby the operating company must achieve certain levels of network build out. If such commitments are not met, the Company's affiliates could be subject to fines and, in certain circumstances, the revocation of the applicable licenses.

     Compliance with the terms of these licenses and certain regulatory requirements can be difficult to meet. In addition, there can be no assurance that in the future all regulatory requirements will be met or that the Company's affiliates will not lose any applicable licenses as a result of their failure to meet such requirements.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

LEASE COMMITMENTS

     The Company leases its office facilities, site facilities and certain office furniture under non-cancelable operating leases. Future minimum rental payments under such leases are as follows as of December 31, 1999 (amounts in thousands):

2000........................................................  $1,745
2001........................................................   1,041
2002........................................................     459
2003........................................................     301
2004........................................................     176
                                                              ------
                                                              $3,722
                                                              ======

     The Company is a party to a technical services agreement with Formus, which is a shareholder of the Company. The agreement was entered into after completion of the transactions described in Note 1 when the Company acquired certain Latin American assets of Formus. The agreement allows for the Company to use Formus employees with certain technical experience, know-how and knowledge relating to the assets acquired. The agreement is for a term of three years and a minimum of $20,000 is paid per month by the Company.

     Under the Shareholder Agreements with Vesper Northeast and Vesper Sao Paulo, the shareholders agreed to fund their proportionate share (VeloCom's share is 49.4%) of the first stage funding of $340.0 million and $385.0 million, respectively. If a partner fails to meet its pro rata share of this first stage funding, they will be subject to dilution and loss of voting rights. The Company has also agreed to make specified equity contributions in connection with the credit facilities signed by Vesper Northeast and Vesper Sao Paulo (see Note 4). However, the Company's ultimate equity contribution obligation is subject to change based on changes in Vesper's business plan or other factors outside the Company's control.

LITIGATION

     In the normal course of business, the Company is subject to, and may become a party to, litigation. The Company is currently not party to any litigation.

(7) CAPITAL STOCK

COMMON STOCK

     As of December 31, 1999, the Company had authorized 106,666,667 shares of common stock and had issued a total of 11,283,826 shares of common stock, resulting in consideration to the Company of approximately $27.1 million. The initial common stock par value was $.01 per share. Effective December 3, 1999, the Company changed the par value to $0.0001. Each share of common stock constitutes one vote at any annual or special meeting, or action by written consent. Subsequent to year end, the Company authorized a series of non-voting common stock (see Note 11).

PREFERRED STOCK

     The Company may issue from time to time shares of preferred stock in one or more series with designations, rights, preferences and limitations established by the Company's Board of Directors. The Company is authorized to issue 76,666,667 shares of $0.0001 par value of preferred stock as of December 31, 1999. The par value on the preferred stock was initially $0.01 per share. Effective December 3, 1999, the Company changed the par value to $0.0001.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1999, the Company completed private placements of Series A mandatorily redeemable preferred stock ("Series A preferred stock"). Total gross proceeds to the Company as a result of these private placements were approximately $45.0 million. In addition, the Company issued Series A preferred stock in connection with the transactions described in Note 1 for cash and other assets acquired totaling approximately $47.1 million (see Note 1). The Series A preferred stock votes with, and in the same manner as, the shares of voting common stock of the Company, not as a special class except in respect of certain matters.

     On December 6, 1999, the Company entered into a Series B Preferred Stock Purchase Agreement for the sale of 24,219,853 shares of Series B mandatorily redeemable preferred stock ("Series B preferred stock") at $6.00 per share for gross proceeds of $145.2 million. Under the purchase agreement, the sale is to occur in four closings. The first closing occurred on December 6, 1999 for total gross proceeds to the Company of $45.9 million for the sale of 7,657,073 shares of the Series B preferred stock. The second closing was January 7, 2000 for total gross proceeds to the Company of $29.3 million for the sale of 4,890,354 shares of the Series B preferred stock. The third closing is scheduled for June 30, 2000 for total gross proceeds to the Company of $35.0 million for the sale of 5,836,219 shares of the Series B preferred stock. The fourth closing is scheduled for September 29, 2000 for total gross proceeds to the Company of $35.0 million for the sale of 5,836,207 shares of the Series B preferred stock. The Company may, at its option, request payment from these shareholders for the remaining balance of their absolute commitment on five business days notice. In addition, subsequent to year end, the Company sold and received absolute commitments for additional sales of Series B preferred stock and sold shares of Series C preferred stock (see Note 11).

     Holders of preferred stock are entitled to dividends in amounts determined by the Board of Directors. No distributions may be made to holders of common stock until all dividends declared, if any, on the preferred stock have been paid.

     In the event of liquidation of the Company, holders of the Series B preferred stock have a preference of $6.00 per share plus all declared but unpaid dividends, if any, over all other stock. Holders of Series A preferred stock have a preference of $3.00 per share plus all declared but unpaid dividends, if any, over holders of common stock.

     Each share of Series A preferred stock and Series B preferred stock is convertible, at the option of the holder, into shares of the Company's common stock at the rate of one share of common stock for each share of Series A preferred stock and one share of common stock for each share of Series B preferred stock. This conversion rate is subject to adjustment based on a formula to prevent dilution. Each share of Series A preferred stock and Series B preferred stock is automatically convertible into common stock immediately prior to the closing of a public offering of at least $50.0 million in proceeds and at $15.00 per share.

     The Company is obligated to redeem: (1) 33 1/3% of the then-outstanding shares of Series A preferred stock and the Series B preferred stock on January 26, 2005, (2) 50% of the then-outstanding shares of Series A preferred stock and Series B preferred stock on January 26, 2006, and (3) all remaining shares of Series A preferred stock and Series B preferred stock on January 26, 2007. The redemption price for the Series A preferred stock is $3.00 per share as of December 31, 1999. The redemption price for the Series B preferred stock is $6.00 per share as of December 31, 1999.

(8) STOCK OPTIONS

     The Company maintains a stock option plan (the "Plan") which provides for the grant of stock options, restricted stock awards and other stock grants to directors, employees, and consultants to purchase common stock of the Company. The Plan allows for 12,000,000 options available for grant. Under the Plan, stock options are granted at an exercise price not less than the fair market value of the common stock on the date of the grant, as determined by the Company's Board of Directors.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of stock option transactions:

                                                                        WEIGHTED-AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            ---------   ----------------
Outstanding at April 29, 1998.............................         --        $  --
  Granted.................................................  1,110,000         1.37
  Exercised...............................................         --           --
  Forfeited...............................................         --           --
                                                            ---------        -----
Outstanding at December 31, 1998..........................  1,110,000         1.37
  Granted.................................................  3,067,500         3.01
  Exercised...............................................         --           --
  Forfeited...............................................     (2,500)        3.00
                                                            ---------        -----
Outstanding at December 31, 1999..........................  4,175,000        $2.57
                                                            =========        =====

     At December 31, 1999, there were 7,825,000 options available for grant under the Plan. Outstanding options typically vest over four years and expire ten years from the date of grant. The weighted-average grant date fair value during 1998 and 1999 is $0.22 and $0.59 per option, respectively. All options granted during 1998 and 1999 were granted with an exercise price equal to the fair value of common stock.

     The following table summarizes information about exercisable stock options at December 31, 1998 and 1999:

                                                            WEIGHTED-AVERAGE     OPTIONS
                                                             EXERCISE PRICE    EXERCISABLE
                                                            ----------------   -----------
December 31, 1998.........................................       $1.15            56,927
                                                                 =====           =======
December 31, 1999.........................................       $1.96           541,188
                                                                 =====           =======

     The status of total stock options outstanding and exercisable under the Plan as of December 31, 1999 are as follows:

                                                                            STOCK OPTIONS
                     STOCK OPTIONS OUTSTANDING                               EXERCISABLE
--------------------------------------------------------------------    ---------------------
                                              WEIGHTED
                                              AVERAGE       WEIGHTED                 WEIGHTED
                                             REMAINING      AVERAGE                  AVERAGE
                               NUMBER OF    CONTRACTUAL     EXERCISE     NUMBER      EXERCISE
  RANGE OF EXERCISE PRICES      SHARES      LIFE (YEARS)     PRICE      OF SHARES     PRICE
  ------------------------     ---------    ------------    --------    ---------    --------
$1.00.......................     780,000        8.75         $1.00       245,052      $1.00
$2.25-$3.00.................   3,240,000        9.61         $2.79       287,594      $2.66
$6.00.......................     155,000        9.80         $6.00         8,542      $6.00
                               ---------        ----         -----       -------      -----
                               4,175,000        9.46         $2.57       541,188      $1.96
                               =========        ====         =====       =======      =====

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Fair values of employee options are estimated on the date of grant using the Black-Scholes single-option pricing model. The fair value of each option granted to employees was estimated on the date of grant using the following weighted-average assumptions:

                                                                 DECEMBER 31,
                                                           -------------------------
                                                              1998          1999
                                                           -----------   -----------
Estimated dividends......................................  None          None
Risk-free interest rate..................................  4.25%-4.56%   4.25%-6.08%
Expected life............................................  4 years       4 years
Expected volatility......................................  0%            0%

     The Company applies APB 25 in accounting for its stock compensation plan, and accordingly no compensation expense has been recognized in the financial statements for options granted to employees at or above fair value.

     Had the Company recognized compensation cost for options granted to employees based on the fair value of the options granted as of the grant date as prescribed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), net loss attributable to common stock would have increased to the pro forma amounts indicated below (amounts in thousands except per share data):

                                                                           CUMULATIVE FROM
                              APRIL 29, 1998                                APRIL 29, 1998
                              (INCEPTION) TO       FOR THE YEAR ENDED       (INCEPTION) TO
                            DECEMBER 31, 1998      DECEMBER 31, 1999      DECEMBER 31, 1999
                           --------------------   --------------------   --------------------
                                      BASIC AND              BASIC AND              BASIC AND
                                       DILUTED                DILUTED                DILUTED
                                      NET LOSS               NET LOSS               NET LOSS
                           NET LOSS   PER SHARE   NET LOSS   PER SHARE   NET LOSS   PER SHARE
                           --------   ---------   --------   ---------   --------   ---------
As reported..............   $(844)      $(.34)    $(31,400)   $(5.69)    $(32,244)   $(7.48)
Pro forma................   $(854)      $(.35)    $(31,598)   $(5.72)    $(32,452)   $(7.53)

(9) INCOME TAXES

     In general a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10.0% to 50.0% of the voting stock, and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax.

     Generally, the Company's ability to claim a foreign tax credit is limited to the amount of U.S. taxes the Company pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the U.S. between its U.S. and foreign activities. Accordingly, to the extent U.S. borrowings are used to finance equity contributions to its foreign subsidiaries, the Company's ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a higher effective tax rate on the Company's earnings.

     The Company is subject to U.S. federal and state income taxes but has incurred no liability for such taxes due to losses it has incurred since inception. At December 31, 1999, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $2.7 million, which will expire through the year 2014. These carryforwards are available to offset future taxable income. In addition, the Company had foreign net operating loss carryforwards of approximately $5.2 million.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The net deferred tax assets and liabilities are comprised of the following (amounts in thousands):

                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1998      1999
                                                              ------   ---------
Deferred Tax Assets:
  Company's U.S. tax net operating loss carryforwards.......  $  89    $    983
  Net operating loss carryforwards from consolidated foreign
     subsidiaries...........................................    169       1,825
  Other.....................................................     12          21
                                                              -----    --------
                                                                270       2,829
     Less: valuation allowance..............................   (270)     (2,829)
                                                              -----    --------
     Net deferred tax assets................................     --          --
Deferred Tax Liabilities:
  Telecommunications licenses...............................     --     (12,535)
                                                              -----    --------
     Net deferred tax liabilities...........................  $  --    $(12,535)
                                                              =====    ========

     The gross deferred tax assets as of December 31, 1998 and 1999 have been reduced by valuation allowances because management believes it is currently more likely than not that such benefits will not be realized.

     On September 27, 1999, a net deferred tax liability of $12.5 million was recorded in connection with the acquisition of the Company's interest in VeloCom Argentina (see Note 1). This net deferred tax liability resulted from the temporary difference between the book and tax basis of the value of VeloCom Argentina's license.

     The reconciliation of income taxes computed at the U.S. federal statutory rate to the income tax provision (benefit) is as follows (amounts in thousands):

                                                              APRIL 29, 1998    FOR THE YEAR
                                                              (INCEPTION) TO        ENDED
                                                               DECEMBER 31,     DECEMBER 31,
                                                                   1998             1999
                                                              --------------   ---------------
Expected income tax benefit at the U.S. federal statutory
  rate of 35%...............................................      $(270)          $(10,981)
Tax effect of permanent and other differences:
  State benefit, net of federal benefit.....................         --               (969)
  Non-deductible expenses...................................         --                377
  Share in results of affiliated companies..................         --              9,014
  Increase in valuation allowance...........................        270              2,559
                                                                  -----           --------
  Total income tax benefit..................................      $  --           $     --
                                                                  =====           ========

     The Company and its subsidiaries maintain a presence in many countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the U.S., such as a value added tax system. The Company has accounted for the effect of foreign taxes based on what is reasonably expected to apply to the Company and subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the U.S. or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax current and future operations of the Company and its subsidiaries.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10) SEGMENT INFORMATION

     SFAS No. 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. In accordance with the provisions of SFAS No. 131, the Company has determined that its reportable segments are its strategic business units in various countries in Latin America and the corporate unit which oversees all operations.

     The Company believes that proportionate financial data for its investment in Vesper facilitates the understanding and assessment of its results. Therefore, "EBITDA" (defined below) and "Net Loss" for the Vesper segment is presented on a proportionate basis. Proportionate results reflect the relative weight of the Company's ownership in Vesper together with the consolidated results of its subsidiaries. In addition, the Company believes earnings before interest, taxes, depreciation, amortization and other ("EBITDA") is an important indicator of the operating performance of its businesses. The computation of "EBITDA" also excludes share in losses of affiliates. Adjustments made to "EBITDA" and "Net Loss" to arrive at proportionate results are reversed in the row labeled "Eliminations and Adjustments," in conformance with SFAS No. 131 so that in total, "EBITDA" and "Net Loss" reflect consolidated results. The balance sheet data reflects consolidated results. Segment financial information is as follows as of and for the year ended December 31, 1999 (1998 is not included as it is not considered meaningful because the Company only existed as the corporate group with no operations) (amounts in thousands):

                                                      EBITDA*     NET LOSS   TOTAL ASSETS
                                                      --------    --------   ------------
Vesper..............................................  $(33,353)   $(27,522)    $     --
VeloCom Argentina...................................    (2,009)     (2,294)      48,879
Corporate and Other.................................    (6,310)     (5,358)     108,658
Eliminations and Adjustments........................    33,362       3,800           --
                                                      --------    --------     --------
Total...............................................  $ (8,310)   $(31,374)    $157,537
                                                      ========    ========     ========

---------------

* EBITDA should not be considered an alternative to operating or net income as an indicator of performance of the Company's businesses, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with GAAP.

(11) SUBSEQUENT EVENTS

     On January 7, 2000, the Company entered into a Follow-On Series B/B-1 Preferred Stock Purchase Agreement for the sale of 15,479,059 shares of Series B preferred stock (a portion of which can be designated Series B-1 preferred stock) at $6.00 per share and 1,967,754 of Series B-1 preferred stock at $6.00 per share. The total gross proceeds committed to the Company is $104.7 million, the payment of which is expected to be received in three closings. The first closing was January 7, 2000 at which time the Company issued 6,755,651 shares of Series B preferred stock and 1,967,754 shares of Series B-1 preferred stock for total gross proceeds of $52.3 million. The second closing is scheduled for June 30, 2000 and the third closing is scheduled for September 29, 2000 and each closing will be for the sale of 4,361,704 shares of Series B preferred stock (a portion of which can be designated Series B-1 preferred stock) for total gross proceeds of $26.2 million. The commitment to buy the shares is an absolute commitment and can be called by the Company at any time prior to the scheduled closings with five business days notice. The Series B-1 preferred stock is identical in rights to the Series B preferred stock as discussed in Note 7 except for voting and conversion rights. The Series B-1 preferred stock is non-voting and converts into non-voting common stock at the option of the holder. On January 8, 2000 the Company completed a Supplemental Series B Preferred Stock Agreement for the sale of 833,333 shares of the Series B preferred stock for $5.0 million.

                         VELOCOM INC. AND SUBSIDIARIES
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the supplemental Series B preferred stock offering, the Company entered into an agreement with a third party to provide marketing assistance in exchange for a warrant to purchase 125,000 shares of the Company's common stock at an exercise price of $8.10 per share. The warrant vests upon achievement of various performance based milestones. The Company will account for the issuance of this warrant under the provisions of Emerging Issues Task Force "EITF" Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services" (EITF 96-18). The accounting for the warrant will depend on the achievement of certain performance criteria and will be recorded at fair value using the Black-Scholes option pricing model when it becomes probable the performance based milestones will be met in accordance with EITF 96-18.

     On March 17, 2000, the Company and two other parties completed an acquisition of BR Homeshopping Internet S.A. ("BRHS"), an operating company that provides Internet access service in Brazil. The Company's ownership percentage is 45%. The total purchase price was Brazilian Reais (R$) 25.0 million ($14.4 million using the exchange rate in effect on March 17, 2000), of which the Company's portion was R$11.3 million ($6.5 million using the exchange rate in effect on March 17, 2000). Of the purchase price, 50% was paid at closing, R$5.6 million ($3.2 million) in cash, and 50% will be paid eight months from closing. The Company will account for this acquisition using the equity method of accounting.

     On April 10, 2000, the Company completed a sale of certain of its Colombian and Peruvian license holding companies that it had previously acquired in the transactions described in Note 1. The purchase price was $8.3 million of which $7.8 million was received at closing and $0.5 million was placed in escrow for release in 90 days. The current carrying value of such assets held for sale approximates the anticipated selling price. Accordingly, the Company will not recognize any gain or loss on such disposition.

     On April 20, 2000, the Company completed a sale of 5,102,000 shares of its Series C preferred stock for $10.00 per share for total gross cash proceeds of $51.0 million. The Series C preferred stock is identical in rights to the Series B preferred stock as discussed in Note 7.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Vesper Holding S.A. and Vesper Holding Sao Paulo S.A.:

     We have audited the accompanying combined consolidated balance sheets of VESPER HOLDING S.A. (a Brazilian corporation in the development stage) and subsidiary and VESPER HOLDING SAO PAULO S.A. (a Brazilian corporation in the development stage) and subsidiaries as of December 31, 1999, and the related statements of operations, changes in shareholders' equity and cash flows from the date of inception (January 18, 1999 for Vesper Holding S.A. and May 1, 1999 for Vesper Holding Sao Paulo S.A.) to December 31, 1999. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Vesper Holding S.A. and subsidiary and Vesper Holding Sao Paulo S.A. and subsidiaries as of December 31, 1999, and the consolidated results of their operations and their cash flows for the period from the date of inception (January 18, 1999 for Vesper Holding S.A. and May 1, 1999 for Vesper Holding Sao Paulo S.A.) to December 31, 1999, in conformity with generally accepted accounting principles in the United States of America.

                                            ARTHUR ANDERSEN S/C

Rio de Janeiro, Brazil
March 30, 2000

                            VESPER HOLDING S.A. AND
                         VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

          COMBINED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                ASSETS

CURRENT:
  Cash and cash equivalents.................................    94,588
  Recoverable taxes.........................................    43,465
  Prepaid and other assets..................................    20,557
                                                               -------
          Total current.....................................   158,610
                                                               -------
NONCURRENT ASSETS:..........................................     9,019
                                                               -------
PERMANENT:
  Property and equipment, net...............................   500,923
  Licenses..................................................    83,957
  Other noncurrent assets...................................     9,686
                                                               -------
          Total permanent...................................   594,566
                                                               -------
          Total assets......................................   762,195
                                                               =======

                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT:
  Suppliers.................................................    86,856
  Accounts payable and accrued expenses.....................    33,732
  Accounts payable to related parties.......................    71,042
                                                               -------
          Total current.....................................   191,630
                                                               -------
NONCURRENT LIABILITIES:
  Loans and financing.......................................   414,605
  Other noncurrent liabilities..............................    28,002
                                                               -------
          Total noncurrent liabilities......................   442,607
                                                               -------
SHAREHOLDERS' EQUITY
  Capital stock -- paid-in..................................   182,992
  Capital reserve...........................................       242
  Accumulated deficit during development stage..............   (55,712)
  Accumulated other comprehensive income
     Cumulative translation adjustment......................       436
                                                               -------
          Total shareholders' equity........................   127,958
                                                               -------
          Total liabilities and shareholders' equity........   762,195
                                                               =======

   The accompanying notes are an integral part of this combined consolidated balance sheet.

                            VESPER HOLDING S.A. AND
                         VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

      COMBINED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
       FROM DATES OF INCEPTION (JANUARY 18, 1999 FOR VESPER HOLDING S.A. AND MAY 1, 1999 FOR VESPER HOLDING SAO PAULO) TO DECEMBER 31, 1999
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

OPERATING EXPENSES:
  General and administrative expenses.......................   (67,517)
                                                               -------
LOSS FROM OPERATIONS........................................   (67,517)
                                                               -------
OTHER INCOME (EXPENSE)
  Foreign currency transaction gain.........................    10,642
  Interest income, net......................................     1,163
                                                               -------
NET LOSS....................................................   (55,712)
OTHER COMPREHENSIVE INCOME:
  Foreign currency translation adjustment...................       436
                                                               -------
COMPREHENSIVE LOSS..........................................   (55,276)
                                                               =======

   The accompanying notes are an integral part of this combined consolidated statement.

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

       COMBINED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY FROM DATES OF INCEPTION (JANUARY 18, 1999 FOR VESPER HOLDING S.A. AND MAY 1, 1999 FOR VESPER HOLDING SAO PAULO) TO DECEMBER 31, 1999
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                         CAPITAL                     OTHER
                                           -----------------------------------   COMPREHENSIVE
                                                                 ACCUMULATED        INCOME
                                           CAPITAL              DEFICIT DURING    CUMULATIVE
                                           STOCK --   CAPITAL    DEVELOPMENT      TRANSLATION
                                           PAID--IN   RESERVE       STAGE         ADJUSTMENT      TOTAL
                                           --------   -------   --------------   -------------   -------
Contribution from shareholders...........  182,992      242             --             --        183,234
Cumulative translation adjustment........       --       --             --            436            436
Loss for the period......................       --       --        (55,712)            --        (55,712)
                                           -------      ---        -------            ---        -------
BALANCE AS OF DECEMBER 31, 1999..........  182,992      242        (55,712)           436        127,958
                                           =======      ===        =======            ===        =======

   The accompanying notes are an integral part of this combined consolidated statement.

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

                 COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM DATES OF INCEPTION (JANUARY 18, 1999 FOR VESPER HOLDING S.A. AND MAY 1, 1999 FOR VESPER HOLDING SAO PAULO) TO DECEMBER 31, 1999
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss..................................................    (55,712)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation...........................................        120
     Foreign currency transaction gain......................    (10,642)
Increase in assets and liabilities --
  Recoverable taxes.........................................    (42,975)
  Prepaid and other assets..................................    (29,588)
  Non current assets........................................     (9,746)
  Suppliers.................................................     14,862
  Accounts payable and accrued expenses.....................      6,175
  Accounts payable to related parties.......................     45,610
                                                               --------
          Net cash used in operating activities.............    (81,896)
                                                               --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of licenses...................................    (29,066)
  Additions to property and equipment.......................   (399,136)
                                                               --------
          Net cash used in investing activities.............   (428,202)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Contributions from shareholders...........................    183,234
  Non current liabilities...................................    420,428
                                                               --------
          Net cash provided by financing activities.........    603,662
                                                               --------
CUMULATIVE TRANSLATION ADJUSTMENT...........................      1,024
INCREASE IN CASH AND CASH EQUIVALENTS.......................     94,588
                                                               --------
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD....         --
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD..........     94,588
                                                               ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest....................         --
  Cash paid during the year for tax.........................         --
                                                               ========
Financial charges capitalized on eligible assets --
  Property and equipment....................................         --
  License...................................................     10,927
Liabilities assumed in connection with assets acquisition --
  Property and equipment....................................    103,225
  License...................................................     49,823

   The accompanying notes are an integral part of this combined consolidated statement.

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

            NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM DATES OF INCEPTION (JANUARY 18, 1999 FOR VESPER HOLDING S.A.
       AND MAY 1, 1999 FOR VESPER HOLDING SAO PAULO) TO DECEMBER 31, 1999 (EXPRESSED IN THOUSANDS OF U.S. DOLLARS, UNLESS OTHERWISE INDICATED)

1. OPERATIONS

     Vesper Holding S.A. ("Vesper Northeast") and Vesper Holding Sao Paulo S.A. ("Vesper Sao Paulo") (together, the "Companies") were formed by VeloCom Inc. ("VeloCom"), Bell Canada International Inc. ("BCI") and Qualcomm Incorporated ("Qualcomm") to act as holding companies and to establish the operating companies Vesper S.A. (formerly Canbra Telefonica S.A.) and Vesper Sao Paulo S.A. (formerly Megatel S.A.), to submit a bid for the authorization (the "License") for commercial operation of switched fixed telephone services in Region I (Rio de Janeiro and the North and Northeast regions (the "Northeast Region"), comprised of 16 states of Brazil) and Region III (State of Sao Paulo) respectively, pursuant to the bidding procedures.

     Vesper Northeast and Vesper Sao Paulo were organized under the laws of Brazil, as corporations, in September 1998 and May 1999 respectively (the first having remained dormant from September 1998 to December 1998). The companies were awarded their respective licenses in the public auctions held on January 18, 1999 and May 5, 1999 respectively. Scheduled commercial launch occurred in January 2000 for Vesper Northeast and February 2000 for Vesper Sao Paulo.

     The Companies are subject to the laws and regulations governing telecommunication services in effect in Brazil.

     The shareholders understand and agree that successive increases in funding, in the form of equity capital, shareholder loans or other instruments, beyond the initial equity contributions, will be needed to implement the project and to commence operations, in particular, in order to meet the operating Companies commitments to the Brazilian Government pursuant to the terms of license. The shareholders have agreed that subsequent to the time that they have invested an aggregate equity amount of US$340 million and US$385 million for Vesper Northeast and Vesper Sao Paulo, respectively, they will use their commercially reasonable efforts to obtain additional funding for the Companies in forms other than equity contributions from their shareholders.

     The Companies are in the development stage and have generated no revenues to the balance sheet date. Since the dates of inception (January 18, 1999 for Vesper Northeast and May 1, 1999 for Vesper Sao Paulo), the Companies have incurred cumulative losses of approximately US$55 million (Vesper Northeast has incurred cumulative losses totaling approximately US$37 million, and Vesper Sao Paulo approximately US$18 million) and have generated negative cash flows through December 31, 1999. The Companies expect to continue to generate negative cash flows from operations while they focus on development, construction, and expansion of their business and until the Companies establish sufficient revenue generating customer basis in their markets. The Companies also expect to experience increasing operating losses and negative cash flows from operations as they expand their operations and enter new markets, even if and after they achieve positive cash flows from operations in their initial markets.

     Although management believes that the Companies will be able to successfully mitigate these risks, there is no assurance that the Companies will be able to do so or that the Companies will ever operate profitably.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Presentation

     The combined consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"),

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

     NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

which differ in certain respects from accounting principles generally accepted in Brazil ("Brazilian GAAP"), which are applied by the Companies in their local currency financial statements. As of December 31, 1999, the main differences relate to start up costs and exchange loss on debt denominated in U.S. dollars, which are expensed in the U.S. GAAP accounts and capitalized in the Brazilian GAAP accounts.

  b. Foreign Currency Translation Method

     Since 1998 the Brazilian economy has been considered as non-hyperinflationary as defined by Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Accordingly, the Companies' functional currency is the Brazilian real, which is the currency of the country in which they operate. The translation was performed in accordance with the standards set forth in SFAS No. 52 as follows:

     - Assets and liabilities at the exchange rate in effect at the balance sheet date.

     - The balances of the shareholders' equity (capital and accumulated deficit) were translated from Brazilian reais to U.S. dollars using the exchange rate at the date of each transaction. Any exchange differences are recorded in a separate component of shareholders' equity (cumulative translation adjustment).

     - Transactions denominated in currencies other than the Brazilian real, are recorded based on the exchange rate at the time such transactions arise. Subsequent changes in exchange rate result in transaction gains and losses, which are reflected in the statement of operations.

     - Operations recorded to profit and loss were translated from Brazilian reais into U.S. dollars using the monthly historical average exchange rates.

     - The net effect of the change of the exchange rate on the net assets is recorded as cumulative translation adjustment.

  c. Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  d. Principles of Combination and Consolidation

     The combined financial statements include the accounts of Vesper Northeast and subsidiary and Vesper Sao Paulo and subsidiaries.

     The consolidated financial statements of Vesper Northeast include the accounts of that company and its wholly owned subsidiary Vesper S.A. The consolidated financial statements of Vesper Sao Paulo include the accounts of that company and its wholly owned subsidiaries Vesper Sao Paulo S.A. and Vesper Sao Paulo Cayman S.A.

     All significant balances and transactions between such companies were eliminated in the combination and consolidation.

  e. Cash and Cash Equivalents

     The Companies consider all highly liquid financial investments with original maturity of three months or less to be cash equivalents.

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

     NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  f. Prepaid Expenses

     Prepaid expenses, such as insurance, up front fees and prepaid interest in connection with the financing agreements, are capitalized and amortized over the period of the financing agreements.

  g. Property and Equipment

     Property and equipment, including improvements that extend the useful lives, are recorded at cost, while maintenance and repairs are charged to operations as incurred. Depreciation is provided using the straight-line method over estimated useful lives of up to 25 years for buildings, 3-20 years for equipment, 5-10 years for furniture and fixtures and 5 years for hardware and software. Leasehold improvements are amortized over the shorter of the respective lives of the leases or the useful lives of the improvements.

     Construction in progress includes labor, material, transmission and related equipment, engineering, site development, capitalized interest, and other costs relating to the construction and development of the switched fixed telephone network. The Companies begin depreciating the cost of the network upon commencement of commercial operations.

  h. Intangible Assets -- Licenses

     Intangible assets consist of the acquisition of the licenses and spectrum under the term of authorization, which is recorded at cost. The spectrum was allocated conditionally for 20 years, renewable for a like period. The spectrum allocations are renewable provided that the licensees have complied with applicable rules and policies and upon payment of an additional fee based on a specific formula. The related cost of such licenses and spectrum are amortized using the straight-line method over the initial term of the spectrum allocations.

  i. Long-lived Assets

     Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition.

  j. Start-up Costs

     Costs of start-up activities and organization costs are expensed as incurred.

  k. Income Taxes

     The Companies account for income taxes using the asset and liability method. Under this method, deferred income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of the Companies' assets and liabilities. These deferred tax assets are then reduced by a valuation allowance if management believes it is more likely than not that some or all of the net deferred tax assets will not be realized.

  l. New Accounting Pronouncements

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 133 is effective for fiscal years beginning after June 15,

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

     NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2000. The Companies are currently evaluating the potential impact of this standard on their financial position and results of operations. However, no material effects are expected to be generated.

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin no. 101, "Views on Selected Revenue Recognition Issues" ("SAB 101"), which sets forth the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. SAB 101 is effective for the second quarter of 2000. The Companies will assess the effect of this new standard in the future when they have revenues.

3. RECOVERABLE TAXES

     Recoverable taxes relate to ICMS (State VAT) generated on the acquisition of property and equipment that will be used to offset State VAT applicable to revenues.

4. PROPERTY AND EQUIPMENT, NET

                                                             NET BOOK
                                                              VALUE
                                                             --------
Land.......................................................    2,863
Buildings and improvements.................................   13,587
Equipment..................................................    2,343
Furniture and fixtures.....................................    7,889
Vehicles...................................................    1,046
Leasehold improvements.....................................      499
Construction in progress...................................  472,696
                                                             -------
          Total............................................  500,923
                                                             =======

5. INTANGIBLE -- LICENSES

Acquisition cost............................................  72,666
Other expenses..............................................     364
Financial charges capitalized...............................  10,927
                                                              ------
          Total.............................................  83,957
                                                              ======

     Vesper Northeast acquired the license on February 4, 1999, for R$60 million (equivalent to US$33,538, at the exchange rate prevailing on December 31, 1999), of which R$24 million (equivalent to US$13,415) was paid on the date the authorization term was signed and the remaining balance is payable in two installments of R$18 million each, on February 4, 2000 and February 4, 2001. This payable will be restated by Brazilian inflation, measured by the IGP-DI, general price index, plus interest equivalent to 12% per year. The second installment was recorded as a long-term liability.

     Vesper Sao Paulo acquired the license on May 5, 1999, for R$70 million (equivalent to US$39,128, at the exchange rate prevailing on December 31, 1999), of which R$28 million (equivalent to US$15,651) was paid on the date the authorization term was signed and the remaining balance is payable in two installments of R$21 million each, on May 5, 2000 and May 5, 2001. This payable will be restated by Brazilian inflation, measured by the IGP-DI, general price index, plus interest equivalent to 12% per year.

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

     NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. TRANSACTIONS WITH RELATED PARTIES

Bell Canada International...................................   9,447(a)
CGI Telecom International...................................  60,856(b)
VeloCom International.......................................     437(c)
Qualcomm International......................................     302(c)
                                                              ------
          Total.............................................  71,042
                                                              ======

---------------

(a)  In connection with the service agreement signed between the parties.

(b) In connection with the development and implementation of billing, accounting and other system, software and IT services.

(c)  Loans between the parties. Interest based on market rates.

     Vesper Northeast and Vesper Sao Paulo entered into a "know-how transfer and technical services agreement" with one of its shareholders, under which such shareholder grants to the Companies a nonexclusive right and license to use the know-how and technical data, information and expertise of such shareholder in respect of high technology telecommunications engineering, information technology and other matters related to the implementation, expansion, enhancement, operation and maintenance of telecommunications operations and services, including, but not limited to, processes, techniques, methods, products, data and compositions. The Companies will pay royalty fees for such agreement (see Note 10).

7. LOANS AND FINANCING

     To fund the construction of the infrastructure, the Companies entered into the following arrangement with a syndicate of banks and suppliers:

VESPER NORTHEAST:

     In December 1999, Vesper Northeast entered into a series of agreements with Nortel, Qualcomm, Ericsson and Harris Corporation (Harris) to issue up to US$997.0 million in aggregate principal amount of long-term capital market notes, of which US$270.0 million in principal amount were outstanding as of December 31, 1999. Of the total principal amount issuable, however, US$415.0 million (subject to certain adjustments) will not be issuable until the occurrence of certain events, including the assumption by third party lenders of all or a portion of the original lenders' obligations to purchase unissued notes, the assignment or transfer by the original lenders of outstanding notes, the repayment by Vesper Northeast of outstanding notes or the exchange, at the option of Nortel, Qualcomm, Ericsson or Harris, of all or any portion of the outstanding notes for subordinated debt securities of Vesper Northeast. Moreover, the lenders' obligations to purchase any notes are conditioned on the satisfaction of certain conditions, including compliance with specific financial maintenance and operating covenants and the receipt by Vesper Northeast of approval from the Central Bank of Brazil with respect to the issuance of the notes. Vesper Northeast will use a portion of the financing to pay interest and fees and the balance to purchase from Nortel, Qualcomm, Ericsson and Harris equipment and services for Vesper's network in the northeast region and to pay related costs.

     Subject to mandatory or optional partial repurchase under certain circumstances, the notes mature on July 1, 2012. The lenders have the option, however, in their sole discretion, to require that all, but not less than all, of the notes be repurchased on July 1, 2004 for a repurchase price equal to the aggregate outstanding principal amount of the notes plus any accrued and unpaid interest thereon. Interest on the notes is payable quarterly in arrears commencing March 2000 at LIBOR plus 6% per annum. Up to US$135.0 million of the

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

     NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

loan arrangement can be used to finance the payment of interest and fees. The arrangement is also subject to various fees throughout the term of the agreements.

     To secure the repayment or repurchase of notes as required under this financing, Vesper Northeast has granted to the lenders a first priority security interest in equipment, infrastructure and other assets and property related to Vesper's network in the northeast region. Any non-equity financing made by VeloCom to Vesper Northeast will be subordinated in right of payment to the notes and the proceeds of that financing will be pledged to the lenders as further security for Vesper Northeast's obligations and as security for VeloCom's contribution obligations described in the next sentence. VeloCom and the other Vesper Northeast shareholders also have agreed, on Vesper Northeast's failure to comply with certain financial covenants and at the request of the lenders, to make equity contributions to Vesper Northeast in the aggregate amount of up to US$300.0 million (with VeloCom's share being up to US$148.2 million) of which approximately US$117.3 million (including approximately US$57.9 million from VeloCom) has already been contributed as of December 31, 1999.

VESPER SAO PAULO

     On December 27, 1999 Vesper Sao Paulo entered into credit agreements providing the Company with US$781.5 million of long-term vendor financing (available in three separate tranches), of which US$145.0 million has been utilized as of December 31, 1999. Amounts outstanding bear interest, at the option of the Company, at LIBOR plus 6% or a compounded rate of 5.5% plus the higher of prime rate and the Federal Funds effective rate. Interest is payable on a quarterly basis. A portion of the financing is available for interest and fees under the financing, and the balance is available to purchase from one of the lender equipment and services for Vesper's network in the Sao Paulo region and to pay related costs. The lenders are not obligated to make loans unless certain conditions are satisfied, including compliance with specified financial maintenance and operating covenants. The financing is subject to various fees throughout the term of the agreement.

     Subject to mandatory or optional prepayment under certain circumstances, principal amounts borrowed under two of the tranches will be repayable on a semi-annual basis commencing June 2003, with an effective final maturity date of December 27, 2004, and principal amounts borrowed under the third tranche will be repayable in full on December 27, 2004.

     To secure repayment of disbursements under the financing, Vesper Sao Paulo has granted a lender a first priority security interest over equipment, infrastructure and other assets related to Vesper's network in the Sao Paulo region to be acquired with the proceeds of the financing. VeloCom and the other Vesper Sao Paulo shareholders have agreed, on Vesper Sao Paulo's failure to comply with certain financial covenants and at the request of the lenders, to make equity contributions in the aggregate amount of US$385.0 million (with VeloCom's share being up to US$190.2 million) of which approximately US$65.7 million (including approximately US$32.5 million from VeloCom) has been contributed as of December 31, 1999.

8. CAPITAL

     Vesper Northeast's authorized issued and fully paid in capital is represented by 1,072,000 shares, with no par value (536,000 common shares and 536,000 preferred shares). Vesper Sao Paulo's authorized issued and fully paid in capital is represented by 162,000 shares, with no par value (81,000 common shares and 81,000 preferred shares).

     As stated in the Companies' bylaws, the distribution of earnings, when available, is the responsibility of the Board of Directors and there is a minimum dividend equivalent to 25% of net earnings reported in the statutory records unless otherwise agreed by the shareholders. Under Brazilian law, dividends are paid based

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

     NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

on the available retained earnings recorded in the statutory records. In accordance with the corresponding tax law, dividends on earnings generated subsequent to January 1, 1996 are exempt from withholding tax.

     Preferred shares do not have voting rights, however, they are entitled to dividends in cash 10% higher than those paid to common shares and have priority in reimbursement of capital without premium in the event of the Companies' liquidation.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value amounts have been determined by the Companies, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Companies could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have an effect on the estimated fair value amounts. The carrying amounts of the Companies' financial instruments at December 31, 1999 approximate fair value.

10. OFFICE FACILITIES, OTHER LEASES AND COMMITMENTS

  Office Facilities and Leases

     The Companies have operating leases for office space as well as tower sites throughout the 17 states where there are operations. Rental expenses for office space and other operating leases amounted to US$3.7 million (US$2.8 million for Vesper Northeast and US$864 for Vesper Sao Paulo) during 1999.

     The Companies also have lease agreements for computers for periods of 24 and 36 months, payable on a monthly basis. The amount due is denominated in US dollars. Future minimum payments under operating leases as of December 31, 1999, calculated using the exchange rate at December 31, 1999, of R$1.789 to US$1, are approximately as follows:

YEAR
----
2000........................................................   3,634
2001........................................................   3,894
2002........................................................   1,593
2003........................................................     674

  Know-how and Transfer of Technical Services Agreement

     The Companies also have a royalty agreement with BCI, in connection with the transfer of know-how and technology, under which the following royalty fees are payable:

VESPER NORTHEAST

     - An annual fixed fee payable during the five year period, commencing, with respect to the calendar year during which service launch occurs, of US$2 million, annually for each of the first three years, and US$1 million, annually for each of the last two years. The payment of annual installments of the fixed fee shall be deferred until such time the Company attains positive EBITDA (earnings before interest, taxes, depreciation and amortization) for two consecutive quarters at which point all deferred annual installments of the fixed fee shall become immediately payable.

     - Annual variable fees (additional fees) for a period of five years commencing with respect to the first of the following to occur: (i) the end of the calendar year 2001, or (ii) the fiscal year during which the Company generates positive EBITDA for two consecutive quarters. The additional fees will be

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

     NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

      calculated as a percentage (starting at 10% in the first year and decreasing to 6% in the fifth year) of EBITDA in excess of the expected EBITDA in the business plan up to a maximum of 1% of Company's gross revenues for the year.

VESPER SAO PAULO

     - An annual fixed fee payable during the eight years period, commencing, with respect to the calendar year during which service launch occurs, of US$2 million. The payment of annual installments of the fixed fee shall be deferred until such time as the Company attains positive EBITDA (earnings before interest, taxes, depreciation and amortization) for two consecutive quarters at which point all deferred annual installments of the fixed fee shall become immediately payable. Additionally, if the senior secured term loan agreement (see Note 1) is refinanced in whole through the proceeds of one or more financings, and if certain other conditions are met, the payment of the above fixed fee maybe limited to the first three calendar years commencing with the service launch year. Furthermore, the agreement provides that if Vesper Northeast and Vesper Sao Paulo are combined into a single entity or are operated as a single entity, no fixed fee shall be payable under this agreement effective the date of commencement of common operations.

     - Annual variable fees (additional fees) for a period of seven years commencing with respect to the first of the following to occur: (i) the end of the calendar year 2001, or (ii) the fiscal year during which the Company generates positive EBITDA for two consecutive quarters. The additional fees will be calculated as a percentage (starting at 10% in the first year, decreasing to 5% in the sixth year and maintained at 5% in the seventh year) of EBITDA in excess of the expected EBITDA in the business plan up to a maximum of 1% of Company's gross revenues for the year. If the senior secured term loan agreement is refinanced as mentioned above, no additional fees shall be payable; provided, however, that notwithstanding any such refinancing of the senior secured term loan agreement, BCI shall be entitled, at a minimum, to payment of the additional fees only for years 1 through 5.

  Purchase Commitment

     Nortel, Ericsson and Lucent Technologies are the principal suppliers of Vesper Northeast and Vesper Sao Paulo infrastructure equipment. The Companies are committed to acquire, over four years, a minimum of US$1,070 million (US$600 million Vesper Northeast and US$470 million Vesper Sao Paulo) of equipment and services.

     Additionally, in connection with the construction of the infrastructure, the Companies have other contracts in the final phase of negotiation totaling approximately US$325.2 million (US$323 million Vesper Northeast and US$2.2 million Vesper Sao Paulo).

  License Agreements

     Compliance with the terms of the license and certain regulatory requirements, including certain levels of network build out, can be difficult to meet. There can be no assurance that in the future all regulatory requirements will be met. If such commitments are not met, the Companies could be subject to fines and, in certain circumstances, the revocation of the applicable license.

11. PENSION PLAN

     The Companies do not maintain a private pension plan for their employees, but contribute monthly, based on payroll, to the government pension, social security, and severance indemnity plans as required by local labor legislation.

             VESPER HOLDING S.A. AND VESPER HOLDING SAO PAULO S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

     NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. CONTINGENCY

     In the normal course of business, the Companies are subject to, and may become a party to, litigation. Currently, the Companies are not involved in any material litigation.

13. INCOME TAXES

     Tax rates in Brazil for calendar year 1999 were 25% for federal income tax and 12% for social contribution tax. Based on the provisions of current legislation, beginning February 1, 2000 to December 31, 2002, social contribution tax rate is reduced to 9% and beginning January 2003, reduced to 8%. Tax losses can be carried forward without expiration; however, utilization is limited to 30% of annual taxable income. As of December 31, 1999 the Companies have no tax loss carryforwards.

     The Companies' net deferred tax assets as of December 31, 1999 are comprised of the following:

Start-up costs deferred for tax purposes..................    18,238
Less valuation allowance..................................   (18,238)
                                                             -------
Net deferred income tax asset.............................        --
                                                             =======

     The Companies have recorded a valuation allowance equal to the net deferred tax assets because they are in the development stage and it is currently more likely than not that such benefit will not be realized. Any reductions in the valuation allowance will reduce future provisions for income tax expense.

     The difference between income tax credit provided in the financial statements and the expected income tax benefit at statutory rates is reconciled as follows:

Income tax at statutory rate (combined rate of 37%, for
  1999)...................................................    20,606
Change in the combined tax rate from 2000 onwards.........    (2,226)
Nondeductible expenses....................................      (142)
                                                             -------
                                                              18,238
Valuation allowance.......................................   (18,238)
                                                             -------
Net deferred income tax asset.............................        --
                                                             =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
VELOCOM ARGENTINA S.A. (See Note 13.a) and b)) and to the Legal Representative for Argentina to TELELATINA MANAGEMENT COMPANY LLC Sucursal Argentina

     We have audited the accompanying combined balance sheets of the combined companies identified in Note 1 to the combined financial statements (companies in the development stage) as of September 30, 1999 and December 31, 1998, and the related combined statements of income and cash flows for the periods mentioned in Note 2.II. to the combined financial statements ended September 30, 1999, December 31, 1998 and 1997. These combined financial statements are the responsibility of the Companies' Management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Argentina, which are in substantial agreement with those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Companies' Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the accompanying combined financial statements referred to above present fairly, in all material respects, the combined financial position of the companies identified in Note 1 to the combined financial statements as of September 30, 1999 and December 31, 1998 and the results of the combined operations and cash flows for the periods mentioned in Note 2.II. to the combined financial statements ended September 30, 1999, December 31, 1998 and 1997, in conformity with accounting principles generally accepted in the United States of America.

                                            PISTRELLI, DIAZ Y ASOCIADOS
                                            (MEMBER FIRM OF ARTHUR ANDERSEN)

                                            EDUARDO C. CODURI
                                            Partner

Buenos Aires, Argentina
April 14, 2000

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

                            COMBINED BALANCE SHEETS
          AS OF SEPTEMBER 30, 1999 AND DECEMBER 31, 1998 (NOTE 2.II.)
                          (STATED IN ARGENTINE PESOS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                          ASSETS

CURRENT ASSETS
Cash and cash equivalents (Note 3.a)........................      747,798         393,008
Other receivables (Note 3.b)................................      116,041          80,250
                                                               ----------      ----------
Total current assets........................................      863,839         473,258
                                                               ----------      ----------
NON CURRENT ASSETS
Other receivables (Note 3.b)................................    2,731,070         800,448
Intercompany receivables (Note 4)...........................           --          14,572
Property and equipment, net (Note 3.c)......................    7,885,772       2,111,414
Intangible assets (Note 3.d)................................      353,741           6,689
                                                               ----------      ----------
Total non current assets....................................   10,970,583       2,933,123
                                                               ----------      ----------
Total assets................................................   11,834,422       3,406,381
                                                               ==========      ==========
                                       LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities (Note 3.e).........    5,820,541       1,869,235
Taxes (Note 3.f)............................................       79,115          37,937
Payroll and social security taxes (Note 3.g)................      503,498          58,647
Intercompany loans (Note 4).................................      123,177          70,392
Financial debts.............................................       74,783              --
Other liabilities (Note 3.h)................................    1,009,633         448,309
                                                               ----------      ----------
Total current liabilities...................................    7,610,747       2,484,520
                                                               ----------      ----------
Total liabilities...........................................    7,610,747       2,484,520
                                                               ----------      ----------
SHAREHOLDERS' EQUITY
Capital stock (Note 3.i)....................................    1,032,000       1,032,000
Branch operation account (Note 3.j).........................   12,136,907              --
Irrevocable contributions (Note 3.k)........................    2,242,327       2,613,635
Deficit accumulated during the development stage:
  Accumulated losses........................................   (2,723,774)       (145,679)
  Net loss for the period...................................   (8,463,785)     (2,578,095)
                                                               ----------      ----------
Total shareholders' equity..................................    4,223,675         921,861
                                                               ----------      ----------
Total liabilities and shareholders' equity..................   11,834,422       3,406,381
                                                               ==========      ==========

The accompanying Notes 1 to 13 are an integral part of these combined financial statements.

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

                           COMBINED INCOME STATEMENTS
   FOR THE PERIODS ENDED SEPTEMBER 30, 1999, DECEMBER 31, 1998 AND 1997 (NOTE
                                     2.II.)
                          (STATED IN ARGENTINE PESOS)

                                           CUMULATIVE FROM
                                          INCEPTION OF EACH
                                             COMPANY TO
                                            SEPTEMBER 30,     SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,
                                                1999             1999(1)         1998(2)         1997(3)
                                          -----------------   -------------   -------------   -------------
OPERATING EXPENSES (Note 5).............      (9,493,301)      (6,918,399)     (2,432,201)      (142,701)
AMORTIZATION AND DEPRECIATION...........      (1,560,436)      (1,486,685)        (73,751)            --
                                             -----------       ----------      ----------       --------
          Total operating expenses......     (11,053,737)      (8,405,084)     (2,505,952)      (142,701)
FINANCIAL EXPENSES......................         (63,271)         (41,215)        (20,426)        (1,630)
OTHER INCOME (EXPENSES), net............          12,140           33,000         (19,512)        (1,348)
                                             -----------       ----------      ----------       --------
Loss before tax on minimum presumed
  income................................     (11,104,868)      (8,413,299)     (2,545,890)      (145,679)
TAX ON MINIMUM PRESUMED INCOME (Note
  2.III.d)..............................         (82,691)         (50,486)        (32,205)            --
                                             -----------       ----------      ----------       --------
Net loss for the period.................     (11,187,559)      (8,463,785)     (2,578,095)      (145,679)
                                             ===========       ==========      ==========       ========

---------------

(1) Includes Telelatina Management Company Sucursal Argentina for the period from inception (February 5, 1999) to September 30, 1999 and Telelatina S.A., Smartel S.A. and Formus S.A. for the nine-month period ended September 30, 1999.

(2) Includes Smartel S.A. for the period from inception (March 12, 1998) to December 31, 1998, Formus S.A. for the period from inception (May 7, 1998) to December 31, 1998 and Telelatina S.A. for the fiscal year ended December 31, 1998.

(3) Includes Telelatina S.A. for the period from inception (August 1, 1997) to December 31, 1997.

The accompanying Notes 1 to 13 are an integral part of these combined financial statements.

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

                       COMBINED STATEMENTS OF CASH FLOWS
   FOR THE PERIODS ENDED SEPTEMBER 30, 1999, DECEMBER 31, 1998 AND 1997 (NOTE
                                     2.II.)
                          (STATED IN ARGENTINE PESOS)

                                                CUMULATIVE
                                              FROM INCEPTION
                                                 OF EACH
                                                COMPANY TO
                                              SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                   1999           1999(1)        1998(2)        1997(3)
                                              --------------   -------------   ------------   ------------
OPERATING ACTIVITIES
  Net loss for the period...................    (11,187,559)    (8,463,785)     (2,578,095)     (145,679)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation of property and
       equipment............................      1,499,823      1,426,072          73,751            --
     Amortization of intangible assets......         60,613         60,613              --            --
     Financial expenses.....................         (1,630)            --              --        (1,630)
  Changes in assets and liabilities, net:
     Other receivables......................     (2,838,111)    (2,019,341)       (738,712)      (80,058)
     Accounts payable and accrued
       liabilities..........................      1,095,628        963,570         132,058            --
     Taxes..................................         79,115         41,178          37,603           334
     Payroll and social security taxes......        503,498        444,851          58,647            --
     Other liabilities......................      1,132,810        614,109         471,041        47,660
                                               ------------     ----------      ----------      --------
          Net cash used in operating
            activities......................     (9,655,813)    (6,932,733)     (2,543,707)     (179,373)
                                               ------------     ----------      ----------      --------
INVESTING ACTIVITIES
  Increase in property and equipment........     (4,660,682)    (4,212,694)       (444,759)       (3,229)
  Increase in intangible assets.............       (414,354)      (407,665)         (6,689)           --
  Decrease (increase) in investments........             --             --         220,423      (220,423)
                                               ------------     ----------      ----------      --------
          Net cash used in investment
            activities......................     (5,075,036)    (4,620,359)       (231,025)     (223,652)
                                               ------------     ----------      ----------      --------
FINANCING ACTIVITIES
  Financial debts...........................         76,413         74,783        (291,353)      292,983
  Paid-in capital...........................      1,023,000         67,500         855,500       100,000
  Funds received from parent................     12,136,907     12,136,907              --            --
  Irrevocable contribution..................      2,242,327       (371,308)      2,388,635       225,000
                                               ------------     ----------      ----------      --------
Net cash provided by financing activities...     15,478,647     11,907,882       2,952,782       617,983
                                               ------------     ----------      ----------      --------
Net increase in cash and cash equivalents...        747,798        354,790         178,050       214,958
Cash and cash equivalents at beginning of
  period....................................             --        393,008         214,958            --
                                               ------------     ----------      ----------      --------
Cash and cash equivalents at end of
  period....................................        747,798        747,798         393,008       214,958
                                               ============     ==========      ==========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for
     interest...............................         33,701         33,701              --            --
  Cash paid during the period for TOMPI.....         16,420         16,420              --            --
                                               ------------     ----------      ----------      --------
                                                     50,121         50,121              --            --
                                               ============     ==========      ==========      ========
  Liabilities assumed in connection with
     property and equipment acquisition.....      4,724,913      2,987,736       1,737,177            --

---------------

(1) Includes Telelatina Management Company Sucursal Argentina for the period from inception (February 5, 1999) to September 30, 1999 and Telelatina S.A., Smartel S.A. and Formus S.A. for the nine-month period ended September 30, 1999.

(2) Includes Smartel S.A. for the period from inception (March 12, 1998) to December 31, 1998, Formus S.A. for the period from inception (May 7, 1998) to December 31, 1998 and Telelatina S.A. for the fiscal year ended December 31, 1998.

(3) Includes Telelatina S.A. for the period from inception (August 1, 1997) to December 31, 1997.

The accompanying Notes 1 to 13 are an integral part of these combined financial statements.

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
              AS OF SEPTEMBER 30, 1999, DECEMBER 31, 1998 AND 1997
                          (STATED IN ARGENTINE PESOS)

1. FORMATION, OPERATIONS AND ACTIVITIES OF TELELATINA MANAGEMENT
   COMPANY LLC SUCURSAL ARGENTINA, TELELATINA S.A., SMARTEL S.A. AND FORMUS S.A. ("VELOCOM ARGENTINA" OR "THE COMPANIES")

     Telelatina S.A., Smartel S.A. and Formus S.A. were organized on August 1, 1997, March 12, 1998, and May 7, 1998, respectively, to be engaged, on their own account or on account of third parties, in the installation and/or provision of telecommunications services. Telelatina S.A., Smartel S.A. and Formus S.A. were registered with Inspeccion General de Justicia ("IGJ") (the governmental regulatory agency of corporations in Argentina) on August 18, 1997, March 19, 1998 and May 11, 1998, respectively.

     Telelatina Management Company LLC Sucursal Argentina was organized on February 5, 1999 and registered with the IGJ as a branch of Telelatina Management Company LLC (organized in Dover, Delaware, United States of America) on February 9, 1999, to be engaged, on its own account or on account of third parties, in the installation and/or provision of telecommunications services.

     During 1997 and 1998, Telelatina S.A. made investments in its network; such network was transferred to Telelatina Management Company LLC Sucursal Argentina and the investments in its network were continued during 1999 by such company in order to concentrate in a single company all investments in property and equipment and to lease the network to VeloCom Argentina S.A., as the successor entity holding all licenses (see Note 13).

     As of September 30, 1999, the principal operations of the Companies had not yet commenced. For this reason, these combined financial statements are presented on the basis of companies in the development stage. The effect on the companies' combined financial statements is to report cumulative combined results of operations and cash flows since inception of each company through September 30, 1999. They started to render Internet services on March 13, 2000, the date of their commercial launch, when there was a press conference and service trial show. Such services are currently rendered by VeloCom Argentina S.A. (see Note 13).

2. SIGNIFICANT ACCOUNTING POLICIES

I. PURPOSE OF THE FINANCIAL STATEMENTS

     These combined financial statements have been prepared to be included by VeloCom Inc. in its registration statement in connection with its initial public offering.

II. BASIS OF PRESENTATION

     These combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. A combined presentation has been utilized in the preparation of the accompanying combined financial statements because the combining companies were under common management control for the periods presented.

     These combined financial statements are stated in Argentine pesos and do not contain any translation of Argentine pesos amounts into US dollars because the exchange rate between the Argentine peso and the US dollar has been on a one-to-one basis during each period (see Note 10).

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the date of the financial statements and expenses during the reporting period. Actual loss could differ from those estimates.

     The combined balance sheet as of September 30, 1999, includes the balance sheets of Telelatina Management Company LLC Sucursal Argentina, Telelatina S.A., Formus S.A. and Smartel S.A., and as of December 31, 1998, includes the balance sheets of Telelatina S.A., Formus S.A. and Smartel S.A.

     The combined statement of income as of September 30, 1999, includes the statements of income of Telelatina Management Company LLC Sucursal Argentina, for the period from inception (February 5, 1999) to September 30, 1999, and of Telelatina S.A., Formus S.A. and Smartel S.A. for the nine-month period ended September 30, 1999.

     The combined statement of income as of December 31, 1998, includes the statements of income of Formus S.A. for the period from inception (May 7, 1998) to December 31, 1998, Smartel S.A. for the period from inception (March 12,
1998) to December 31, 1998, and Telelatina S.A. for fiscal year ended December 31, 1998.

     The statement of income as of December 31, 1997, includes the statement of income of Telelatina S.A. for the period from inception (August 1, 1997) to December 31, 1997.

III. ACCOUNTING POLICIES

     The significant accounting policies used to prepare these combined financial statements as of September 30, 1999 and December 31, 1998 and 1997 were as follows:

  a) Cash and cash equivalents, receivables and liabilities:

     Amounts in local currency are stated at nominal value, including financial expense/income accrued through the end of the period, if applicable.

     Amounts in foreign currency are stated at the selling or buying exchange rate in effect at the end of the period, including accrued financial income/expense, if applicable.

     Cash and cash equivalents are defined as investments or bank deposits with a maturity not exceeding three months.

  b) Property and equipment, net:

     This account has been valued at acquisition cost, less related accumulated depreciation, calculated proportionally to the months of useful life estimated by the Companies. The valuation of these assets, taken as a whole, does not exceed their recoverable value taking into account the economic use they are given.

     As of September 30, 1999, the Companies' management decided to retire a piece of equipment and related materials whose book value totaled 1,607,207 as a result of the change in the technology used and based on their technical department's reports. Such technical analysis determined that, out of the abovementioned total, an amount of 420,543 relates to parts and materials that can be reused, while the remaining amount of 1,186,664 was charged to the income statement of such period under the caption "Amortization and depreciation" since this portion of the equipment has been abandoned.

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  c) Intangible assets:

     Software licenses are stated at cost, less the related accumulated amortization and are amortized over a period of two years.

  d) Income tax:

     Law No. 25,063, effective December 30, 1998, provided a Tax on Minimum Presumed Income ("TOMPI") that will remain in effect for ten years. This tax is supplementary to Income Tax and is an alternative minimum tax. The TOMPI is a tax floor applicable to the potential income from certain productive assets and calculated by applying a 1% rate to the value of such assets, so that the effect of the Companies' tax obligations will be the higher of these two taxes. However, should TOMPI be higher than Income Tax in any given tax year, such excess may be considered as a prepayment on account of any excess of Income Tax over TOMPI that may arise in any of the four subsequent tax years.

     In any year in which accumulated tax loss carryforwards ("NOL") are offset, the tax benefit (arrived at by applying the rate effective at the time to the NOL applied) will have actual effect if the income tax determined (net of such offsetting) is equal to or larger than the TOMPI, but in such case will be reduced by any excess of the latter over income tax.

     As of September 30, 1999, the amount for the TOMPI totaled 50,486. At this date, such amount was charged in the statement of income because the Companies do not have a history of earnings to establish that it is more likely than not that the deferred tax asset will be realized. For the same reason, as of December 31, 1998 the amount of 32,205 paid in TOMPI was charged to the statement of income.

     The Companies account for income taxes under the liability method in accordance with SFAS No. 109 "Accounting for income taxes". Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Companies' assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized. Deferred tax assets are recognized for all temporary items and an offsetting valuation reserve is only recorded if it is determined to be more likely than not that the asset will not be realized. As of September 30, 1999 the Companies recognized an offsetting valuation reserve on the total amount of the deferred tax assets.

  e) Statement of income accounts:

     - Accounts accumulating monetary transactions have been booked at nominal value.

     - Charges for consumption of nonmonetary assets valued at cost have been computed based on the recorded amounts of such assets.

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. BALANCE SHEET ACCOUNTS

     The significant accounts of the combined financial statements as of September 30, 1999 and December 31, 1998 were as follows:

  a) Cash and cash equivalents

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Cash........................................................        5,000         2,555
Bank deposits...............................................      742,798       390,453
                                                                ---------       -------
                                                                  747,798       393,008
                                                                =========       =======

  b) Other receivables

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Current
Miscellaneous prepayments and advances......................       20,471         3,750
Prepaid expenses............................................       47,329            --
Turnover tax -- Credit......................................       24,021            --
Shareholders................................................        9,000        76,500
Others......................................................       15,220            --
                                                                ---------       -------
                                                                  116,041        80,250
                                                                =========       =======
Non current
VAT credit..................................................    2,503,410       739,885
Guarantee deposits in US dollars............................      227,660            --
Turnover tax -- Credit......................................           --        17,733
Others......................................................           --        42,830
                                                                ---------       -------
                                                                2,731,070       800,448
                                                                =========       =======

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  c) Property and equipment, net

                                                                     NET BOOK VALUE
                                                              ----------------------------
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Improvement to rented buildings.............................    1,713,767        298,446
Sites.......................................................    2,852,215             --
Materials...................................................    1,856,372        364,253
Equipment...................................................      326,613      1,183,526
Office equipment............................................      440,536         32,381
Furniture and fixture.......................................      103,227        107,366
Facilities..................................................      256,893        100,843
Automobiles.................................................       18,251         21,818
Antennas....................................................        2,631          2,781
Tools.......................................................      315,267             --
                                                                ---------      ---------
                                                                7,885,772      2,111,414
                                                                =========      =========

  d) Intangible assets

                                                                     NET BOOK VALUE
                                                              ----------------------------
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Software licenses...........................................     353,741         6,689
                                                                 =======         =====

  e) Accounts payable and accrued liabilities

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Vendors.....................................................    1,504,762      1,785,292
Accrued liabilities in pesos................................      390,788             --
Accrued liabilities in US dollars...........................    3,924,991             --
Vendors of property and equipment in transit................           --         83,943
                                                                ---------      ---------
                                                                5,820,541      1,869,235
                                                                =========      =========

  f) Taxes

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
TOMPI reserve net of withholdings and prepayments...........     46,895          31,018
Withholding on third parties to be deposited with the
  Administracion Federal de Ingresos Publicos ("AFIP"- the
  federal agency responsible for collecting federal
  taxes)....................................................      3,354             293
Withholding on employees to be deposited with the AFIP......     28,866           6,626
                                                                 ------          ------
                                                                 79,115          37,937
                                                                 ======          ======

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  g) Payroll and social security taxes

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Accrued vacation payment....................................      133,863        19,537
Accrued annual statutory bonus..............................       71,680            --
Compensation payable........................................      181,398            --
Social security taxes payable...............................      110,672        39,110
Others......................................................        5,885            --
                                                                ---------       -------
                                                                  503,498        58,647
                                                                =========       =======

  h) Other liabilities

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Accrued expenses............................................      100,248         9,143
Miscellaneous accrual.......................................       10,400            --
Accrual for fee payable to the Comision Nacional de
  Comunicaciones............................................      898,985       439,166
                                                                ---------       -------
                                                                1,009,633       448,309
                                                                =========       =======

  i) Capital stock

                                                        TELELATINA   SMARTEL   FORMUS
                                                           S.A.       S.A.      S.A.      TOTAL
                                                        ----------   -------   ------   ---------
Amount as of January 1, 1998..........................    100,000        --        --     100,000
Increase during year 1998.............................    900,000    20,000    12,000     932,000
                                                        ---------    ------    ------   ---------
Amount as of December 31, 1998 and September 30,
  1999................................................  1,000,000    20,000    12,000   1,032,000
                                                        =========    ======    ======   =========

  j) Branch operation account

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Funds received by Telelatina Management Company LLC Sucursal
  Argentina from its Head Office for the period from
  inception (February 5, 1999)..............................   12,136,907
                                                               ==========

  k) Irrevocable contributions

                                                            SEPTEMBER 30,     DECEMBER 31,
                                                               1999(1)          1998(1)
                                                            -------------     ------------
Amount at beginning of period.............................    2,613,635          225,000
Increase..................................................      452,146        2,388,635
Decrease..................................................     (823,454)(2)           --
                                                              ---------        ---------
Amount at the end of period...............................    2,242,327        2,613,635
                                                              =========        =========

---------------

(1) Correspond to irrevocable contributions made by Telelatina S.A.'s shareholders.

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(2) Includes 67,500 involving a capital contribution paid in which was previously subscribed by Telelatina S.A. shareholders and 755,954 involving the return in cash of the contributions previously made by such shareholders.

4. ACCOUNTS AND TRANSACTIONS WITH RELATED COMPANIES

     The balances as of September 30, 1999 and December 31, 1998 with related parties were as follows:

                                                          DECEMBER 31,
                                                              1998
                                                          ------------
Non current assets -- Intercompany receivables:
Sociedad Latinoamericana de Inversiones S.A. ..........      14,572
                                                             ======

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Current liabilities -- Intercompany loans:
Formus Communications Inc. .................................     123,177         70,392
                                                                 =======         ======

     The transactions for the periods ended September 30, 1999 and December 31, 1998 and 1997 with related parties were as follows:

                                                          SEPTEMBER 30,
                                                              1999
                                                          -------------
Sociedad Latinoamericana de Servicios S.A.
Interest................................................     17,787
                                                             ======

5. OPERATING EXPENSES

     Operating expenses consisted of the following:

                                                   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                       1999            1998           1997
                                                   -------------   ------------   ------------
Salaries and social security taxes...............    3,270,298        528,863            --
Rentals..........................................      912,322        236,247         5,500
Legal fees.......................................      281,619        201,815        24,095
Accounting fees..................................       30,152         16,470         2,222
Market research fees.............................      360,680        395,831            --
Personnel-recruiting fees........................      151,893        173,586            --
Technicians' fees................................      449,020        267,707            --
Other fees.......................................      427,904         61,492        59,608
Services.........................................      220,232         55,277           525
Insurance........................................       54,752         23,940            --
Travel expenses..................................      108,243         27,281           306
Comision Nacional de Comunicaciones fee..........      459,819        392,206        46,960
Others...........................................      191,465         51,486         3,485
                                                     ---------      ---------       -------
                                                     6,918,399      2,432,201       142,701
                                                     =========      =========       =======

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. ACQUISITION OF EQUITY INTERESTS IN THE COMPANIES

     On September 27, 1999, VeloCom Inc. executed a series of stock acquisition agreements, whereby it acquired, directly and indirectly, 100% equity interests in Telelatina S.A., Smartel S.A., Formus S.A., and Telelatina Management Company LLC. The table below details the shareholders of the respective Companies prior to the abovementioned agreements:

                                                                                      TELELATINA
                                                    TELELATINA   SMARTEL   FORMUS     MANAGEMENT
SHAREHOLDER                                            S.A.       S.A.      S.A.    COMPANY LLC(1)
-----------                                         ----------   -------   ------   --------------
SLI Wireless S.A. ...............................       50%        100%        --         55%
Inepar Industria e Construcoes S.A. .............       15%         --         --         --
PCN Investments S.A. ............................       35%         --         --         15%
Formus Communications Latin America LLC..........       --          --      99.99%        30%
Maria Alejandra Santurio.........................       --          --       0.01%        --
                                                       ---         ---     ------        ---
                                                       100%        100%    100.00%       100%
                                                       ===         ===     ======        ===

     VeloCom Inc. acquired from PCN do Brasil S.A. a 100% equity interest in PCN Investments S.A. and thus acquired an indirect equity interest in Telelatina S.A. and in Telelatina Management Company LLC, due to the holdings PCN Investments S.A. has in such companies. Similarly, VeloCom Inc. acquired an indirect equity interest in Formus S.A. and Telelatina Management Company LLC by purchasing a 100% equity interest in Formus Communications Latin America LLC. VeloCom Inc. acquired the remaining equity interests directly from the respective former shareholders.

     Due to the above, the shareholdings in the Companies as of September 30, 1999, were as follows:

                                                                                      TELELATINA
                                                    TELELATINA   SMARTEL   FORMUS     MANAGEMENT
SHAREHOLDER                                            S.A.       S.A.      S.A.    COMPANY LLC(1)
-----------                                         ----------   -------   ------   --------------
VeloCom Inc. ....................................       65%        100%      0.01%        55%
Formus Communications Latin America LLC (wholly
  owned by VeloCom Inc.).........................       --          --      99.99%        30%
PCN Investments S.A. (wholly owned by VeloCom
  Inc.)..........................................       35%         --         --         15%
                                                       ---         ---     ------        ---
                                                       100%        100%    100.00%       100%
                                                       ===         ===     ======        ===

---------------

(1) Head Office of Telelatina Management Company Sucursal Argentina.

7. CAPITAL STOCK

     As of September 30, 1999 Telelatina S.A. had subscribed, issued and paid-in capital stock which totaled 1,000,000, Smartel S.A. had subscribed, issued and paid-in capital stock which totaled 20,000 and Formus S.A. had subscribed and issued capital stock which totaled 12,000 of which 9,000 has not been paid-in as of the date of these combined financial statements. These amounts are registered in full with the IGJ.

SHARE CLASSES                                           TELELATINA S.A.    FORMUS S.A.    SMARTEL S.A.
-------------                                           ----------------   ------------   -------------
Common, registered, nonendorsable, face value 1 per
  share with one vote per share.......................     1,000,000          12,000         20,000
                                                           =========          ======         ======

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. PAYABLE TO THE COMISION NACIONAL DE COMUNICACIONES

     The Companies recorded contingent liabilities payable to the Comision Nacional de Comunicaciones ("CNC") (Argentine Federal Communications Committee) in the amount of 898,985, 439,166 and 46,960 as of September 30, 1999, December 31, 1998 and 1997, respectively. These liabilities result from telecommunications services concession fees related to the licenses granted by the CNC to Telelatina S.A., Smartel S.A. and Formus S.A. for the period as from the date in which they were granted through September 30, 1999. The concession fee was billed by the CNC to the Companies, which were subsequently advised through Resolution No. 4/99 of the Department of Communications dated December 29, 1999, of the suspension of the regulation requiring such fee to be paid until a specific telecommunications services tax, fee and rate system is established to be applied to license holding companies. As of the date of issuance of the current combined financial statements, the new regulation had not been established.

     Although the Companies' management and their legal counsel are not in a position to estimate the definitive amount which could result from the new resolution, management believes it is probable that the Companies will have to pay the amounts accrued to date.

9. LICENSES FOR RENDERING TELECOMMUNICATION SERVICES

     Telelatina S.A., Formus S.A. and Smartel S.A. hold licenses to render services of data transmission, value-added services and videoconferencing in different cities of Argentina (the more significant cities being Buenos Aires, Rosario, Cordoba, Mendoza and Tucuman). Such licenses were granted by the Secretaria de Comunicaciones (the Department of Communications in Argentina) to Teletatina S.A., Smartel S.A. and Formus S.A. on September 4, 1997, May 7, 1998 and September 3, 1998, respectively.

     The licenses mentioned above are perpetual but remain effective as long as installation and operation obligations provided in the grant of such licenses are complied with. In order to guarantee the commitments assumed, the Companies granted performance bonds at the request of the CNC. To the date of issuance of these combined financial statements, the Companies granted performance bonds amounting to 1,500,000 and issued by local insurance companies in favor of the CNC. Performance bonds shall be returned after proving that the system was brought into operation in each performance area.

     With respect to the Telelatina S.A. license, through resolution of the CNC, the installation and operation obligations established in the grant of such license were extended by approving a new compliance schedule. The first maturity date under such schedule is June 30, 2000, by which time Telelatina S.A. must be ready to start providing its services in the City of Buenos Aires; the last maturity date is May 14, 2009, by which date Telelatina S.A. must be ready to start providing services in the City of Gualeguaychu. The abovementioned schedule includes, among others, the cities of Rosario, Cordoba, Mendoza and Tucuman where Telelatina S.A. must be ready to start rendering the service by March 23, September 21, December 21, 2001 and March 22, 2002, respectively.

     The installation and operation obligations related to the Formus S.A. license were extended through resolution of the CNC, establishing September 2000 as maturity date, by which time Formus S.A. must be ready to start rendering its services in all the cities affected by this license and set forth in the abovementioned chart.

     Finally, the installation and operation obligations related to the Smartel S.A. license have been extended through resolution of the CNC, extending the maturity date to June 2000, by which time Smartel S.A. must be ready to start rendering its services in all the cities affected by this license and set forth in the abovementioned chart.

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     If the Companies fail to meet their commitments, related to the installation and operation obligation in the cities covered by the respective licenses by the dates agreed upon, the CNC may withdraw the licenses to operate in the cities where the noncompliance was verified.

     In the opinion of the Companies' Management, the obligations incurred in connection with licenses obtained will be complied with.

10. EXCHANGE RATE

     From April 1, 1991 through the date of these combined financial statements the exchange rate has been Argentine pesos 1 per 1 U.S. Dollar.

11. FOREIGN CURRENCY ASSETS AND LIABILITIES

     The significant assets and liabilities denominated in foreign currency as of September 30, 1999 were as follows:

                                                FOREIGN                          BOOK
                                               CURRENCY          EXCHANGE      AMOUNT IN
                                              AND AMOUNT           RATE     ARGENTINE PESOS
                                         ---------------------   --------   ---------------
Non-current assets
  Other receivables....................  US Dollar     227,660     1.00          227,660
                                                                               =========
Current liabilities
  Accrued liabilities..................  US Dollar   3,924,991     1.00        3,924,991
                                                                               =========

12. COMMITMENTS

     As of the date of these combined financial statements the Companies have entered into various agreements mainly related to the provision of services, acquisitions of equipment and rents, which amount to approximately 5,500,000.

13. SUBSEQUENT EVENTS

  a) Merger of Formus S.A., Telelatina S.A. and Smartel S.A.

     Taking into account that the Companies perform similar and supplementary activities in the telecommunications area and belong to the same group, the Directors of Formus S.A., Telelatina S.A. and Smartel S.A. agreed to perform a corporate reorganization and subscribed a "Pre-Merger Commitment" under the terms and for the purposes mentioned in section 82 of Law No. 19,550 on November 8, 1999.

     The main terms and conditions of the subscribed agreement provide that:

          1. Formus S.A., as surviving company, incorporated Telelatina S.A. and Smartel S.A. as merged companies, which will be dissolved without being liquidated.

          2. The merger was performed as of September 30, 1999.

          3. The merger had administrative effects as from October 1, 1999. As from such date, Telelatina S.A.'s and Smartel S.A.'s operations and the results thereof were assumed by Formus S.A.

             TELELATINA MANAGEMENT COMPANY LLC SUCURSAL ARGENTINA,
                                TELELATINA S.A.,
                          SMARTEL S.A. AND FORMUS S.A.
                      (COMPANIES IN THE DEVELOPMENT STAGE)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On February 23, 2000, the definitive merger agreement was executed and on March 9, 2000, it was filed with the IGJ for approval. As of the issuance date of these combined financial statements, such approval is pending.

  b) Changes in the company's name

     The Shareholders' Meeting of Formus S.A. held on October 26, 1999, decided to change the Company's name to VeloCom MergeCo S.A. Subsequently, and as a consequence of its merger with Telelatina S.A. and Smartel S.A., the Shareholders' Meeting of VeloCom MergeCo S.A. held on November 12, 1999, decided to further change the Company's name to "Telelatina S.A.". Registration of this change is pending approval. Lastly, the Shareholders' Meeting held on January 12, 2000, decided to change the Company's name to "VeloCom Argentina S.A.", and this change is pending registration with the IGJ.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee.........  $   79,200
                                                              ----------
National Association of Securities Dealers, Inc. filing
  fee.......................................................  $   30,500
                                                              ----------
Nasdaq national market application fee......................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Blue Sky qualification fees and expenses....................      *
Printing and engraving expenses.............................      *
Registrar and transfer agent's fee..........................      *
Miscellaneous expenses......................................      *
                                                              ----------
          Total.............................................  $   *
                                                              ==========

------------

 * To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Third Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify to the fullest extent permitted under Section 145. Section 145 and the Registrant's Bylaws empower the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against liabilities incurred in connection with their service in such positions. The Registrant currently maintains director and officer liability insurance.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors, and by the Registrant of the underwriters, for certain liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities issued or sold by the Registrant since April 29, 1998, the date of the Registrant's inception. During that time, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering, or under Rule 701 under the Securities Act, relating to transactions pursuant to compensatory benefit plans and contracts relating to compensation. The offers and sales of securities described below were made without an underwriter and the certificates representing the securities bear a restrictive legend permitting the transfer of the securities only upon their registration under, or pursuant to an exemption from the registration requirements of, the Securities Act.

     (1) From April 29, 1998 to the present, the Registrant has granted options to certain of its employees, directors and certain related parties to purchase an aggregate of 6,277,833 shares of its common stock pursuant to the Registrant's 1998 Stock Option Plan, as amended.

     (2) On May 5, 1998, the Registrant issued an aggregate of 400,000 shares of common stock to Telecom Partners II, L.P. for an aggregate purchase price of $400,000.

     (3) On June 30, 1998, the Registrant issued an aggregate of 3,432,150 shares of common stock to Telecom Partners II, L.P., Centennial Fund V, L.P. and certain of its affiliates, Crescendo World Fund, L.L.C. and certain of the Registrant's directors, for an aggregate purchase price of $3,432,150.

     (4) On January 6, 1999, the Registrant issued an aggregate of 300,000 shares of common stock to certain of its officers and directors for an aggregate purchase price of $300,000.

     (5) On January 26, 1999, the Registrant entered into a Series A Preferred Stock Purchase Agreement for the sale to certain of its stockholders of an aggregate of 10,000,000 shares of Series A preferred stock for an aggregate purchase price of $30,000,000.

     (6) On February 12, 1999, the Registrant issued an aggregate of 75,000 shares of common stock to certain of its officers and REINCO Corp., for an aggregate purchase price of $168,750.

     (7) On May 7, 1999, the Registrant entered into a Second Series A Preferred Stock Purchase Agreement for the sale to certain of its stockholders and certain directors and officers of an aggregate of 5,000,000 shares of Series A preferred stock for an aggregate purchase price of $15,000,000.

     (8) On May 8, 1999, the Registrant issued an aggregate of 25,000 shares of common stock to one of its officers for an aggregate purchase price of $56,250.

     (9) On June 15, 1999, the Registrant issued an aggregate of 141,753 shares of common stock to certain officers and directors, North River Ventures, Inc. Pension Plan and certain other individuals, for an aggregate purchase price of $425,259.

     (10) On June 18, 1999, the Registrant issued an aggregate of 83,333 shares of common stock to one of its officers for an aggregate purchase price of $249,999.

     (11) On September 27, 1999, the Registrant issued an aggregate of 4,330,709 shares of common stock and 7,840,000 shares of Series A preferred stock to SLI Wireless S.A. in exchange for certain assets and approximately $13,800,000 in cash.

     (12) On September 27, 1999 the Registrant issued an aggregate of 1,574,803 shares of common stock and 7,866,333 shares of Series A preferred stock to Formus Communications -- Latin America Holdings, LLC in exchange for certain assets and approximately $20,800,000 in cash.

     (13) On September 27, 1999, the Registrant issued an aggregate of 1,673,228 shares of common stock to Taquari Participacoes S.A. and certain of its affiliates in exchange for certain assets and forgiveness of a note payable from the Registrant to Taquari in a principal amount of $3,300,000.

     (14) On September 27, 1999, the Registrant issued approximately $13,600,000 in aggregate principal amount of 7% secured promissory notes to PCN do Brasil and Inepar S/A Industria e Construcoes in exchange for certain assets.

     (15) On September 29, 1999, the Registrant issued an aggregate of 25,000 shares of common stock to one of its officers for an aggregate purchase price of $75,000.

     (16) On December 6, 1999, the Registrant entered into a Series B Preferred Stock Purchase Agreement for the sale to certain of its stockholders and officers and directors of an aggregate of 24,219,853 shares of Series B preferred stock for an aggregate purchase price of $142,500,000.

     (17) On January 7, 2000, the Registrant entered into a Follow-On Series B/B-1 Preferred Stock Purchase Agreement for the sale to certain of its stockholders and certain officers and directors of an aggregate of 15,479,059 shares of Series B preferred stock and 1,967,754 shares of Series B-1 preferred stock for an aggregate purchase price of $157,000,000.

     (18) On April 20, 2000, the Registrant entered into a Series C Preferred Stock Purchase Agreement for the sale to one of its stockholders and certain of its officers of an aggregate of 5,102,000 shares of Series C preferred stock for an aggregate purchase price of $51,020,000.

ITEM 16. EXHIBITS.

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
          1.1*           Form of Underwriting Agreement.
          3.1            Third Amended and Restated Certificate of Incorporation of
                         the Registrant.
          3.2*           Form of Fourth Amended and Restated Certificate of
                         Incorporation of the Registrant to become effective upon the closing of the offering.
          3.3            Bylaws of the Registrant.
          3.4*           Form of Amended and Restated Bylaws of the Registrant to
                         become effective upon the closing of the offering.
          4.1*           Third Amended and Restated Investors Agreement, dated as of
                         January 7, 2000, as amended February 11, 2000 and April 20,
                         2000, between the Registrant and certain holders of stock.
          4.2*           Form of Common Stock Certificate of the Registrant.
          5.1*           Opinion of Cleary, Gottlieb, Steen & Hamilton as to the
                         legality of the securities being registered (including
                         consent).
         10.1*           Common Agreement, dated as of December 27, 1999, among
                         Vesper Sao Paulo S.A., Vesper Holding Sao Paulo S.A., Vesper
                         Sao Paulo Cayman, the Administrative Agents and Citibank,
                         N.A., and Banco Citibank, S.A.
         10.2*           Credit Agreement, dated as of December 27, 1999, among
                         Vesper Sao Paulo S.A., Vesper Holding Sao Paulo S.A., Vesper
                         Sao Paulo Cayman and Societe Generale, New York Branch.
         10.3*           Common Terms Agreement, dated as of December 13, 1999, among
                         Vesper Holding S.A., Vesper S.A., ABN AMRO Bank N.V., Harris
                         Corporation, Other Pari Passu Facility Agents, and LaSalle
                         Bank National Association.
         10.4*           Secured Note Purchase Agreement, dated as of December 13,
                         1999, among Vesper S.A., Nortel Networks Corporation, the
                         Banks and Other Entities, ABN AMRO Bank N.V., and Nortel
                         Networks Corporation.
         10.5*           Secured Note Purchase Agreement, dated as of December 13,
                         1999, among Vesper S.A., ABN AMRO Bank N.V. and Qualcomm
                         Incorporated, the Banks and Other Entities.
         10.6*           Equipment Supply and Services Agreement, dated as of August
                         4, 1999, between Mirror S.A. and Ericsson Telecomunicacoes
                         S.A..
         10.7*           Equipment Supply and Services Agreement, dated as of July 9,
                         1999, between Mirror S.A. and Nortel Networks Corporation.
         10.8*           Equipment Supply and Services Agreement, dated as of
                         September 30, 1999, between Megatel do Brasil S.A. and
                         Lucent Technologies World Services Inc.
         10.9*           Technical Services Agreement, dated as of September 27,
                         1999, between the Registrant and Formus Communications, Inc.
         10.10*          Technical Services Agreement, Know-How Transfer and
                         Technical Services Agreement and Secondment Agreement, dated as of July 30, 1999, between Bell Canada International Inc.
                         and Megatel do Brasil S.A.
                         In accordance with Instruction 2 to Item 601 of Regulation
                         S-K, the following agreement was not filed as an exhibit
                         because it is substantially identical in all material
                         respects to Exhibit 10.10: Technical Services Agreement,
                         Know-How Transfer and Technical Services Agreement and
                         Secondment Agreement, dated as of May 27, 1999, between Bell
                         Canada International Inc. and Mirror S.A.

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
         10.11*          Technical Services Agreement, dated May 2000, among the
                         Registrant, Vesper Sao Paulo S.A. and Vesper S.A.
         10.12*          Amended and Restated Shareholders Agreement of Vesper
                         Holding Sao Paulo S.A., dated May 2000, among the
                         Registrant, Qualcomm Incorporated and Bell Canada
                         International Inc.
                         In accordance with Instruction 2 to Item 601 of Regulation
                         S-K, the following agreement was not filed as an exhibit
                         because it is substantially identical in all material
                         respects to Exhibit 10.12: Amended and Restated Shareholders
                         Agreement of Vesper Holding S.A. dated May 2000, among the
                         Registrant, Qualcomm Incorporated and Bell Canada
                         International Inc.
         10.13*          BV Interativa Shareholders Agreement, dated as of March 22,
                         2000, among the Registrant, Qualcomm Incorporated and Bell
                         Canada International Inc.
         10.14*          1998 Stock Option Plan of the Registrant, as amended and
                         restated effective October 15, 1999.
         10.15*          Employment Agreement by and between the Registrant and David
                         J. Leonard, effective as of October 1, 1998.
         10.16*          Employment Agreement by and between the Registrant and Barry
                         L. Rowan, effective as of July 12, 1999.
         10.17*          Employment Agreement by and between the Registrant and John
                         Gowen, effective as of November 9, 1998.
         10.18*          Employment Agreement by and between the Registrant and
                         Gregory P. Sadler, effective as of November 2, 1998.
         10.19*          Employment Agreement by and between the Registrant and R.
                         Dwayne House, effective as of January 4, 1999.
         10.20*          Series A Preferred Stock Purchase Agreements, dated as of
                         January 26, 1999 and May 7, 1999, between the Registrant and certain holders of stock and directors and officers.
         10.21*          Series B Preferred Stock Purchase Agreement, dated as of
                         December 6, 1999, between the Registrant and certain holders of stock and directors and officers.
         10.22*          Follow-On Series B/B-1 Preferred Stock Purchase Agreement,
                         dated as of January 7, 2000, between the Registrant and
                         certain holders of stock and directors and officers.
         10.23*          Amendment No. 1 Series B Preferred Stock Purchase Agreement,
                         dated as of December 31, 1999.
         10.24*          Series C Preferred Stock Purchase Agreement, dated as of
                         April 20, 2000, between the Registrant and El Paso Energy
                         Communications Company and certain officers.
         21.1*           Subsidiaries of the Registrant.
         23.1            Consent of Arthur Andersen LLP, Denver, Colorado.
         23.2            Consent of Arthur Andersen S/C, Rio de Janeiro, Brazil.
         23.3            Consent of Pistrelli, Diaz Y Asociados, Member Firm of
                         Arthur Andersen.
         23.4*           Consent of Cleary, Gottlieb, Steen & Hamilton (contained in its opinion to be filed as Exhibit 5.1 hereto).
         24.1            Power of Attorney.
         27.1*           Financial Data Schedule.

---------------

*  To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b) (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 12, 2000.

                                            VELOCOM INC.

                                            By: /s/  BARRY L. ROWAN
                                              ----------------------------------
                                              Name: Barry L. Rowan
                                              Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                     TITLES                    DATE
                      ---------                                     ------                    ----

                /s/ DAVID J. LEONARD                   Chief Executive Officer and        May 12, 2000
-----------------------------------------------------    Director (principal executive
                  David J. Leonard                       officer)

                 /s/ BARRY L. ROWAN                    Chief Financial Officer            May 12, 2000
-----------------------------------------------------    (principal financial officer
                   Barry L. Rowan                        and principal accounting
                                                         officer)

                 /s/ FRED A. VIERRA*                   Chairman of the Board of           May 12, 2000
-----------------------------------------------------    Directors
                   Fred A. Vierra

               /s/ WILLIAM J. ELSNER*                  Director                           May 12, 2000
-----------------------------------------------------
                  William J. Elsner

               /s/ STEVEN C. HALSTEDT*                 Director                           May 12, 2000
-----------------------------------------------------
                 Steven C. Halstedt

                 /s/ ANTHONY DAFFER*                   Director                           May 12, 2000
-----------------------------------------------------
                   Anthony Daffer

            /s/ BERNARD W. SCHOTTERS, II*              Director                           May 12, 2000
-----------------------------------------------------
              Bernard W. Schotters, II

               /s/ GUILLERMO LIBERMAN*                 Director                           May 12, 2000
-----------------------------------------------------
                 Guillermo Liberman

              /s/ LUIS GONZALEZ LANUZA*                Director                           May 12, 2000
-----------------------------------------------------
                Luis Gonzalez Lanuza

                 /s/ BERNARD DVORAK*                   Director                           May 12, 2000
-----------------------------------------------------
                   Bernard Dvorak

               /s/ JACQUES GLIKSBERG*                  Director                           May 12, 2000
-----------------------------------------------------
                  Jacques Gliksberg

                      SIGNATURE                                     TITLES                    DATE
                      ---------                                     ------                    ----

                /s/ MICHAEL GREELEY*                   Director                           May 12, 2000
-----------------------------------------------------
                   Michael Greeley

                  /s/ SCOTT PERPER*                    Director                           May 12, 2000
-----------------------------------------------------
                    Scott Perper

                 /s/ WILLIAM SMITH*                    Director                           May 12, 2000
-----------------------------------------------------
                    William Smith

               *By: /s/ BARRY L. ROWAN
  -------------------------------------------------
         Barry L. Rowan, as Attorney-In-Fact

                               INDEX TO EXHIBITS

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
          1.1*           Form of Underwriting Agreement.
          3.1            Third Amended and Restated Certificate of Incorporation of
                         the Registrant.
          3.2*           Form of Fourth Amended and Restated Certificate of
                         Incorporation of the Registrant to become effective upon the closing of the offering.
          3.3            Bylaws of the Registrant.
          3.4*           Form of Amended and Restated Bylaws of the Registrant to
                         become effective upon the closing of the offering.
          4.1*           Third Amended and Restated Investors Agreement, dated as of
                         January 7, 2000, as amended February 11, 2000 and April 20,
                         2000, between the Registrant and certain holders of stock.
          4.2*           Form of Common Stock Certificate of the Registrant.
          5.1*           Opinion of Cleary, Gottlieb, Steen & Hamilton as to the
                         legality of the securities being registered (including
                         consent).
         10.1*           Common Agreement, dated as of December 27, 1999, among
                         Vesper Sao Paulo S.A., Vesper Holding Sao Paulo S.A., Vesper
                         Sao Paulo Cayman, the Administrative Agents and Citibank,
                         N.A., and Banco Citibank, S.A.
         10.2*           Credit Agreement, dated as of December 27, 1999, among
                         Vesper Sao Paulo S.A., Vesper Holding Sao Paulo S.A., Vesper
                         Sao Paulo Cayman and Societe Generale, New York Branch.
         10.3*           Common Terms Agreement, dated as of December 13, 1999, among
                         Vesper Holding S.A., Vesper S.A., ABN AMRO Bank N.V., Harris
                         Corporation, Other Pari Passu Facility Agents, and LaSalle
                         Bank National Association.
         10.4*           Secured Note Purchase Agreement, dated as of December 13,
                         1999, among Vesper S.A., Nortel Networks Corporation, the
                         Banks and Other Entities, ABN AMRO Bank N.V., and Nortel
                         Networks Corporation.
         10.5*           Secured Note Purchase Agreement, dated as of December 13,
                         1999, among Vesper S.A., ABN AMRO Bank N.V. and Qualcomm
                         Incorporated, the Banks and Other Entities.
         10.6*           Equipment Supply and Services Agreement, dated as of August
                         4, 1999, between Mirror S.A. and Ericsson Telecomunicacoes
                         S.A..
         10.7*           Equipment Supply and Services Agreement, dated as of July 9,
                         1999, between Mirror S.A. and Nortel Networks Corporation.
         10.8*           Equipment Supply and Services Agreement, dated as of
                         September 30, 1999, between Megatel do Brasil S.A. and
                         Lucent Technologies World Services Inc.
         10.9*           Technical Services Agreement, dated as of September 27,
                         1999, between the Registrant and Formus Communications, Inc.
         10.10*          Technical Services Agreement, Know-How Transfer and
                         Technical Services Agreement and Secondment Agreement, dated as of July 30, 1999, between Bell Canada International Inc.
                         and Megatel do Brasil S.A.
                         In accordance with Instruction 2 to Item 601 of Regulation
                         S-K, the following agreement was not filed as an exhibit
                         because it is substantially identical in all material
                         respects to Exhibit 10.10: Technical Services Agreement,
                         Know-How Transfer and Technical Services Agreement and
                         Secondment Agreement, dated as of May 27, 1999, between Bell
                         Canada International Inc. and Mirror S.A.

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
         10.11*          Technical Services Agreement, dated May 2000, among the
                         Registrant, Vesper Sao Paulo S.A. and Vesper S.A.
         10.12*          Amended and Restated Shareholders Agreement of Vesper
                         Holding Sao Paulo S.A., dated May 2000, among the
                         Registrant, Qualcomm Incorporated and Bell Canada
                         International Inc.
                         In accordance with Instruction 2 to Item 601 of Regulation
                         S-K, the following agreement was not filed as an exhibit
                         because it is substantially identical in all material
                         respects to Exhibit 10.12: Amended and Restated Shareholders
                         Agreement of Vesper Holding S.A. dated May 2000, among the
                         Registrant, Qualcomm Incorporated and Bell Canada
                         International Inc.
         10.13*          BV Interativa Shareholders Agreement, dated as of March 22,
                         2000, among the Registrant, Qualcomm Incorporated and Bell
                         Canada International Inc.
         10.14*          1998 Stock Option Plan of the Registrant, as amended and
                         restated effective October 15, 1999.
         10.15*          Employment Agreement by and between the Registrant and David
                         J. Leonard, effective as of October 1, 1998.
         10.16*          Employment Agreement by and between the Registrant and Barry
                         L. Rowan, effective as of July 12, 1999.
         10.17*          Employment Agreement by and between the Registrant and John
                         Gowen, effective as of November 9, 1998.
         10.18*          Employment Agreement by and between the Registrant and
                         Gregory P. Sadler, effective as of November 2, 1998.
         10.19*          Employment Agreement by and between the Registrant and R.
                         Dwayne House, effective as of January 4, 1999.
         10.20*          Series A Preferred Stock Purchase Agreements, dated as of
                         January 26, 1999 and May 7, 1999, between the Registrant and certain holders of stock and directors and officers.
         10.21*          Series B Preferred Stock Purchase Agreement, dated as of
                         December 6, 1999, between the Registrant and certain holders of stock and directors and officers.
         10.22*          Follow-On Series B/B-1 Preferred Stock Purchase Agreement,
                         dated as of January 7, 2000, between the Registrant and
                         certain holders of stock and directors and officers.
         10.23*          Amendment No. 1 Series B Preferred Stock Purchase Agreement,
                         dated as of December 31, 1999.
         10.24*          Series C Preferred Stock Purchase Agreement, dated as of
                         April 20, 2000, between the Registrant and El Paso Energy
                         Communications Company and certain officers.
         21.1*           Subsidiaries of the Registrant.
         23.1            Consent of Arthur Andersen LLP, Denver, Colorado.
         23.2            Consent of Arthur Andersen S/C, Rio de Janeiro, Brazil.
         23.3            Consent of Pistrelli, Diaz Y Asociados, Member Firm of
                         Arthur Andersen.
         23.4*           Consent of Cleary, Gottlieb, Steen & Hamilton (contained in its opinion to be filed as Exhibit 5.1 hereto).
         24.1            Power of Attorney.
         27.1*           Financial Data Schedule.

---------------

*  To be filed by amendment.